As filed with the Securities and Exchange Commission on August 3, 2021

Registration No. 333-258154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(Exact name of registrant as specified in its charter)

Florida

(State or jurisdiction of incorporation or organization)

7311

(Primary Standard Industrial Classification Code Number)

45-1443512

(I.R.S. Employer Identification Number)

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(714) 312-6844

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Agent for Service:

Eric Littman

9695 S.W. 104th Street #210

Miami, FL 33156

(305) 663-3333

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre and Dennis Gluck

Silvestre Law Group, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

From time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities act. [  ]

CALCULATION OF REGISTRATION FEES

	Amount	Proposed Maximum Offering		Proposed Maximum		Amount of
Title of Each Class of	to be	Price		Aggregate		Registration
Securities to be Registered	Registered (1)	Per Share		Offering Price		Fee (4)
Common Stock par value $0.00000001 issued pursuant to Conversion of Series B Preferred Stock	68,583,866,100	$0.00425	(2)	$291,481,431	(2)	$31,800.63
Common Stock par value $0.00000001 issuable upon exercise of FPVD Warrants	24,133,831,105	$0.00425	(3)	$102,568,782	(3)	$11,190.56
Common par value $0.00000001 issued to SRAX, Inc.	149,562,566,584	$0.00425	(2)	$635,640,908	(2)	$69,348.43
Total	242,280,263,789			$1,029,691,121		$112,339.62

(1)	Pursuant to SEC Rule 416, also covers additional common shares that may be offered to prevent dilution as a result of stock splits or stock dividends.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Registrant’s common stock on July 22, 2021, as quoted on the OTC Pink Marketplace.

(3)	Fee based on the price of securities of the same class, as determined in accordance with paragraph (c) of rule 457 as required under Rule 457(g).

(4)	Fee previously paid in connection with the filing of the initial registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2021

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

242,280,263,789 Shares

Common Stock

This prospectus relates to the resale of 242,280,263,789 shares of our common stock, by the selling stockholder(s) identified in the selling stockholders tables beginning on page 22 of this prospectus (“Selling Stockholder(s)”). The shares of common stock include (i) 68,583,866,100 shares that were issued pursuant to the conversion of 48,098 shares of Series B Convertible Preferred Stock, (ii) 24,133,831,105 shares issuable upon the exercise of 24,133,831,105 outstanding FPVD Warrants (as defined below) expiring on February 4, 2024, and 149,562,566,584 shares that were issued to SRAX, Inc., our former parent company. We will not receive any proceeds from the sale of these shares by the Selling Stockholders. In the event that the FPVD Warrants are exercised for cash, we would receive the cash proceeds (see Use of Proceeds beginning on page 21 of this Prospectus).

The Selling Stockholders will sell their shares of common stock at $0.015 per share until our shares are quoted on the OTCQB, OTCQX or listed on a national securities exchange, and thereafter, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. We provide more information about how a Selling Stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 31.

Our common stock is quoted on the Pink Sheets of the OTC Markets Group Inc., under the symbol “FPVD”. On July 22, 2021, the closing price of our common stock was $0.0042 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at 2629 Townsgate Road #215, Westlake Village, California 91361, telephone number 714-312-6844.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of this prospectus before investing in our common stock.

The date of this prospectus is _______, 2021

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

3

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) as well as our Quarterly Report on Form 10-Q for the three month period ended March 31, 2021, and all subsequent reports we file with the SEC. As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “FPVD” and “Registrant” refer to Force Protection Video Equipment Corp and our wholly owned subsidiary, BIG Token, Inc. Also, any reference to “common stock” or “common shares” refers to our $0.00000001 par value common stock. Also, any reference to “preferred stock” or “preferred shares” refers to our $0.0001 par value Series A preferred stock, our $0.0001 par value series B preferred stock our $0.0001 par value Series C preferred stock, The information contained herein is current as of the date of this prospectus, unless another date is specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the sections “Description of Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should carefully review the risks described in this Prospectus and other documents we file from time to time with the Securities and Exchange Commission including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

As used herein, references to (i) “Exchange Agreement” refer to that certain share exchange agreement entered into by and between the Company, SRAX, Inc., and Paul Feldman (the Company’s prior CEO) on September 30, 2020, (the “Share Exchange”) (ii) “Exchange Amendment” refers to the amendment to the Exchange Agreement entered into by between the Company, SRAX, and Paul Feldman on January 27, 2021, (iii) “TSA” refer to the transition services agreement entered into by and between SRAX and BIGtoken on January 27, 2021, (iv) “MSA” refer to the master separation agreement entered into by BIGtoken and SRAX on January 27, 2021, (v) “FPVD Warrants” refer to the common stock purchase warrants the Company issued as a result of SRAX’s June 30, 2020 convertible debt offering whereby we assumed the obligation to issue 25,568,064,465 Common Stock purchase warrants, and (vi) “Debt Exchange Agreement” refer to the debt exchange agreement the Company entered into with RedDiamond Partners, LLC (“RedDiamond”) pursuant to which RedDiamond exchanged an aggregate of $815,520 of principal plus accrued interest for (i) 7,000,000,000 shares of unrestricted Common Stock and (ii) 8,318 shares of Series C Convertible Preferred Stock, convertible into approximately 12,864,419,313 shares of common Stock.

4

RISK FACTORS

Investing in our Common Stock involves substantial risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Prospectus, including our financial statements and the related notes included elsewhere in this Prospectus, before deciding whether to invest in shares of our common stock. We describe below what we believe are currently the material risks and uncertainties we face, but they are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Our business is partly dependent on the acquisition of products or technologies.

Our business plan currently contemplates the acquisition of assets in the ad-tech industry to complement our BIGtoken platform. If we are successful in acquiring additional assets, the process to implement such potential assets or products into our current organization may be time-consuming, involve substantial expenditures of resources, and depends upon a number of factors, including the availability of alternative products and services. Additionally, due to our cash position, we may be required to issue a large amount of our securities for such acquisitions which may result in substantial dilution to our existing shareholders. If we are not successful in our acquisition strategy, we will have invested substantial amounts of time and money without developing revenue-producing products.

We have a history of operating losses and there are no assurances we will report profitable operations in the foreseeable future.

We have losses from operations of $8,581,000 and $15,981,000 for the years ended December 31, 2020 and 2019, respectively. Additionally, for the three months ended March 31, 2021 and 2020, we recorded losses from operations of $1,521,000 and $3,051,000, respectively, and accumulated deficit of $43,867,000 and $23,327,000, respectively. Our future success depends upon our ability to continue to grow our revenues, contain our operating expenses and generate profits. We do not have any long-term agreements with our customers. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations. We may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow beyond what is necessary to fund our ongoing operations and pay our obligations as they become due. If we are not able to grow, increase revenue and begin generating consistent profits, it is unlikely we will be able to generate sufficient cash from operations to pay our operating expenses and service our debt obligations, or report profitable operations in future periods.

We may not be able to continue as a going concern if we do not obtain additional financing.

We have incurred losses since our inception and have not demonstrated an ability to generate revenues from the sales of our proposed products. Our ability to continue as a going concern is dependent on raising capital from the sale of our common stock and/or obtaining debt financing. Our cash, cash equivalents and short-term investment balance as of March 31, 2021 was approximately $4,850,000. On April 12, 2021 we closed on an additional $85,000 in the private placement of our Series B Preferred Stock. Based on our cash, cash equivalents and short term investments, as well as the proceeds from the offering, as well as our current expected level of operating expenditures, we expect to be able to fund our operations through the third quarter of 2021. Our ability to remain a going concern is wholly dependent upon our ability to continue to obtain sufficient capital to fund our operations. Accordingly, despite our ability to secure capital in the past, there can be no assurance that additional equity or debt financing will be available to us when needed or that we may be able to secure funding from any other sources. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

We will need to raise additional capital to continue operations.

As of March 31, 2021, we had $4,850,000 in cash or cash equivalents or short-term investment. Based on our cash, cash equivalents and short term investments, as well as our current expected level of operating expenditures, we expect to be able to fund our operations through the third quarter of 2021. We cannot assure you that we will be able to secure additional capital through financing transactions, including issuance of debt. Our inability to operate profitably, or secure additional financing will materially impact our ability to fund our current and planned operations.

We have spent and expect to continue spending substantial cash in the execution of our business plan and the development of the BIG Token platform. We cannot assure you that financing will be available if needed. If additional financing is not available, we may not be able to fund our operations, develop or enhance our product offerings, take advantage of business opportunities or respond to competitive market pressures. If we exhaust our cash reserves and are unable to secure additional financing, we may be unable to meet our obligations which could result in us initiating bankruptcy proceedings or delaying or eliminating some or all our research and product development programs.

5

Our failure to maintain an effective system of internal control over financial reporting may result in the need for us to restate previously issued financial statements. As a result, current and potential stockholders may lose confidence in our financial reporting, which could harm our business and value of our stock.

Or management has determined that, as of March 31, 2021, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2020 consolidated financial statements expresses an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Our current cash level raises substantial doubt about our ability to continue as a going concern past the third quarter of 2021. If we do not obtain additional capital by such time, we may no longer be able to continue as a going concern and may cease operation or seek bankruptcy protection.

If we are unable to successfully retain and integrate a new management team, our business could be harmed.

We have historically operated as a business unit of SRAX. Our success depends largely on the development and execution of our business strategy by our senior management team. Effective May 15, 2021, Lou Kerner was terminated as Chief Executive Officer and Christopher Miglino was appointed interim principal executive officer. Our success depends largely on the development and execution of our business strategy by our senior management team. We currently have a limited executive team which may adversely affect our business. Additionally, the loss of any members or key personnel would likely harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms, if at all. We cannot assure you that management will succeed in working together as a team. In the event we are unsuccessful, our business and prospects could be harmed.

We have no operating history as a standalone entity or management team as presently configured which results in a high degree of uncertainty regarding our ability to effectively operate our business.

Our limited staff, operating history as well as our recently appointed management team means that there is a high degree of uncertainty regarding our ability to:

●	develop and commercialize our technologies and proposed products;
●	identify, hire and retain the needed personnel to implement our business plan;
●	manage growth; or
●	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to develop our business or take the necessary steps to derive net income.

We may have difficulty in retaining employees given our current stock price, market capitalization, and the terms of our equity compensation plans.

Subsequent to the completion of the Share Exchange and the recent conversion of Series B Preferred Stock, as of May 11, 2021 the Company has 225,616,776,660 shares of Common Stock outstanding and a market capitalization of approximately $1 billion. The market capitalization is significantly higher than that of SRAX, the former parent corporation while it owned BIG Token as a wholly owned subsidiary. Accordingly, the market capitalization of the Company may not be indicative of its actual value. Furthermore, the Company may have difficulty in hiring new employees and retaining qualified employees as a result of our 2021 Equity Incentive Plan requiring stock grants to be issued at market value, which new or current employees may determine to be unattractive given our current valuation. Additionally, we are only authorized to issue 15,824,493,516 shares under our 2021 Equity Incentive Plan, which may be inadequate to issue grants needed to retain qualified personnel until January 1, 2022, where the number of shares under such plan will increase. Accordingly, our inability to attract or retain employees during this time may materially impact our business.

6

We may be required to expend significant capital to redeem BIGtoken Points which will negatively impact our ability to fund our core operations.

Users of BIGtoken receive points for undertaking certain actions on the platform that may be redeemed directly for cash from us, with such value as determined by management. Accordingly, we are currently obligated to redeem users’ points which are earned on BIGtoken. We are currently redeeming each point for up to $0.01, subject to the user meeting certain conditions. As of March 31, 2021, we recorded a contingent liability for future point redemptions equal to approximately $313,000 and we have redeemed an aggregate amount of approximately $1,016,000 as of May 27, 2021. As of March 31, 2021, we had approximately 16 million application downloads. There can be no assurance that we will have enough cash reserves, or if we do have sufficient cash, if we will be able to continue to fund our other business obligations and operational expenses.

If our efforts to attract and retain BIGtoken users are not successful, our number of users and the amount of data collected could fail to reach critical mass, grow, or decline and our potential for BIGtoken to earn revenues may be materially affected.

We will be dependent on advertisers to pay us for access to user data. We must attract users to grow the amount of accessible data and make it attractive to these third parties. If the public does not perceive our mission or our services to be reliable, valuable or of high quality, we may not be able to attract or retain users and create a critical mass of data which will impact our ability to earn revenues which could have a materially adversely affected us.

Natural disasters, epidemic or pandemic disease outbreaks, trade wars, political unrest or other events could disrupt our business or operations or those of our development partners, manufacturers, regulators or other third parties with whom we conduct business now or in the future.

A wide variety of events beyond our control, including natural disasters, epidemic or pandemic disease outbreaks (such as the recent novel coronavirus outbreak), trade wars, political unrest or other events could disrupt our business or operations or those of our manufacturers, regulatory authorities, or other third parties with whom we conduct business. These events may cause businesses and government agencies to be shut down, supply chains to be interrupted, slowed, or rendered inoperable, and individuals to become ill, quarantined, or otherwise unable to work and/or travel due to health reasons or governmental restrictions. For example, California recently ordered most businesses closed, mandating work-from-home arrangements, where feasible, in response to the coronavirus pandemic. These limitations could negatively affect our business operations and continuity and could negatively impact our ability to timely perform basic business functions, including making SEC filings and preparing financial reports. If our operations or those of third parties with whom we have business are impaired or curtailed as a result of these events, the development and commercialization of our products and product candidates could be impaired or halted, which could have a material adverse impact on our business.

Challenges in acquiring user data could adversely affect our ability to retain and expand BIGtoken, and therefore could materially affect our business, financial condition, and results of operations.

In order to expand BIGtoken, we must continue to expend resources to make the submission of user data as user-friendly as possible. We, and our users, may face legal, logistical, cultural, and commercial challenges in procuring user data. Additionally, once such data is obtained, if the process for validation and collection of rewards may be perceived as too cumbersome and discourage potential users from submission. We may need to expend significant resources on user interfaces for evolving platforms, such as mobile devices. Inconveniences to our users or potential users at any stage of the process may materially challenge our growth.

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If we fail to ensure that the user data derived from BIGtoken is of high quality, our ability to attract customers or monetize the data may be materially impaired.

The reliability of our user data depends upon the integrity and the quality of the process of accepting user data into BIGToken. We will take certain measures to validate user data submitted by our users and potential users to assure a high quality of data in BIGToken and generally confirming that data is submitted in accordance with our terms for such data. We must continue to invest in our quality control measures relating to BIGtoken in order to provide a high-quality product to potential customers.

If BIGtoken experiences an excessive rate of user attrition, our ability to attract customers could fail.

Users may elect to have their data deleted from BIGtoken at any time. We must continually add new users both to replace users who choose to delete their data and to increase our user base. Users may choose to delete their data for many reasons. If users are concerned about privacy and security and do not perceive BIGtoken to be reliable, if we fail to keep users engaged and interested in our application, or if we simply lose our users’ attention, we could fail to gather sufficient user data and our ability to earn revenues may be materially affected.

If we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

We plan to rely in part on our marketing and advertising efforts to attract new members. Our future growth and profitability, as well as the maintenance and enhancement of our brand, will depend in large part on the effectiveness and efficiency of our marketing and advertising strategies and expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, and our business, financial condition and results of operations may suffer. In addition, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate if excessive numbers of members withdraw their member data from our database.

Failure to comply with federal, state and local laws and regulations or our contractual obligations relating to data privacy, protection and security of BIGtoken user data, and civil liabilities relating to breaches of privacy and security of user data, could damage our reputation and harm our business.

A variety of federal, state and local laws and regulations govern the collection, use, retention, sharing and security of user data. We will collect BIGtoken user data from and about our members when they redeem rewards and maintain that date in our BIGtoken Application. Claims or allegations that we have violated applicable laws or regulations related to privacy, data protection or data security could in the future result in negative publicity and a loss of confidence in us by our users and potential new users and may subject us to fines and penalties by regulatory authorities. In addition, we have privacy policies and practices concerning the collection, use and disclosure of user data as part of our agreements with our members, including ones posted on our website. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, our use and retention of user data could lead to civil liability exposure in the event of any disclosure of such information due to hacking, malware, phishing, inadvertent action or other unauthorized use or disclosure. Several companies have been subject to civil actions, including class actions, relating to this exposure.

We have incurred, and will continue to incur, expenses to comply with data privacy, protection and security standards and protocols for BIGtoken user data imposed by law, regulation, self-regulatory bodies, industry standards and contractual obligations. Such laws, standards and regulations, however, are evolving and subject to potentially differing interpretations, and federal, state and provincial legislative and regulatory bodies may expand current or enact new laws or regulations regarding privacy matters. Additionally, we accept user from foreign countries which subjects us to the personal and other data privacy, protection and security laws of those countries, we are unable to predict what additional legislation, standards or regulation in the area of privacy and security of personal information could be enacted or its effect on our operations and business.

If we are unable to satisfy data privacy, protection, security, and other government- and industry-specific requirements, our growth could be harmed.

We need or may in the future need to comply with a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new members, or cause existing users to withdraw their data from BIGtoken.

8

Regulatory, legislative or self-regulatory developments regarding internet privacy matters could adversely affect our ability to conduct our business.

The United States and foreign governments have enacted, considered or are considering legislation or regulations that could significantly restrict our ability to collect, process, use, transfer and pool data collected from and about consumers and devices. Trade associations and industry self-regulatory groups have also promulgated best practices and other industry standards relating to targeted advertising. Various U.S. and foreign governments, self-regulatory bodies and public advocacy groups have called for new regulations specifically directed at the digital advertising industry, and we expect to see an increase in legislation, regulation and self-regulation in this area. The legal, regulatory and judicial environment we face around privacy and other matters is constantly evolving and can be subject to significant change. For example, the General Data Protection Regulation, or GDPR, which was agreed by E.U. institutions in 2016 and came into effect after a two-year transition period on May 25, 2018, updated and modernized the principles of the 1995 Data Protection Directive and significantly increases the level of sanctions for non-compliance. Data Protection Authorities will have the power to impose administrative fines of up to a maximum of €20 million or 4% of the data controller’s or data processor’s total worldwide turnover of the preceding financial year. Similarly, the E-Privacy Regulation, which was launched by the European Parliament in October 2016, could result in, once enacted, new rules and mechanisms for “cookie” consent. In addition, the interpretation and application of data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. Legislative and regulatory authorities around the world may decide to enact additional legislation or regulations, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business. Similarly, clarifications of and changes to these existing and proposed laws, regulations, judicial interpretations and industry standards can be costly to comply with, and we may be unable to pass along those costs to our clients in the form of increased fees, which may negatively affect our operating results. Such changes can also delay or impede the development of new solutions, result in negative publicity and reputational harm, require significant incremental management time and attention, increase our risk of non-compliance and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices, including our ability to charge per click or the scope of clicks for which we charge. Additionally, any perception of our practices or solutions as an invasion of privacy, whether or not such practices or solutions are consistent with current or future regulations and industry practices, may subject us to public criticism, private class actions, reputational harm or claims by regulators, which could disrupt our business and expose us to increased liability. Finally, our legal and financial exposure often depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with visitors’ expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. We make reasonable efforts to enforce such representations and contractual requirements, but we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our contracts in this regard, or a court or governmental agency determines that we have not adequately, accurately or completely described our own solutions, services and data collection, use and sharing practices in our own disclosures to consumers, then we and our clients may be subject to potentially adverse publicity, damages and related possible investigation or other regulatory activity in connection with our privacy practices or those of our clients.

Privacy concerns could damage our reputation and deter current and potential users from contributing additional data through our BIGtoken Application. If our security measures are breached resulting in the improper use and disclosure of user data, BIGtoken may be perceived as not being secure, users and customers may curtail or stop using BIGtoken, and we may incur significant legal and financial exposure.

Concerns about our practices with regard to the collection, use, disclosure, or security of user data or other privacy related matters, even if unfounded, could damage our reputation and adversely affect our operating results. Our services will involve the purchase, storage, transmission and sale of user data, and theft and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and potential liability. Any systems failure or compromise of our security that results in the release of user data, or in our or our users’ ability to access such data, could seriously harm our reputation and brand and, therefore, our business, and impair our ability to attract and retain users. Additionally, if user data is somehow made public or made available through a security breach, it may be used to identify our users and people related thereto. We may experience cyber-attacks of varying degrees. Our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products, or otherwise. Such breach or unauthorized access, increased government surveillance, or attempts by outside parties to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to user data could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of BIGtoken that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, become more sophisticated, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Additionally, cyber-attacks could also compromise trade secrets and other sensitive information and result in such information being disclosed to others and becoming less valuable, which could negatively affect our business. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose members and customers.

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Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, such as privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and securities law compliance. Expansion of our activities in certain jurisdictions, or other actions that we may take, may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

Additionally, as we allow European users, we are subject to the European General Data Protection Regulation (GDPR), effective as of May 2018. The GDPR increases privacy rights for individuals in Europe, extends the scope of responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of €20 million, or 4% of global company revenues.

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government authorities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the newer industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede our international growth, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business.

Security breaches and improper access to or disclosure of our data or user data, or other hacking and phishing attacks on our systems, could harm our reputation and adversely affect our business.

Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users’ data or to disrupt our ability to provide service. Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or user data, including personal information, content, or payment information from or to users, or information from marketers, could result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in our industry. Our BIGtoken platform has experienced an increase in the occurrence of such attempts, and we cannot be assured that we will be able to prevent a successful attack on our systems in the future. We also regularly encounter attempts to create false or undesirable user accounts or take other actions on our BIGtoken platform for purposes such as spreading misinformation, attempting to have us improperly purchase user data or other objectionable ends. As a result of recent attention and growth of our BIGtoken platform, the size of our user base, and the types and volume of personal data on our systems, we believe that we are a particularly attractive target for such breaches and attacks. Our efforts to address undesirable activity may also increase the risk of retaliatory attacks. Such attacks may cause interruptions to the services we provide, degrade the user experience, cause users or marketers to lose confidence and trust in our products, impair our internal systems, or result in financial harm to us. Our efforts to protect our company data or the information we receive may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users’ data. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although we are currently in the process of developing systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our BIGtoken platform, and to prevent or detect security breaches, we cannot assure you that such measures will ultimately become operational or provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

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Affected users or government authorities could initiate legal or regulatory actions against us in connection with any actual or perceived security breaches or improper disclosure of data, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices, especially with regard to the BIGtoken platform. Such incidents or our efforts to remediate such incidents may also result in a decline in our active user base or engagement levels. Any of these events could have a material and adverse effect on our business, reputation, or financial results.

Certain user data must be provided on a recurring basis in order to provide full value.

Certain types of user data will need to be contributed by users recurrently for such data to provide full value to our potential customers. If users fail to provide us with sufficient recurring data, the value of the user data may substantially decrease and our ability to earn revenues may be materially affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our privacy practices, terms of service, regulatory activity, the actions of third parties, the use of our products or services for illicit, objectionable, or illegal ends or the actions of other companies that provide similar services to us, could adversely affect our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our user base and result in user attrition which could adversely affect our business and financial results.

Weak economic conditions may reduce consumer demand for products and services.

A weak economy in the United States could adversely affect demand for advertising products, and services. A substantial portion of our revenue is derived from businesses that are highly dependent on discretionary spending by individuals, which typically falls during times of economic instability. Accordingly, the ability of our advertisers to increase or maintain revenue and earnings could be adversely affected to the extent that relevant economic environments remain weak or decline further. We currently are unable to predict the extent of any of these potential adverse effects.

Because we store, process, and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters, which are subject to change.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including with respect to user privacy, rights of publicity, data protection, content, protection of minors and consumer protection. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could materially adversely affect our business, results of operations and financial condition.

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Several proposals are pending before federal, state and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. In addition, the EU General Data Protection Regulation 2016/679 (“GDPR”), which came into effect on May 25, 2018, establishes new requirements applicable to the processing of personal data (i.e. , data which identifies an individual or from which an individual is identifiable), affords new data protection rights to individuals ( e.g. , the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under GDPR for financial or non-financial losses. GDPR will impose additional responsibility and liability in relation to our processing of personal data. GDPR may require us to change our policies and procedures and, if we are not compliant, could materially adversely affect our business, results of operations and financial condition.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

●	a decline in the rates that we can charge for advertising and promotional activities;

●	our inability to create applications for our customers;

●	Internet advertisements and promotions are, by their nature, limited in content relative to other media;

●	companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

●	companies may prefer other forms of Internet advertising and promotions that we do not offer;

●	the quality or placement of transactions, including the risk of non-screened, non-human inventory and traffic, could cause a loss in customers or revenue; and

●	regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of securities of technology and other companies, which may be unrelated to the financial performance of these companies. These broad market fluctuations may negatively affect the market price of our common stock.

Some specific factors that may have a significant effect on the market price of our common stock include:

●	actual or anticipated fluctuations in our results of operations or our competitors’ operating results;

●	actual or anticipated changes in the growth rate of the connected lifestyle market, our growth rates or our competitors’ growth rates;

●	conditions in the financial markets in general or changes in general economic conditions;

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●	changes in governmental regulation, including taxation and tariff policies;

●	interest rate or currency rate fluctuations;

●	our ability to forecast accurate financial results; and

●	changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally

We rely upon third parties for technology that is critical to our products, and if we are unable to continue to use this technology and future technology, our ability to develop, sell, maintain and support technologically innovative products would be limited.

We rely on third parties to obtain non-exclusive patented hardware and software license rights in technologies that are incorporated into and necessary for the operation and functionality of most of our products. In these cases, because the intellectual property we license is available from third parties, barriers to entry into certain markets may be lower for potential or existing competitors than if we owned exclusive rights to the technology that we license and use. Moreover, if a competitor or potential competitor enters into an exclusive arrangement with any of our key third-party technology providers, or if any of these providers unilaterally decides not to do business with us for any reason, our ability to develop and sell products and services containing that technology would be severely limited.

If we are offering products or services that contain third-party technology that we subsequently lose the right to license, then we will not be able to continue to offer or support those products or services. In addition, these licenses may require royalty payments or other consideration to the third-party licensor. Our success will depend, in part, on our continued ability to access these technologies, and we do not know whether these third-party technologies will continue to be licensed to us on commercially acceptable terms, if at all. In addition, if these third-party licensors fail or experience instability, then we may be unable to continue to sell products and services that incorporate the licensed technologies, in addition to being unable to continue to maintain and support these products and services. We do require escrow arrangements with respect to certain third-party software which entitle us to certain limited rights to the source code, in the event of certain failures by the third party, in order to maintain and support such software. However, there is no guarantee that we would be able to fully understand and use the source code, as we may not have the expertise to do so. We are increasingly exposed to these risks as we continue to develop and market more products containing third-party technology and software. If we are unable to license the necessary technology, we may be forced to acquire or develop alternative technology, which could be of lower quality or performance standards. The acquisition or development of alternative technology may limit and delay our ability to offer new or competitive products and services and increase our costs of production. As a result, our business, results of operations and financial condition could be materially adversely affected.

The development of our operations and infrastructure in connection with our separation from SRAX, and any future expansion of such operations and infrastructure, may not be successful, and may strain our operations and increase our operating expenses.

In connection with our separation from SRAX, we have begun to implement a new information technology infrastructure for our business, which includes the creation of management information systems and operational and financial controls unique to our business. We may not be able to put in place adequate controls in an efficient and timely manner in connection with our separation from SRAX and as our business grows, and our current systems may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and operational and financial resources. In addition, as we grow internationally, we will have to expand and enhance our communications infrastructure. If we fail to continue to improve our management information systems, procedures and financial controls, or encounter unexpected difficulties during expansion and reorganization, our business could be harmed.

For example, we plan to invest significant capital and human resources in the design, development and enhancement of our financial and operational systems. We will depend on these systems in order to timely and accurately process and report key components of our results of operations, financial condition and cash flows. If the systems fail to operate appropriately or we experience any disruptions or delays in enhancing their functionality to meet current business requirements, fulfil contractual obligations, accurately report our financials and otherwise run our business could be adversely affected. Even if we do not encounter these adverse effects, the development and enhancement of systems may be much more costly than we anticipated. If we are unable to continue to develop and enhance our information technology systems as planned, our business, results of operations and financial condition could be materially adversely affected.

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As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected and our stock price could decline.

From time to time, we may undertake acquisitions to add new product and service lines and technologies, acquire talent, gain new sales channels or enter into new sales territories. Acquisitions involve numerous risks and challenges, including relating to the successful integration of the acquired business, entering into new territories or markets with which we have limited or no prior experience, establishing or maintaining business relationships with new retailers, distributors or other channel partners, vendors and suppliers and potential post-closing disputes.

We cannot ensure that we will be successful in selecting, executing and integrating acquisitions. Failure to manage and successfully integrate acquisitions could materially harm our business, financial condition and results of operations. In addition, if stock market analysts or our stockholders do not support or believe in the value of the acquisitions that we choose to undertake, our stock price may decline. Further, these acquisitions will likely result in substantial dilution to our existing shareholders.

Risks Related to Our Separation from SRAX

We may not be successful as stand-alone entity.

Pursuant to the completion of the Share Exchange, we became a stand-alone public company, although we will continue to be controlled by SRAX by virtue of their ownership of our securities. The process of becoming a stand-alone public company is complex and may distract our management from focusing on our business and strategic priorities. Further, although we expect to have direct access to the debt and equity capital, we may not be able to issue debt or equity on terms acceptable to us or at all.

We may not fully realize the intended benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. These intended benefits include improving the strategic and operational flexibility of our Company, increasing the focus of our management teams on our business operations, allowing our company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing our Company with its own equity currency to facilitate acquisitions and to better incentivize management. If we do not realize these intended benefits for any reason, our business may be negatively affected. In addition, the separation could materially adversely affect our business, results of operations and financial condition.

As long as SRAX controls us, the ability of our other shareholders to influence matters requiring stockholder approval will be limited.

As a result of the Share Exchange, SRAX currently owns 149,562,566,584 shares of our common stock and 5,000,000 shares of our Series A Preferred Stock, representing voting power of approximately 63% of our issued and outstanding capital stock as of July 22, 2021. For so long as SRAX beneficially owns shares of our outstanding securities representing at least a majority of the votes entitled to be cast by the holders of our outstanding securities, SRAX will be able to elect all of the members of our board of directors and influence other voting matters.

SRAX’s ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

So long as SRAX beneficially owns shares of our outstanding securities representing at least a majority of the votes entitled to be cast by the holders of our outstanding shares, SRAX can effectively control and direct our board of directors. Further, the interests of SRAX and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

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SRAX’s interests may conflict with our interests and the interests of our other stockholders. Conflicts of interest between us and SRAX could be resolved in a manner unfavorable to us and our other stockholders.

Various conflicts of interest between us and SRAX could arise. The ownership interest and voting power of SRAX in our capital stock and ownership interests of our directors and officers in SRAX capital stock, or service by an individual as either a director and/or officer of both companies, could create or appear to create potential conflicts of interest when such individuals are faced with decisions relating to us. These decisions could include:

●	corporate opportunities;

●	the impact that operating or capital decisions (including the incurrence of indebtedness) relating to our business may have on SRAX’s consolidated financial statements and/or current or future indebtedness (including related covenants);

●	business combinations involving us;

●	our dividend and stock repurchase policies;

●	compensation and benefit programs and other human resources policy decisions;

●	management stock ownership;

●	the intercompany agreements and services between us and SRAX, including the agreements relating to our separation from SRAX;

●	the payment of dividends on our common stock; and

●	determinations with respect to our tax returns.

Potential conflicts of interest could also arise if we decide to enter into new commercial arrangements with SRAX in the future or in connection with SRAX’s desire to enter into new commercial arrangements with third parties. Additionally, we may be constrained by the terms of agreements relating to our indebtedness or equity securities from taking actions, or permitting us to take actions, that may be in our best interest.

Furthermore, disputes may arise between us and SRAX relating to our past and ongoing relationships, and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

●	tax, employee benefit, indemnification and other matters arising from the separation;

●	the nature, quality, and pricing of services SRAX agrees to provide to us; and

●	sales and other disposals by SRAX of all or a portion of its ownership interest in us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party. While we are controlled by SRAX, we may not have the leverage to negotiate amendments to our various agreements with SRAX (if any are required) on terms as favorable to us as those we would negotiate with an unaffiliated third party.

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The terms of the agreements that we entered into with SRAX in connection with the separation may limit our ability to take certain actions which may prevent us from pursuing opportunities to raise capital, acquire other businesses or provide equity incentives to our employees, which could impair our ability to grow.

The terms of the agreements that we entered into with SRAX in connection with the separation, including the MSA, may limit our ability to take certain actions, which could impair our ability to grow. The MSA provides that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts.

We have a very limited operating history as a stand-alone public company and our historical and carve-out financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical financial information we have included in this Registration Statement does not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.

In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

If SRAX experiences a change in control, our current plans and strategies could be subject to change.

As long as SRAX controls us, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. In the event SRAX experiences a change in control, SRAX’s incumbent owner(s) may attempt to cause us to revise or change our plans and strategies, as well as the agreements between SRAX and us, described in this Registration Statement.

The assets and resources that we acquired from SRAX in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SRAX.

Because we have not operated as an independent company for a long period of time, we will need to acquire assets in addition to those contributed by SRAX and its subsidiaries to us and our subsidiaries in connection with our separation from SSRAX. Although certain assets have been separated and we have been operating as a stand-alone entity since the completion of the Share Exchange, we may also face difficulty in separating certain assets from SRAX’s assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from SRAX’s assets or integrating newly acquired assets.

The services that SRAX provides to us may not be sufficient to meet our needs, which may result in increased costs and otherwise adversely affect our business.

Pursuant to the TSA, we expect SRAX to continue to provide us with corporate and shared services for a transitional period related to corporate functions, such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, tax, treasury, shared facilities, operations, customer support, human resources and employee benefits, sales and sales operations and other services in exchange for the fees specified in the TSA between us and SRAX. SRAX will not be obligated to provide these services in a manner that differs from the nature of the services provided to the BIGtoken business during the 12-month period prior to the separation, and thus we may not be able to modify these services in a manner desirable to us as a stand-alone public company. Further, if we no longer receive these services from SRAX due to the termination of the TSA or otherwise, we may not be able to perform these services ourselves and/or find appropriate third-party arrangements at a reasonable cost (and any such costs may be higher than those charged by SRAX).

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Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the termination of our shared services and other intercompany agreements with SRAX.

As an operating segment of SRAX, we relied on administrative and other resources of SRAX, including information technology, accounting, finance, human resources and legal services, to operate our business. Upon completion of the Share Exchange, we have entered into various service agreements to retain the ability for specified periods to use these SRAX resources. While certain service shave been implemented efficiently, there is no guarantee that all services or future services may be provided at the same level as when we were a business segment within SRAX, and we may not be able to obtain the same benefits that we received prior to becoming a stand-alone company. These services may not be sufficient to meet our needs, and after our agreements with SRAX terminates, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SRAX. We will need to create our own administrative and other support systems or contract with third parties to replace SRAX’s systems. In addition, we have received informal support from SRAX, which may not be addressed in the agreements we have entered into with SRAX, and the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SRAX’S administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We are a smaller company relative to SRAX, which could result in increased costs and decreased revenue due to difficulty maintaining existing customer relationships and obtaining new customers.

Prior to the completion of the Share Exchange with SRAX, we were able to take advantage of SRAX’s size, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than SRAX and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to the completion of the Share Exchange. As a stand-alone company, we may be unable to obtain office space, goods, technology and services in general, as well as components and services that are part of our supply chain, at prices or on terms as favorable as those available to us prior the completion of the Share Exchange, which could increase our costs and reduce our profitability. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

SRAX has agreed to indemnify us for certain liabilities. However, we cannot assure that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that SRAX’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the MSA and certain other agreements with SRAX, SRAX has agreed to indemnify us for certain liabilities. The MSA provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of SRAX’s business with SRAX.

However, third parties could also seek to hold us responsible for any of the liabilities that SRAX has agreed to retain, and we cannot assure that an indemnity from SRAX will be sufficient to protect us against the full amount of such liabilities, or that SRAX will be able to fully satisfy its indemnification obligations in the future. Even if we ultimately succeed in recovering from SRAX any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could materially adversely affect our business, results of operations and financial condition.

Some of our directors and officers own SRAX common stock, restricted shares of SRAX common stock or options to acquire SRAX common stock and hold positions with SRAX, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in our not acting on opportunities we otherwise may have.

Some of our directors and executive officers own SRAX common stock, restricted shares of SRAX stock or options to purchase SRAX common stock.

Ownership of SRAX common stock, restricted shares of SRAX common stock and options to purchase SRAX common stock by our directors and executive officers, and the presence of executive officers or directors of SRAX on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SRAX that could have different implications for SRAX than they do for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SRAX and us regarding terms of the agreements governing the separation and the relationship between SRAX and us thereafter, including the MSA or the transition services agreement. Potential conflicts of interest could also arise if we enter into commercial arrangements with SRAX in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.

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We may have received better terms from unaffiliated third parties than the terms we will receive in the agreements that we entered with SRAX.

The agreements that we entered into with SRAX in connection with the separation, including the MSA and the TSA were prepared in the context of the separation while we were still a wholly owned subsidiary of SRAX.

Ownership of Our Securities

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to decline.

On January 27, 2021, we entered into the Debt Exchange Agreement with RedDiamond. Pursuant to the Debt Exchange Agreement, we issued RedDiamond 7,000,000,000 free trading shares of Common Stock which constitutes a significant amount of the public float. Additionally, we are registering 242,280263,789 shares of common stock in this Registration Statement, consisting of (i) 68,583,866,100 shares issued upon conversion of the Series B Preferred Stock, (ii) 149,562,566,584 shares issued to SRAX upon the divestiture of BIGtoken, and (iii) 24,133831,105 shares underlying FPVD Warrants. Although such shares will be registered, holders may only sell their shares at a set price of $0.015 (not above or below) until we qualify for listing, and list our common shares, on a national securities exchange, OTCQB or OTCQX. Accordingly, in the event the quoted price of our common stock is $0.015, or we qualify and list our common stock on a national exchange, OTCQB or OTCQX, our public float will materially increase. This increase, as well as the sale or perceived sale of a large number of shares, may result in a further decline of our stock price. Moreover, the added conditions imposed on the sale of your shares could make selling your shares difficult or impossible.

Our stock price is extremely volatile, which may result in you losing a significant part of your investment.

The market price of our common stock is influenced by many factors, some of which are beyond our control, including those described in this Risk Factors section and include the following:

●	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

●	the inability to meet the financial estimates of securities analysts who follow our common stock or changes in earnings estimates by analysts;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	actual or anticipated fluctuations in our operating results and those of our competitors;

●	general economic and stock market conditions;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	risks related to our business and our industry, including those discussed above;

●	changes in conditions or trends in our industry, markets or customers;

●	the trading volume of our common stock;

●	future sales of our common stock or other securities;

●	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

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In particular, the realization of any of the risks described in these “Risk Factors” could have a material adverse impact on the market price of our common stock in the future and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

We have never paid a cash dividend and do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never paid a cash dividend, nor do we anticipate paying cash dividends in the foreseeable future. Accordingly, any return on your investment will be as a result of the appreciation of our common stock if any.

Future sales, or the perception of future sales, of our common stock, including by SRAX, may depress the price of our common stock.

The market price of our common stock could decline significantly as a result of sales or other distributions of a large number of shares of our common stock in the market, including shares that might be offered for sale or distributed by SRAX. The perception that these sales might occur could depress the market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As a result of the Share Exchange, we issued SRAX 149,562,566,584 shares of common stock. We further issued 68,583,866,100 shares of Common Stock upon conversion of Series B Preferred Stock sold in March and April of 2021. Although we raised approximately $4,800,000 in March and April of 2021 through the sale of our Series B Preferred Stock, as we are currently not cash flow positive, we will be required to raise additional significant capital in the future through the sale of our debt and equity securities. Also, in the future, we may issue our securities in connection acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. The sale of these shares into the market could greatly depress the market price of our common stock.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have historically operated our business as a segment of a public company. As a stand-alone public company, we now have additional legal, accounting, insurance, compliance and other expenses that we have not incurred historically. Subsequent to the closing of the Share Exchange, we became obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the regulations promulgated thereunder, which impose significant compliance obligations upon us.

Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining a high standard of public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased selling and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could harm our reputation and the confidence of investors and customers in us and could materially adversely affect our business and cause our share price to fall.

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Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could materially adversely affect our business, results of operations, financial condition and stock price.

As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley (“Section 404”), which requires management assessments of the effectiveness of our internal control over financial reporting. Additionally, an annual report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting is required. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations under Sarbanes-Oxley to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our board of directors, and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over our financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. If either we are unable to conclude that we have effective internal control over our financial reporting or, if required under SEC rules, our independent auditors are unable to provide us with an unqualified report as required by Section 404, then investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock can be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies whose securities have experienced periods of volatility and decline in market price. Recently, we have seen the price of our Common Stock decline from approximately $0.10 to less than $0.005, a decline of approximately 95%. Securities litigation brought against us following such decline in the price of our common stock is likely regardless of the merit or ultimate results of such litigation. Such litigation will result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources from our business.

Your percentage ownership may be diluted in the future.

In the future, your percentage ownership may be diluted because of our need to raise additional capital, the conversion of outstanding convertible securities and the granting of equity awards to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. We anticipate granting equity awards to our employees and directors. In addition, we have outstanding a number of securities that are convertible into shares of our common stock. Upon conversion, you will experience substantial dilution.

In addition, our Articles of Incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our Common Stock. For example, the Company could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions.

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We are a smaller reporting company and as a result have certain reduced disclosure requirements.

We are a “smaller reporting company” as defined in the Securities Act, as such, we are required to comply with certain reduced disclosure requirements for public company reporting requirements for future filings. As a smaller reporting company, we are not required to disclose certain executive compensation information only two years of audited financial statements in our public filings.

Our board of directors has the ability to issue blank check preferred stock, which may discourage or impede acquisition attempts or other transactions.

Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock are subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The number of brokerage firms depositing and transacting trades for penny stock companies with a bid price of below one penny is very limited.

Currently, our common stock is traded on the OTC Markets Pink Tier with closing bid and ask prices below one penny. Many traditional brokerage firms and on-line brokerages refuse to accept for deposit and trade any penny stocks generally. For those that do, the time, effort and costs associated with depositing common stock in companies such as our with a sub-penny bid and ask are onerous, time consuming and costly. This may present material concerns and obstacles to those persons beneficially owning our common stock in certificate or book entry form, and wish to deposit same into a brokerage account.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of (i) the 149,562,566,584 shares of Common Stock being registered for SRAX and (ii) the 68,583,866,100 shares of Common Stock being registered pursuant to the conversion of the Series B Convertible Preferred Stock described herein.

In the event that the FPVD Warrants are exercised for cash, we will receive approximately $1,494,253, assuming the initial exercise prices are not adjusted pursuant to the terms thereunder. We will use the proceeds received from the exercise of the FPVD Warrants, if any, for general corporate purposes.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at in the manner described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 242,280,263,789 shares of our Common Stock consisting of (i) 68,583,866,100 shares that were issued pursuant to the conversion of 48,098 shares of Series B Preferred Stock, (ii) 24,133,831,105 shares issuable upon the exercise of 24,133,831,105 outstanding FPVD Warrants, and 149,562,566,584 shares that were issued to SRAX, our former parent Company. The shares being registered are being offered by the selling stockholders named in the tables below (“Selling Stockholders”).

Series B Convertible Preferred Stock Offering

In October 2020, the Company sold 10,500 shares of Series B Convertible Preferred Stock. (“Series B Preferred Stock) for an aggregate of $1,050,000 (“First Closing”). On March 12, 2021, the Company sold an additional 47,248.27 shares of Series B Preferred Stock for an aggregate of $4,724,827 in cash to accredited investors (“Second Closing”). On April 12, 2021, the Company sold an additional 850 shares of Series B Preferred Stock for an aggregate of $85,000 in cash to accredited investors. As a result of the Second and Third Closing, pursuant to the terms of the Series B Preferred Stock, 48,098 shares of Series B Preferred stock from the Second Closing and Third Closing were converted into 68,583,866,100 shares of Common Stock, all of which are being registered hereunder. No Shares are being registered from the First Closing, pursuant to a waiver signed by the sole investor in the First Closing. The First Closing, Second Closing and Third Closing are referred to herein as the “Closings”.

With respect to the Closings, the Company entered into a registration rights agreement with the investors whereby the Company agreed to register the shares of Common Stock underlying the Series B Preferred Stock within 180 days of the First Closing. Unless waived by a majority of the holders of our Series B Preferred Stock (or common stock received upon conversion), the Company is required to pay certain penalties equal to 1% of the subscription amounts of investors in the event that the Company does not file a registration statement registering such shares within such timeframe.

FPVD Warrants

Pursuant to SRAX’s June 30, 2020 convertible debenture offering (“Debt Offering”), as a condition to the divestiture of BIGtoken by SRAX, the Company assumed the obligation to issue an aggregate of 25,568,064,465 Common Stock purchase warrants (the “FPVD Warrants”) to: (i) purchasers in the Debt Offering and (ii) to certain SRAX warrant holders as consideration for amending their outstanding warrants to remove certain fundamental transaction adjustments. The FPVD Warrants were issued on February 4, 2021, have a term of three (3) years, an exercise price of $0.00005844216 per share, and contain adjustments in the event of stock dividends and splits, subsequent rights offerings, pro rata distributions, and certain fundamental transactions as more fully described in the FPVD Warrants.

Additionally, the FPVD Warrants provide for price protection in the event that the Company issues Common Stock or Common Stock equivalents at an imputed pre-money valuation of less than $10,000,000 (“Qualifying Dilutive Issuance”). Upon the occurrence of a Qualifying Dilutive Issuance, (i) the number of shares underlying the FPVD Warrants will increase so that the holder of the FPVD Warrants will maintain the same percentage ownership immediately after the Qualified Dilutive Issuance as it did immediately prior thereto and (ii) the exercise price will be reduced so that the aggregate exercise price will remain unchanged after taking into account the additional shares. The adjustments to exercise price and number of shares underlying the FPVD Warrants will lapse and be of no further force or consequence upon the earlier of (y) the Company raising aggregate proceeds of $5,000,000 at any time after the issuance of the FPVD Warrants (with the holders receiving the benefit of such protection afforded by a Qualifying Dilutive Issuance until the first dollar over $5,000,000 is raised), and (z) the Common Stock becoming listed on a national exchange or quotation system. The FPVD Warrant provide for cashless exercise at any time after six (6) months of the issuance date in the event that the shares underlying the FPVD Warrants are not subject to an effective registration statement.

We are registering 24,133,831,105 of the outstanding 25,568,064,465 shares of Common Stock underlying the FPVD Warrants.

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Common Stock Issued to SRAX upon Divestiture of BIGtoken

On February 4, 2021, the Company and SRAX completed the Share Exchange as described in the Exchange Agreement entered into by and between the Company, SRAX, and Paul Feldman (the Company’s CEO and sole director) on September 30, 2020. The Exchange Agreement and Share Exchange were disclosed in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on October 5, 2020.

Pursuant to the Share Exchange, the Company acquired all of the outstanding capital stock of BIG Token, Inc. a wholly owned subsidiary of SRAX. As a result, the Company became a majority owned subsidiary of SRAX on such date and BIGtoken became the Company’s wholly owned subsidiary, and the Company adopted BIGtoken’s business plan.

As a result of the Share Exchange, SRAX was issued 149,562,566,584 shares of the Company’s Common Stock. On January 28, 2021, the Company entered into a registration rights agreement (“SRAX RRA”) with SRAX pursuant to which SRAX was provided with “Demand” and “Piggyback” registration rights with respect to 149,562,566,584 shares of Common Stock issued upon completion of the Share Exchange.

We are registering all 149,562,566,584 shares issued to SRAX.

Selling Stockholders

The Common Stock being offered by the Selling Stockholders are those issued to the Selling Stockholders as result of (i) the Series B Preferred Stock converting into Common Stock pursuant to the Closings, (ii) the potential exercise of the FPVD Warrants, and (iii) the Common Stock issued to SRAX pursuant to the Share Exchange. For additional information regarding the shares of Common Stock being registered, see the descriptions contained above entitled (i) “Series B Convertible Preferred Stock Offering”, (ii) “FPVD Warrants”, and (iii) “Common Stock Issued to SRAX upon Divestiture of BIGtoken”. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the shares of Common Stock issued pursuant to conversion of the Series B Preferred Stock, (ii) the issuance of the FPVD Warrants, or as a result of the Share Exchange, each as described above, (iv) or as specifically stated in the applicable footnotes below, the Selling Stockholders have not had any material relationship with the Company, or SRAX within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock (or Common Shares underlying convertible securities), as of June 21, 2021, assuming conversion of outstanding convertible securities held by the Selling Stockholders on that date, without regard to any limitations on conversions or exercises.

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The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
Proactive Capital Partners, L.P. (3)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Darian Cohen (4)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Bruce Treitman (5)	712,955,640	-	712,955,640	0.31%	712,955,640	-	*
Marc J. Badner (6)	2,851,822,570	-	2,851,822,570	1.26%	2,851,822,570	-	*
Bryan Mortenson (7)	712,955,640	-	712,955,640	0.31%	712,955,640	-	*
Antonio Ruiz-Gimenez (8)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Kerry Propper (9)	2,138,866,930	-	2,138,866,930	0.94%	2,138,866,930	-	*
The Special Equities Opportunity Fund, LLC (10)	7,129,556,440	654,718,435	7,784,274,875	3.43%	7,784,274,875	-	*
Gregory Castaldo (11)	3,208,300,400	-	3,208,300,400	1.41%	3,208,300,400	-	*
Shuquin Zheng (12)	285,182,260	-	285,182,260	0.13%	285,182,260	-	*
Chris Wrolstad (13)	427,773,390	-	427,773,390	0.19%	427,773,390	-	*
Steve Ossello (14)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Stourbridge Investments LLC (15)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
H. Leigh Severance (16)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
William A Johnson (17)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Jason Adelman (18)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Newton Road 130 Holdings LLC (19)	855,546,770	277,612,159	1,133,158,929	0.50%	1,133,158,929	-	*
Richard A. Heinick (20)	698,696,530	-	698,696,530	0.31%	698,696,530	-	*
Todd Rustman (21)	285,182,260	-	285,182,260	0.13%	285,182,260	-	*
Madison REI FBO Trustman (22)	285,182,260	-	285,182,260	0.13%	285,182,260	-	*
Guy Ossello (23)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Pacific Premier Trust, Custodian FBO Trevor Colby Roth IRA (24)	2,138,866,930	-	2,138,866,930	0.94%	2,138,866,930	-	*
Timothy P. Flaherty (25)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Iroquois Capital Investment Group LLC (26)	6,951,317,530	2,394,391,678	9,345,709,208	4.12%	9,345,709,208	-	*
Iroquois Master Fund Ltd. (27)	2,317,105,840	1,769,777,515	4,086,883,355	1.80%	4,086,883,355	-	*
Scot Cohen (28)	2,138,866,930	-	2,138,866,930	0.94%	2,138,866,930	-	*
V4 Global LLC (29)	1,425,911,290	455,702,252	1,881,613,542	0.83%	1,881,613,542	-	*
Mango Partners (30)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Raul Silvestre (31)	285,182,260	-	285,182,260	0.13%	285,182,260	-	*
Angyalfy Family Trust (32)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Logo Consulting LLC (33)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
V3 Capital Partners LLC (34)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Geri Sibilla (35)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Whitney Scott Welker (36)	213,886,690	-	213,886,690	0.09%	213,886,690	-	*
Empire Group Ltd. (37)	2,138,866,930	-	2,138,866,930	0.94%	2,138,866,930	-	*
Michael Malone (38)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Douglas J. Gannett Gift Trust no. 1 (39)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Ana Rivera (40)	99,813,790	-	99,813,790	0.04%	99,813,790	-	*
Vladi Delsoglio (41)	35,647,780	-	35,647,780	0.02%	35,647,780	-	*
Ian Whitmore (42)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Tim McInerney (43)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Mike Marchlik (44)	399,255,160	-	399,255,160	0.18%	399,255,160	-	*
Michael Pizzuto (45)	1,568,502,420	-	1,568,502,420	0.69%	1,568,502,420	-	*
Frank J Sammartano (46)	79,851,030	-	79,851,030	0.04%	79,851,030	-	*
Joseph Oneto (47)	99,813,790	-	99,813,790	0.04%	99,813,790	-	*
Investment Partners of Nevada LLC (48)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Martin Jenkins Diamant (49)	712,955,640	-	712,955,640	0.31%	712,955,640	-	*
Nicholas Ponzio (50)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Dan Richmond (51)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
London Family Trust (52)	2,851,822,570	-	2,851,822,570	1.26%	2,851,822,570	-	*
Emily Fairbairn (53)	1,782,389,110	-	1,782,389,110	0.79%	1,782,389,110	-	*
Patrick Lin (54)	1,425,911,290	-	1,425,911,290	0.63%	1,425,911,290	-	*
Jai Parekh (55)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Richard Taub (56)	213,886,690	-	213,886,690	0.09%	213,886,690	-	*
Paul J. Solit + Julie B. Solit (57)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
Thomas Lynch (58)	2,851,822,570	-	2,851,822,570	1.26%	2,851,822,570	-	*
Anthony Bishop (59)	273,047,750	-	273,047,750	0.12%	273,047,750	-	*
Alan Merriman (60)	1,091,934,350	-	1,091,934,350	0.48%	1,091,934,350	-	*
Matthew Hayden (61)	356,477,820	-	356,477,820	0.16%	356,477,820	-	*
NuView Trust Co Custodian, FBO John Seabern IRA (62)	712,955,640	-	712,955,640	0.31%	712,955,640	-	*
Jon M. Sherman (63)	142,591,130	-	142,591,130	0.06%	142,591,130	-	*
Anson East Master Fund LP (64)	-	1,041,042,298	1,041,042,298	0.46%	1,041,042,298	-	*
Anson Investments Master Fund LP (65)	-	8,531,755,914	8,531,755,914	3.76%	8,531,755,914	-	*
ATW Master Fund II, L.P. (66)	-	4,655,875,929	4,655,875,929	2.05%	4,655,875,929	-	*
CVI Investments, Inc. (67)	-	1,388,056,397	1,388,056,397	0.61%	1,388,056,397	-	*
Hudson Bay Master Fund Ltd. (68)	-	2,776,121,588	2,776,121,588	1.22%	2,776,121,588	-	*
Silvestre Law Group, P.C. (69)		169,899,979	169,899,979	0.07%	169,899,979	-	*
Dennis Gluck (70)	-	18,876,961	18,876,961	0.01%	18,876,961	-	*
SRAX, Inc. (71)	149,562,566,584	-	149,562,566,584	65.94%	149,562,566,584	-	*

TOTAL	218,146,432,684	24,133,831,105	242,280,263,789		242,280,263,789	-	*

24

* Represents less than 1%

(1) Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Shares purchase options or warrants. There were 226,828,797,262 Common Shares outstanding as of July 14, 2021. All shares referenced below are Common Shares.

(2) Includes the sale of all Common Shares registered herein.

(3) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Jeffrey Ramson has voting and dispositive control with respect to the securities being offered.

(4) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Darian Cohen has voting and dispositive control with respect to the securities being offered.

(5) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Bruce Treitman has voting and dispositive control with respect to the securities being offered.

(6) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Marc J. Badner has voting and dispositive control with respect to the securities being offered.

(7) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Bryan John Mortenson has voting and dispositive control with respect to the securities being offered.

(8) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Antonio Ruiz-Gimenez has voting and dispositive control with respect to the securities being offered.

(9) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Kerry Propper has voting and dispositive control with respect to the securities being offered.

(10) The shares being registered represent (i) 7,129,556,440 shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock and (ii) 654,718,435 shares of Common Stock underlying FPVD Warrants. The Special Equities Opportunity Fund, LLC is an affiliate of a broker-dealer and Joseph Reda and Andrew Arno have voting and dispositive control with respect to the securities being offered.

(11) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Gregory Castaldo has voting and dispositive control with respect to the securities being offered.

(12) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(13) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(14) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

25

(15) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Steve Schnipper has voting and dispositive control with respect to the securities being offered.

(16) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. H. Leigh Severance has voting and dispositive control with respect to the securities being offered.

(17) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. William A. Johnson has voting and dispositive control with respect to the securities being offered.

(18) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock

(19) The shares being registered represent (i) 855,546,770 shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock and (ii) 277,612,159 shares of Common Stock underlying FPVD Warrants. John P Gutfreund has voting and dispositive control with respect to the securities being offered.

(20) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(21) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(22) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Todd Allen Rustman has voting and dispositive control with respect to the securities being offered. Mr. Rustman is an associated person of Clarity Capital Partners, a registered broker-dealer.

(23) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Guy A. Ossello has voting and dispositive control with respect to the securities being offered.

(24) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Trevor Colby is an affiliate of a broker and has voting and dispositive control with respect to the securities being offered.

(25) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Timothy P. Flaherty has voting and dispositive control with respect to the securities being offered.

(26) The shares being registered represent (i) 6,951,317,530 shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock and (ii) 2,934,391,678 shares of Common Stock underlying FPVD Warrants. Richard Abbe has voting and dispositive control with respect to the securities being offered.

(27) The shares being registered represent (i) 2,317,105,840 shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock and (ii) 1,769,777,515 shares of Common Stock underlying FPVD Warrants. Richard Abbe has voting and dispositive control with respect to the securities being offered.

(28) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Scot Cohen has voting and dispositive control with respect to the securities being offered.

(29) The shares being registered represent (i) 1,425,911,290 shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock and (ii) 455,702,252 shares of Common Stock underlying FPVD Warrants. Scot Cohen has voting and dispositive control with respect to the securities being offered.

26

(30) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Carolina Oliva and Scot Cohen have voting and dispositive control with respect to the securities being offered.

(31) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Silvestre Law Group, P.C., where Mr. Silvestre serves as the managing member, currently serves as outside counsel to both (i) the Company, and (ii) SRAX, the parent company of BIG Token prior to the divestiture of BIG Token to the Company on February 4, 2021.

(32) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. William Angyalfy, as trustee, has voting and dispositive control with respect to the securities being offered.

(33) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Lauren Murro has voting and dispositive control with respect to the securities being offered.

(34) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Scot Cohen has voting and dispositive control with respect to the securities being offered.

(35) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Geri Sibilla has voting and dispositive control with respect to the securities being offered.

(36) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Whitney Scott Welker has voting and dispositive control with respect to the securities being offered.

(37) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Devidas Naraindas Budhrani has voting and dispositive control with respect to the securities being offered.

(38) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Mr. Malone currently serves as CFO and principal accounting officer of both (i) the Company, and (ii) SRAX, the parent company of BIG Token prior to the divestiture of BIG Token to the Company on February 4, 2021.

(39) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Douglas J. Gannett has voting and dispositive control with respect to the securities being offered.

(40) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Ms. Rivera is an employee of SRAX, the parent company of BIG Token prior to the divesture of BIG Token to the Company on February 4, 2021.

(41) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Mr. Delsoglio is an employee of SRAX, the parent company of BIG Token prior to the divesture of BIG Token to the Company on February 4, 2021.

(42) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Ian Whitmore has voting and dispositive control with respect to the securities being offered.

27

(43) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Tim McInerney is an affiliate of a broker-dealer and has voting and dispositive control with respect to the securities being offered.

(44) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Michael Marchik has voting and dispositive control with respect to the securities being offered.

(45) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Michael J. Pizzuto has voting and dispositive control with respect to the securities being offered.

(46) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Frank Joseph Sammartano has voting and dispositive control with respect to the securities being offered.

(47) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(48) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. James Porrello has voting and dispositive control with respect to the securities being offered.

(49) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Martin Jenkins Diamant has voting and dispositive control with respect to the securities being offered.

(50) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Nicholas Ponzio has voting and dispositive control with respect to the securities being offered.

(51) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Dan Richmond has voting and dispositive control with respect to the securities being offered.

(52) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(53) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(54) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Patrick Lin has voting and dispositive control with respect to the securities being offered.

(55) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Jai Parekh has voting and dispositive control with respect to the securities being offered.

(56) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Richard Taub has voting and dispositive control with respect to the securities being offered.

(57) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Paul J. Solit and Julie B. Solit have voting and dispositive control with respect to the securities being offered.

28

(58) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Thomas Lynch has voting and dispositive control with respect to the securities being offered.

(59) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. Anthony Bishop has voting and dispositive control with respect to the securities being offered.

(60) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(61) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(62) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock. John Seabern has voting and dispositive control with respect to the securities being offered.

(63) The shares being registered represent shares of Common Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock.

(64) The shares being registered represent shares of Common Stock underlying FPVD Warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(65) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(66) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Antonio Ruiz-Gimenez has dispositive control with respect to the securities being offered.

(67) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Heights Capital Management. Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement.

(68) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

29

(69) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Raul Silvestre, as managing member of Silvestre Law Group, P.C., has voting and dispositive control with respect to the securities being offered. Silvestre Law Group, P.C. currently serves as outside counsel to both (i) the Company, and (ii) SRAX, the parent company of BIGtoken prior to the divestiture of BIGtoken to the Company on February 4, 2021.

(70) The Shares being registered represent shares of Common Stock underlying FPVD warrants. Mr. Gluck, as a service provider of Silvestre Law Group, P.C. currently serves as outside counsel to both (i) the Company, and (ii) SRAX, the parent company of BIGtoken prior to the divestiture of BIGtoken to the Company on February 4, 2021.

(71) The Shares being registered represent shares of Common Stock received by the selling shareholder pursuant to the divestiture of BIGtoken to the Company that occurred on February 4, 2021. SRAX was previously the sole owner of all Bigtoken securities prior to its divestiture to the Company on February 4, 2021. As of the date of this Registration Statement, SRAX is the holder of 149,562,566,584 shares of the Company’s Common Stock and 5,000,000 shares of the Company’s Series A Preferred Stock. As of the date of the Company’s most recent Quarterly Report on Form 10-Q, SRAX and the Company were required to consolidate their financial statements Christopher Miglino, on behalf of the Company’s Board of Directors, has voting and dispositive control with respect to the securities being offered.

30

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may only be at $0.015 per share until our shares of Common Stock are quoted on the OTCQX, OTCQB or listed on a national securities exchange, and thereafter, at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

31

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

General

As of July 14, 2021, our authorized capital stock consisted of:

●	1,000,000,000,000 shares of common stock, par value $0.00000001;

●	5,000,000 shares of Series A 0% convertible preferred stock, par value $0.0001

●	60,000 shares of Series B 0% convertible preferred stock, par value $0.0001;

●	8,318 shares of Series C 0% convertible preferred stock, par value $0.0001; and

●	14,931,682 additional shares of “blank check” preferred stock, par value $0.0001.

32

As of July 14, 2021, we had (i) 226,828,797,262 shares of common stock issued and outstanding, (ii) 5,000,000 shares of series A Preferred Stock, all of which are outstanding, (iii) 58,598 shares of Series B 0% convertible preferred stock issued, of which 10,500 are outstanding and 48,098 of which were converted into 65,583,866,100 shares of Common Stock, and (iv) 8,318 shares of Series C Convertible Preferred Stock issued, all of which are outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Florida Business Corporations Act or FBCA.

Set forth below is a summary description of all of the material terms of securities of the Company, including the Common Stock and shares underlying FPVD Warrants being registered hereunder. This description is qualified in its entirety by reference to our amended and restated articles of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of Common Stock outstanding as of the date of this Registration Statement are fully paid and nonassessable. The holders of Common Stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding-up of the Company’s affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of Seneca’s debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The Company’s Board has the authority, without action by its stockholders, to designate and issue up to an additional 20,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of the Company’s Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of Common Stock until the Company’s Board determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on the Company’s Common Stock, diluting the voting power of its Common Stock, impairing the liquidation rights of its Common Stock, and making it more difficult for a third party to acquire the Company, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of the Company’s outstanding voting stock.

The Company’s Board may, without further action by its stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of the Company’s Common Stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of the Company’s Board, without stockholder approval, the Company may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock.

33

Series A Preferred Stock

The Company has a class of preferred stock called Series A Preferred Stock, par value $0.0001 per share. The Series A Preferred Stock is not entitled to receive dividends and is not convertible into any other class of stock or security of the Company. Each Share of Series A Preferred Stock has the right to vote 200 votes per share on all shareholder matters where it is entitled to vote. The Company will redeem any issues shares of Series A Preferred Stock in whole, but not in part at the option of the holder for $0.0001 per share. SRAX currently owns all 5,000,000 shares of Series A Preferred Stock.

Series B Preferred Stock

The Company has a class of Preferred Stock called Series B Preferred Stock, par value $0.0001 per share. The Series B Preferred Stock has a stated value of $100 per share and except as limited by certain beneficial ownership limitations, the Series B Preferred Stock was converted into Common Stock of the Company as a result of the completion of a qualified financing as further described in the amendment to the Articles of Incorporation related to the Series B Preferred Stock. As of July 14, 2021, 58,598 shares of Series B Preferred Stock were issued and 48,098 had been converted into 68,583,866,100 shares of Common Stock and 10,500 shares remain outstanding. Upon a liquidation, the holders of Series B Preferred stock are entitled to receive their pro-rata portion on an as converted to Common Stock basis. The Series B Preferred Stock provides for 5% per annum dividend beginning one year after issuance, to be paid in Series B Preferred Stock. The Series B Preferred stock does not have any voting rights.

Series C Preferred Stock

The Company has a class of Preferred Stock called Series C Preferred Stock, par value $0.0001 per share. The Series C Preferred Stock is not redeemable and has no voting rights. Upon a liquidation, the holders of Series C Preferred stock are entitled to receive their pro-rata portion on an as converted to Common Stock basis. Each share of Series C Preferred Stock is convertible into 1,546,576 shares of Common Stock, subject to certain beneficial ownership limitations. The Company is authorized to issue up to 8,318 shares of Series C Preferred Stock, all of which have been issued as of the date hereof.

FPVD Warrants

On February 4, 2021, The Company issued 25,568,064,465 FPVD Warrants upon the closing of the Share Exchange. The FPVD Warrants have a term of three (3) years, an exercise price of $0.00005844216, and contain adjustments in the event of stock dividends and splits, subsequent rights offerings, pro rata distributions, and certain fundamental transactions as more fully described in the FPVD Warrants.

Additionally, the FPVD Warrants provide for (i) price protection in the event that the Company issues Common Stock or securities convertible into Common Stock at a imputed pre-money valuation of less than $10 million (“Qualifying Dilutive Issuance”) (ii) the increase in the number of shares underlying the FPVD Warrants in the event that the Company undertakes a Qualifying Dilutive Issuance, the shares underlying the FPVD warrants will adjust so the holder will maintain its percentage ownership held immediately prior to the Dilutive Issuance. Additionally, the exercise price of the FPVD warrants will adjust so that the aggregate consideration received for the exercise of the warrant taking into account the additional shares will remain unchanged. The adjustments to exercise price and number of shares underlying the FPVD Warrant will lapse and be of no further force or consequence upon the earlier of (i) the Company raising aggregate proceeds of $5,000,000 at any valuation beginning on the date of the FPVD Warrants (with the holders receiving the benefit of such protection afforded by a Qualifying Dilutive Issuance until the first dollar over $5,000,000 is raised, and (ii) the Company’s Common Stock becomes listed on a national exchange or quotation system. The FPVD Warrant allow for cash-less exercise at any time after six months of issuance in the event that the shares underlying the FPVD warrants are not subject to an effective registration statement.

Registration Rights Agreement for Series B Preferred Stock

Pursuant to the sale of Series B Preferred Stock, the Company entered into a registration rights agreement (“RRA”) whereby the Company agreed to register all of the shares of Common Stock underlying the shares of Series B Preferred Stock sold to investors. The Company agreed to file the registration statement registering the shares of Common Stock within 180 days after the first sale of Series B Preferred Stock, which occurred on October 22, 2020.

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Registration Rights Agreement with SRAX

On January 28, 2021, the Company entered into a registration rights agreement pursuant to which SRAX was provided with “Demand” and “Piggyback” registration rights with respect to 149,562,566,584 shares of Common Stock issued upon completion of the Share Exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is Issuer Direct located at 1 Glenwood Avenue, Suite 1001, Raleigh, North Carolina, 27603, telephone (919) 481-4000. The Company acts as the transfer agent and registrar for its Series A, B, and C Preferred Stock.

Listing on the OTC Pink Sheets

The Company’s Common Stock is quoted on the pink sheets of the OTC Markets under the symbol FPVD. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DESCRIPTION OF BUSINESS

Our Business

Prior to the completion of the Share Exchange, BIG Token was an operating segment of SRAX. On February 4, 2021 we completed the Share Exchange. As a result, BIG Token became our wholly owned subsidiary and we adopted BIG Token’s business plan. We anticipate formally changing our name to BIG Token in the future. In connection with the Share Exchange, we also entered into certain agreements with SRAX including but not limited to the TSA and MSA, as more fully described below. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

We were initially incorporated as M Street Gallery, Inc. in March of 2011, in the state of Florida. On September 25, 2013, we changed our name to Enhance-Your-Reputation.com, Inc. On February 1, 2015, we changed our name to Force Protection Video Equipment Corporation. Our headquarters are located in Westlake Village, California, but we work as a virtually distributed organization. On February 4, 2021 we completed a share exchange with BIG Token, Inc., a wholly owned subsidiary of SRAX. As a result of the exchange, BIG Token became our wholly owned subsidiary. Additionally, simultaneous with the exchange, we adopted BIG Token’s business plan.

Company Overview

We are a data technology company offering a consumer based mobile application that allows consumers to own and earn from their digital data. We generate revenue by anonymizing the data, and using it to extract consumer insights that we sell to brand advertisers. Our consumer- based platform and technologies offer tools and services to identify and reach the target consumers of our brand advertisers. Our technologies assist our clients to identify their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities that amplify the performance of marketing campaigns and maximize a return on marketing spend.

When consumers download our app, we ask them some questions, engage them with surveys, and ask them to connect their various online accounts including their bank accounts, credit card accounts, and social media accounts. Based on the amount of information they provide directly by answering questions or taking surveys, or passively, by connecting accounts, we’re able to track more than 4,000 attributes per consumer.

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We derive our revenues from applying the data we collect, and deriving insights and audiences that we use to increase the efficiency of the online advertising of our clients. We then share the revenue generated with our consumers based on their activity and various other parameters.

To date, there have been more than 16 million accounts registered on BIG Token. The vast majority of our registrations have been driven by referrals from existing users who get rewards for driving new users. Of the 16 million, we’ve “verified” over 9 million through emails and bot detection techniques.

Acquisition Strategy

The Company’s current business plan includes an acquisition strategy to expand and augment our current product offerings and technologies. Our acquisition strategy consists of evaluating new companies and technologies in the ad-tech industry that could be synergistic to us with the goal of developing such technologies with our BIGtoken platform. We believe that this element of our corporate strategy could provide new opportunities for product development and diversify risks inherent in focusing solely on the BIGtoken platform.

Our Market Opportunity – Data Economy

The global big data market is forecasted to grow to $103B by 2027, more than double its market size in 2018. A consumer’s digital footprint includes everything they search for, view, read, listen to, purchase, like or comment on.

Data spending keeps rising - The majority of survey respondents (69.2%) said their organizations increased spending on data and related services in 2018 (relative to 2017), while over three-fourths (78.2%) anticipate investing even more in the coming year.

Companies are prioritizing data-driven insights in order to develop marketing strategy and allocate marketing spend.

Government Regulation On Data Privacy Is Driving Major Tech Companies To Restrict Or Eliminate Traditional Data Collection Techniques

Regulation is changing the way businesses and tech can use data. In 2016, the European Union (EU) passed the General Data Protection Regulation (GDPR) to give individuals control over their personal data and to unify regulations within the EU. Other seminal regulatory events include the 2018 passage of the California Consumer Privacy Act (CCPA) intended to enhance privacy rights and consumer protection for Californians.

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In response to the changing global regulatory environment around data privacy, major tech companies are changing how they allow their customers to collect user data. Notably, the major browsers, including Google’s Chrome and Apple’s Safari, are eliminating, or severely restricting, the use of 3rd party cookies. Those cookies have been a principal way that brands have been able to identify and market to consumers. In addition, in iOS 14, Apple is changing the Identifier For Advertiser (IDFA) tags used by mobile apps to identify users from opt out, to opt-in.

As a result of the intensifying regulatory landscape, and the tech industry’s response, first-party opt-in data, like that collected by BIGtoken, is becoming increasingly valuable. As we scale our compliant first party data set, BIGtoken will be strongly positioned to capitalize on the rapidly evolving data marketplace. We are currently focused on increasing registered users on the platform, increasing the engagement of our users, monetizing our data driven insights, and rewarding our users for sharing their data.

Given the massive tailwinds in data privacy, and our focus on first-party opt-in data, we believe BIGtoken is well positioned to accelerate growth as we play an increasingly larger role in ensuring data privacy is treated as a human right.

For additional information about government regulation applicable to our business, see Risk Factors in Part I, Item 1A.

Our Competitive Advantages — What Sets Us Apart

With the changing data privacy landscape, BIGtoken’s product offering is well positioned to provide marketing solutions compliant with these new and evolving regulations. BIGtoken’s product offering provides marketers with data solutions that traditional data providers cannot:

●	Data accuracy for research and ad targeting
●	Manage reach and frequency with greater accuracy across multiple media platforms
●	Access to consumers at scale for research, measurement, and attribution
●	Speed of execution for research and new targeting cohorts
●	Ability to target advertising to consumers based on identity without cookies

Consumers are increasingly demanding data privacy, compensation for their data, and transparency and choice of how their data is used. The BIGtoken platform is focused on providing consumers with the tools and preferences they need to achieve their unique data requirements, including:

●	Compensation
Consumers earn when they opt-in to sharing their data and when that data is purchased.

●	Choice
Consumers decide what data is shared & who can buy it.

●	Transparency
Consumers are fully aware of how their data is used.

Our Growth Strategy

Our business is currently based on using our mobile app to aggregate users who opt-in to provide us their data via direct and passive actions, anonymizing that data, and using that data to provide unique consumer insights that enable marketers to advertise more efficiently. We believe that as the information gathered through the BIGtoken platform scales, we will be able to introduce new products, and monetize our growing user base at increasingly higher rates.

We are currently focused on increasing registered users on the platform, increasing the engagement of our users, monetizing our data driven insights, and rewarding our users for sharing their data. As part of this strategy, we continue to explore partnership opportunities that would allow us to leverage the capabilities of the BIGtoken platform to effectively grow the platform and increase and enhance our user experience and user rewards / compensation.

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Examples of how we plan to use BIGtoken and the proprietary consumer data derived therefrom include:

●	The use of BIGtoken user surveys and the sale of such information received from surveys.

●	The creation and management of targeted rewards and loyalty programs based on information and buying trends ascertained by data captured on our BIGtoken platform. We offer this solution both on and off the BIGtoken app.

●	The ability to assist our customers in conducting market research based on analytics received from users of the BIGtoken platform.

●	The ability to identify specific audiences for our customers and to target questions, surveys and data analytics geared toward our customers’ products / industries. Additionally, if we are unable to scale the needed information for a customer’s target audience, we may utilize our proprietary analytics to gain insight to further focus and refine user segments that need to be targeted in order to optimize data and media spend.

●	The use of Lightning Insights that allow our customers to conduct research around specific audience groups through both long and short research studies.

●	The creation of customized loyalty programs that utilize rewards to drive consumer purchasing habits.

●	We plan to increasingly embrace crypto-currencies, including, but limited to, offering to reward our users with Bitcoin and other cryptocurrency, offering to pay our employees and vendors with such currency. offering our users digital wallets to store their crypto, enabling our users to store rewards in interest bearing stablecoins, holding cryptocurrency in our Treasury, developing our own Layer One Protocol optimized for users to own and monetize data, developing our own cryptocurrency to be used as rewards.

Marketing and sales

We market our services through our in-house sales team, with a focus today on the largest brand advertisers with the biggest advertising budgets. Our customers include 8 of the 10 largest brand advertisers, each poised to dramatically increase their spend with BIGtoken in 2021. We believe that our focus on the largest brand advertisers will not only drive meaningful revenue growth but will help build the BIGtoken brand as the leader in privacy focused, opt in, first-party data, positioning us well when we expand our focus to mid-market agencies and brands.

On the client side, our in-house marketing is focused on positioning BIGtoken as a thought leader in data privacy, via social media, including Facebook, LinkedIn and Twitter, public relations (PR), industry events and the creation of white papers which assist in our marketing efforts and are used as lead generation tools for our sales team.

On the consumer side, we are focused on marrying our privacy leadership, with a reward system that provides meaningful value to our users who provide us with meaningful data.

Intellectual property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information. We have one Trademark, “BIGtoken.”

Competition

We operate in a highly competitive digital media and ad tech environment. We compete based on our ability to: assist our customers in obtaining the best available prices, data, and analytics, our customer service and, the quality and accessibility of our innovative products and service offerings. We believe our platform provides for a competitive advantage. We expect an increasing number of other companies to provide similar services, leading to an increasingly competitive landscape.

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Government Regulations

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. These may involve privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, product liability, taxation, economic or other trade prohibitions or sanctions, anti-corruption law compliance, securities law compliance, and online payment services. In particular, we are subject to federal, state, and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

Proposed or new legislation and regulations could also significantly affect our business. For example, the European General Data Protection Regulation (GDPR) took effect in May 2018 and applies to all of our products and services used by people in Europe. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union that are different from those previously in place in the European Union and includes significant penalties for non-compliance. The California Consumer Privacy Act, which took effect in January 2020, also establishes certain transparency rules and creates new data privacy rights for users. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business, such as liability for copyright infringement. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

We may become the subject of investigations, inquiries, data requests, requests for information, actions, and audits by government authorities and regulators in the United States, Europe, and around the world, particularly in the areas of privacy, data protection, law enforcement, consumer protection, and competition, as we continue to grow and expand our operations. We are currently, and may in the future be, subject to regulatory orders or consent decrees, including the modified consent order we entered into in July 2019 with the U.S. Federal Trade Commission (FTC) which is pending federal court approval and which, among other matters, will require us to implement a comprehensive expansion of our privacy program. Orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated civil and criminal liability or penalties (including substantial monetary remedies), interrupt or require us to change our business practices in a manner materially adverse to our business, divert resources and the attention of management from our business, or subject us to other remedies that adversely affect our business.

We anticipate embracing crypto and digital assets in the future. The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and the value. Regulation of digital assets, like cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transaction or in transferring them. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

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Employees and Human Capital Resources

As of July 14, 2021, we had 86 full-time employees. 7 are engaged in executive management such as our Principal Executive Officer, 57 in information technology including those participating in our research and development efforts, 7 in sales and marketing, 8 in integration and customer support and 7 in administration . All employees are employed “at will.” We believe our relations with our employees are generally positive and we have no collective bargaining agreements with any labor unions.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel, whether existing employees or new hires, through the granting of stock-based and cash-based compensation awards. We believe that this increases value to our stockholders and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As the success of our business is fundamentally connected to the well-being of our employees, we are committed to their health, safety and wellness. We provide our employees and their families with access to convenient health and wellness programs, including benefits that provide protection and security giving them peace of mind concerning events that may require time away from work or that impact their financial well-being; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, as well as the community in which we operate, and which comply with government regulations, including working in a remote environment where appropriate or required.

Relationship with SRAX

We have operated as an operating segment of SRAX since April 1, 2020. SRAX currently provides certain services to us, and costs associated with these functions are billed to us. These services relate to: executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services.

On February 4, 2021, we completed the share exchange transaction (“Share Exchange”) as described in the share exchange agreement (“Exchange Agreement”). The Exchange Agreement and proposed Share Exchange was disclosed in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission” or “SEC”)) on October 5, 2020.

Pursuant to the Share Exchange, we acquired all of the outstanding capital stock of BIG Token. As a result, we became a majority owned subsidiary of SRAX, BIG Token became our wholly owned subsidiary and Force Protection Video Equipment Corporation adopted BIG Token’s business plan. In connection with the Share Exchange, we entered into the following agreements:

Transition Services Agreement

On January 27, 2021, we entered into the Transition Services Agreement (“TSA”) with SRAX and BIG Token. Pursuant to the TSA, SRAX will provide us with certain transitional related services for such period of time as needed. Pursuant to the TSA, we pay SRAX, on a monthly basis, for certain services required to run the BIG Token business and platform, including but not limited to: (i) general and administrative services, (ii) finance and accounting services, (iii) technical operations, (iv) software services, (v) human resources services, (vi) use of facilities, (vii) and other services on an as needed basis if requested by the Company.

Master Separation Agreement

On January 27, 2021, we entered into a Master Separation Agreement (“MSA”) with SRAX. Pursuant to the MSA: (a) SRAX transferred all of the BIG Token assets required to run the BIG Token business including but not limited to (i) SRAXauto, SRAXcore, and SRAXshopper advertising tools and software, (ii) the BIG Token platform, (iii) associated BIG Token software and hardware; (iv) contracts associated with BIG Token, (v) intellectual property rights associated with BIG Token, (vi) bank accounts and certain inventory of BIG Token, and (vii) other assets required in the BIG Token business; and (b) certain liabilities and obligations related to the BIG Token business including but not limited to (v) liabilities related to the BIG Token business, (w) certain BIG Token accounts payable, (x) liabilities resulting from BIG Token contracts, (y) liabilities arising out of third-party claims against the BIG Token business and its assets, and (z) other liabilities that arise out of or result from the BIG Token business prior or subsequent to the closing of the Share Exchange. SRAX and the Company further agreed to take such steps necessary to facilitate the transfers, including continued efforts on each party if there is any delay in the assignment of any asset or liability.

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The MSA also requires, for as long as SRAX is required to consolidate our results of operations and financial position, that we agree to: (i) prepare its annual and quarterly financial statements in accordance with the general accepted accounting principles (GAAP), (ii) undertake certain internal controls and procedures over financial reporting, (iii) provide our preliminary financial statements to SRAX for review, (iv) file all required quarterly and annual reports with the Commission on a timely basis, (v) provide SRAX with all annual budgets and periodic financial projections related to our operations on a consolidated basis, (vi) cooperate with SRAX on all public filings, press releases, and proxy statements filed or disseminated by SRAX as needed, and (vii) to use the same certified public accountant as SRAX.

Provided that SRAX owns at least fifty percent (50%) of the total voting power of our capital stock, without the prior consent of SRAX, we (i) will not restrict the ability of SRAX to sell, transfer or dispose of the Common Stock, (ii) will not breach certain contraction obligation to which SRAX is a party to and pursuant to which we receive a benefit pursuant to the TSA, and (iii) will not make any acquisitions or dispositions of businesses or assets in excess of $3,000,000 in the aggregate, or acquire shares, or interest in any company or partnership or loans in excess of $3,000,000 in the aggregate.

SRAX as our Controlling Stockholder

SRAX currently owns 149,562,566,584 shares of our Common Stock and 5,000,000 shares of Series A Preferred Stock, or approximately 64 % of the voting power of the Company. For as long as SRAX continues to control more than 50% of our outstanding common stock, SRAX or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, SRAX will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to SRAX. In addition, the master separation agreement will provide that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts. To preserve the tax-free treatment of the separation, the master separation agreement will include certain covenants and restrictions to ensure that, until immediately prior to the share exchange, SRAX will retain beneficial ownership of at least 80% of our carve-out voting power and 80% of each class of nonvoting capital stock, if any is outstanding. In addition, to preserve the tax-free treatment of the separation, we will agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business.

PROPERTIES

Pursuant to the TSA with SRAX, we are provided office space at SRAX’s corporate headquarters in Westlake Village, California and its engineering facilities in Mexicali, Baja California (Mexico). We believe both locations are suitable and adequate for our current levels of operations and anticipated growth.

LEGAL PROCEEDINGS

None.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the pink sheets of the OCT Markets under the symbol FPVD. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of July 14, 2021, we had approximately 44 record holders of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial holders represented by these record holders, but it is well in excess of the number of record holders.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

Securities authorized for issuance under equity compensation plans

On March 16, 2021, our Board of Directors approved the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan has not been approved by the Company’s stockholders, and is administered by our Board or such committee appointed by the Board. The 2021 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, performance units, performance shares, restricted stock units, and other stock-based awards to our employees, directors, and consultants. The purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants, and to promote the success of the Company’s business. Under the terms of the 2021 Plan, the Company initially reserved 15,824,493,516 shares of Common Stock, subject to an automatic increase on the first day of each calendar year such that the number of shares available for issuance under the 2021 Plan will be 10% of the outstanding shares of Common Stock of the company. The 2021 Plan further authorizes the administrator to amend the exercise price and terms of certain awards thereunder. As of the date of this registration statement, no awards have been granted under the 2021 Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Plans approved by our stockholders:	—	—	—
Plans not approved by stockholders
2021 Equity Incentive Plan (1)	—	—	—

(1)	The 2021 Equity Incentive Plan was adopted on March 16, 2021. On January 1 of each year, the number of shares available for issuance under the 2021 Equity Incentive Plan will increase if necessary, to be equal to 10% of the outstanding shares of common stock of the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, timing, strategies, expectations, anticipated expenses levels, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this quarterly report. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this quarterly report.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

Prior to the completion of the Share Exchange, BIGtoken was an operating segment of SRAX. On February 4, 2021 we completed the Share Exchange. As a result, BIGtoken became our wholly owned subsidiary, and we adopted BIGtoken’s business plan. We anticipate formally changing our name to BIGtoken in the future. In connection with the Share Exchange, we also entered into certain agreements with SRAX including but not limited to the TSA and MSA, as more fully described in this Quarterly Report. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

Company Overview

We are a data technology company that generates revenue from providing enterprise customers with the opportunity to access consumers directly, with permission-based and authenticated data, for the purposes of more efficiently and effectively allocating marketing budgets and executing on related campaigns, conducting market research and building unique, valuable, first party, proprietary databases. We do this via our consumer-based application that allows consumers to own and earn from their digital identity and data.

Acquisition Strategy

The Company’s current business plan includes an acquisition strategy to expand and augment our current product offerings and technologies. Our acquisition strategy consists of evaluating new companies and technologies in the ad-tech industry that could be synergistic to us with the goal of developing such technologies with our BIGtoken platform. We believe that this element of our corporate strategy could provide new opportunities for product development and diversify risks inherent in focusing solely on the BIGtoken platform.

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Recent Business Highlights

During the quarter ending March 31, 2021, and through the date of the filing of this Quarterly Report on Form 10-Q, the Company achieved the following milestones:

●	Completed a share exchange transaction whereby we acquired 100% of the outstanding capital stock of BIGtoken, and we adopted BIGtoken’s business plan.

●	Between March and April 2021, we sold $4,809,827 of equity securities to accredited investors resulting in the issuance of 48,098 shares of Series B Preferred Stock, which was subsequently converted into Common Stock.

●	Augmented senior management with the appointment of George Stella, our Chief Revenue Officer, to the additional position of President.

●	Completed restructuring sales department to better serve existing clients and expand capabilities.

●	Adjusted platform matrix, which has initially resulted in enhanced user engagement.

●	Realigned BIGtoken platform to increase and better focus on domestic markets until platform is ready for expansion.

Our Relationship with SRAX

Arrangements Between SRAX and Our Company

Pursuant to the completion of the Share Exchange, we entered into:

●	a master separation agreement, or MSA;
●	a transition services agreement, or TSA;

These agreements provide a framework for our relationship with SRAX after the separation and provide for the allocation between us and SRAX of SRAX’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after our separation from SRAX, specifically,

Pursuant to the sale of our Series B Preferred Stock we converted an aggregate of 48,098 shares of Series B Preferred Stock into approximately 68,583,866,100 shares of Common Stock. Subsequent to such conversions, SRAX owns approximately 64% of the voting power of our capital stock. As of the date hereof, there are 10,500 shares of Series B Preferred Stock that have not been converted into shares of Common Stock as a result of beneficial ownership limitations.

For as long as SRAX continues to control more than 50% of our outstanding common stock, SRAX or its successor-in-interest will be able to direct the election of all the members of our board of directors. Similarly, SRAX will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to SRAX. In addition, the MSA provides that, as long as SRAX beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of our board of directors, we will not (without SRAX’s prior written consent) take certain actions, such as incurring additional indebtedness and acquiring businesses or assets or disposing of assets in excess of certain amounts.

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Components of Operating Results

Revenue

Our revenues consist of the sale of consumer data obtained through the BIGtoken platform in conjunction with various marketing related services, such as the following:

●	The use of BIGtoken user surveys and the sale of such information received from surveys;

●	The creation and management of targeted rewards and loyalty programs based on information and buying trends ascertained by data captured on our BIGtoken platform;

●	The ability to assist our customers in conducting market research based on analytics received from users of the BIGtoken platform;

●	The ability to identify specific audiences for our customers and to target questions, surveys and data analytics geared toward our customers’ products / industries. Additionally, if we are unable to scale the needed information for a customer’s target audience, we may utilize our proprietary analytics to gain insight to further focus and refine user segments that need to be targeted in order to optimize data and media spend;

●	The use of Lightning Insights that allow our customers to conduct research around specific audience groups through both long and short research studies; and

●	The creation of customized loyalty programs that utilize rewards to drive consumer purchasing habits.

Our revenue can vary based on a number of factors, including changes in the overall advertising and data markets, user adoption of the BIGtoken platform, the effectiveness of our audience targeting abilities; changes in technology; and adoption of our current and future BIGtoken product offerings.

Cost of Revenue

Cost of revenue consists of the costs of media and other third-party costs incurred in conjunction with the marketing related services we provide.

Our cost of revenue as a percentage of revenue can vary based upon a number of factors, including those that may affect our revenue set forth above and factors that may affect our cost of revenue, including, without limitation: the cost of media utilized to perform our marketing services, the volume of media or the effectiveness of our services. From time to time, however, we may experience fluctuations in our gross margin as a result of the factors discussed above.

Operating Expenses

Employee related costs

Employee related costs consist of salaries and other compensation and related costs paid to our employees and contractors. We expect these costs to increase in absolute dollars as we invest and expand our business.

Marketing and selling expenses

Marketing and selling expenses consist primarily of advertising, corporate communications and user acquisition related costs as well as costs related to the redemption of BIG Token points from our users. We expect our sales and marketing expense to increase in absolute dollars for the foreseeable future as we continue to invest in brand marketing to strengthen our competitive position, to accelerate growth and to increase brand awareness.

Platform costs

Platform costs consist of technology and content hosting of our BIGtoken platform. We expect these costs to increase in absolute dollars for the foreseeable future as we continue to expand our user base.

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Depreciation and Amortization

Depreciation and Amortization cost represent an allocation of the costs incurred to acquire the long-lived assets used in our business over their estimated useful lives. Our long-lived assets consist of property and equipment and internally developed software.

General and Administrative

General and administrative expense consists primarily of human resources, information technology, professional fees, IT and facility overhead, and other general corporate expense. We expect our general and administrative expense to increase in absolute dollars primarily as a result of the increased costs associated with being a stand-alone public company. However, we also expect our general and administrative expense to fluctuate as a percentage of our revenue in future periods based on fluctuations in our revenue and the timing of such expense.

Covid-19

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China and has since spread to a number of other countries, including the U.S. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a wide range of industries. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain.

Results of Operations

We operate as one operating and reportable segment. The following table sets forth, for the periods presented, the combined statements of operations data, which we derived from the accompanying financial statements.

Year ended December 31, 2020 compared to year ended December 31, 2019

	For the Years Ended December 31,
	2020	2019	$ CHG	% CHG
REVENUE
Total Revenue	$2,168,000	$3,228,000	(1,060,000)	-33%
Cost of revenue	800,000	1,613,000	(813,000)	-50%
GROSS PROFIT	1,368,000	1,615,000	(247,000)	-15%
Gross profit margin	63%	50%

OPERATING EXPENSES
Employee related costs	4,786,000	8,123,000	(3,337,000)	-41%
Marketing and selling expenses	1,167,000	2,515,000	(1,348,000)	-54%
Platform Costs	1,157,000	1,251,000	(94,000)	-8%
Depreciation and amortization	920,000	929,000	(9,000)	-1%
General and administrative	1,919,000	4,778,000	(2,859,000)	-60%
Total operating expenses	9,949,000	17,596,000	(7,647,000)	-43%
LOSS FROM OPERATIONS	(8,581,000)	(15,981,000)	7,400,000	-46%

Other income (expense)
Financing Costs	(7,421,000)	(694,000)	(6,727,000)	969%
Interest income	-	8,000	(8,000)	-100%
Gains from marketable securities	305,000	50,000	255,000	510%
Unrealized loss on marketable securities	-	(6,000)
Change in fair value of derivative liabilities	196,000	1,000,000	(804,000)	-80%
Exchange gain	-	19,000
Total other income (loss)	(6,920,000)	377,000	(7,297,000)	-1936%
Loss before provision for income taxes	(15,501,000)	(15,604,000)	103,000	-1%
Provision for income taxes	(5,000)	-	(5,000)	n/a
Net loss	$(15,506,000)	$(15,604,000)	98,000	-1%

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BIGtoken Revenues

BIGtoken revenues for the year-ended December 31, 2020 decreased to $2,168,000 or 33% compared to $3,228,000 during the year ended December 31, 2019. This decrease is primarily driven by the suspension of several of our customer’s marketing campaigns during the end of the first quarter and through the second quarter.

BIGtoken Profit Margin

BIGtoken’s costs of revenue consist of media acquired from third parties to fulfill the media and advertising components of our revenues. Profit margin for the year-ended December 31, 2020 increased to 63% as compared to 50% in 2019. The increase is driven by enhanced operational execution.

Operating Expenses

BIGtoken Operating Expenses

Our operating costs for the year-ended December 31, 2020 declined to $9,949,000 or by 43% as compared to $17,596,000 for the year-ended December 31, 2019. The decrease in operating expenses were attributable to the following: to the reductions in staffing related and other general administrative expenses attributable to our legacy media verticals, and the reduction of our BIGtoken point liability.

Employee Related Costs. These are the costs we incur to employ our staff. For the year-ended December 31, 2020 employee related costs decreased to $4,786,000 from $8,123,000 for the full year period ending December 31, 2019, representing a decrease of $3,337,000 or approximately 41%. The decrease is primarily due to a reduction in employees in our sales and operations departments.

Platform costs. Consist of the technology and content hosting. Platform costs for the full year ending December 31, 2020 were $1,157,000 as compared to $1,251,000 for the year ended December 31, 2019, representing a decrease of $94,000 or 8%. We expect these costs to continue to increase in absolute dollars as we continue to grow our user database but expect that they continue to decrease as a percentage of our revenues.

Marketing, data services and sales. These are the costs for the full year ending December 31, 2020 were $1,167,000 as compared to $2,515,000 for the year ended December 31, 2019, representing a decrease of $1,348,000 or 54%. For the year-ended December 31, 2020 and 2019, the company incurred $364,000 and $960,000, respectively, in expenses related to payments to users for point redemptions and accruals for future redemptions. This represents a decrease of $596,000 or 62%.

General and administrative. General and administrative expense consists primarily of human resources, information technology, professional fees, IT and facility overhead, and other general corporate expense. General and Administrative expenses were $1,919,000 and $4,778,000 for the full years ending December 31, 2020 and 2019, respectively, which represents a decrease of $2,859,000 or 60%. The decrease in expense in driven by a decrease in the allocation of corporate overhead of approximately $2,800,000.

Interest Expense and Financing Cost

Our financing cost for the year-ended December 31, 2020 increased to $7,421,000 compared to $694,000 for 2019 for an increase of approximately $6,727,000 or 969%. The increase is driven by cost incurred by our Parent in order to fund operations through the sale of convertible debentures in June of 2020 as compared to financing the operations of the business through the sale of assets and equity securities in 2019.

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Change in the Fair Value of our Warrant Liabilities

Income or loss associated with the changes in the fair value of warrant liabilities have been recorded in other income for the full years ended December 31, 2020 and 2019 and represent a proportionate allocation of the income / (loss) our Parent has incurred attributable to the changes in the calculated value of warrants it issued through various financing transactions in 2017 through 2020.

Quarter ended March 31, 2021 compared to quarter ended March 31, 2020

	For the Three Months Ended March 31,
	2021	2020	$ CHG	% CHG
REVENUE
Total Revenue	$855,000	$193,000	$662,000	343%
Cost of revenue	273,000	98,000	175,000	179%
GROSS PROFIT	582,000	95,000	487,000	513%
Gross profit margin	68%	49%

OPERATING EXPENSES
Employee related costs	565,000	1,714,000	(1,149,000)	-67%
Marketing and selling expenses	166,000	267,000	(101,000)	-38%
Platform Costs	287,000	293,000	(6,000)	-2%
Depreciation and amortization	142,000	269,000	(127,000)	-47%
General and administrative	943,000	603,000	340,000	56%
Total operating expenses	2,103,000	3,146,000	(1,043,000)	-33%
LOSS FROM OPERATIONS	(1,521,000)	(3,051,000)	1,530,000	-50%

Other income (expense)
Financing Costs	-	(315,000)	315,000	-100%
Loss from marketable securities	-	(71,000)	71,000	-100%
Interest expense	-	(15,000)	15,000	-100%
Change in fair value of derivative liabilities	-	1,190,000	(1,190,000)	-100%
Total other income (loss)	-	789,000	(789,000)	-100%
Loss before provision for income taxes	(1,521,000)	(2,262,000)	741,000	-33%
Provision for income taxes	-	-	-	-%
Net loss	(1,521,000)	(2,262,000)	741,000	33%
Beneficial conversion feature of series B convertible preferred stock	(5,775,000)	-	(5,775,000)	100%
Loss attributable to common stockholders	$(7,296,000)	$(2,262,000)	$(5,034,000)	223%

BIGtoken revenues

BIGtoken revenues for the three months-ended March 31, 2021 increased to $855,000 or 343% compared to $193,000 during the three months ended March 31, 2020. This increase is primarily driven by the increased acceptance of our product offering, the growth of our product offering and the continued investment in BIGtoken user database.

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BIGtoken Profit Margin

BIGtoken’s costs of revenue consist of media acquired from third parties that we sell to our customers. Profit margin for the three months ended March 31, 2021 increased to 68% as compared to 49% in 2020. The increase is driven by enhanced operational execution.

Operating Expenses

BIGtoken Operating Expenses

Our operating costs for the three months ended March 31, 2021 decreased to $2,103,000 or by $1,043,000 or 33% as compared to $3,146,000 for the three months ended March 31, 2020. The decrease in operating expense is primarily attributable to a decrease in employee compensation costs as further discussed below.

Employee Related Costs were $565,000 and $1,714,000 for the three months ended March 31, 2021 and 2020, respectively. This represents a decrease of $1,149,000 or approximately 67% for the three months ended March 31, 2021 compared to the comparable period of 2020. The decrease is primarily due to a reduction in head count in our sales and operations departments.

Marketing, data services and sales costs were $166,000 and $267,000 for the three months ended March 31, 2021 and 2020, respectively. This represents a decrease of $101,000 or 38% for the three months ended March 31, 2021 compared to the comparable period of 2020. For the three months ended March 31, 2021 and 2020, the Company incurred $189,000 and $38,000, respectively, in expenses related to payments to users for point redemptions and accruals for future redemptions. This represents an increase of $151,000 or 397%. We expect these costs to continue to grow in nominal dollars as we continue to grow but expect that they continue to decrease as a percentage of our revenues.

Platform costs were $287,000 and $293,000 for the three months ended March 31, 2021 and 2020, respectively. We expect these costs to increase in absolute dollars as we continue to grow our user database but expect that they continue to decrease as a percentage of our revenues.

General and administrative expenses were $943,000 and $603,000 for the three months ended March 31, 2021 and 2020, respectively. This represents an increase of $340,000 or 56% for the three months ended March 31, 2021 over the comparable period of 2020. Inclusive of this increase is approximately $330,000 of allocated corporate overhead. We expect our general and administrative expense to fluctuate as a percentage of our revenue in future periods.

Interest Expense and Financing Cost

Our financing costs were $0.00 and $315,000 for the three months ended March 31, 2021 and 2020, respectively. The decrease is because there were no allocation of financing costs from SRAX for the three months ended March 31, 2021.

Change in the Fair Value our Warrant Liabilities

Income associated with the changes in the fair value of warrant liabilities have been recorded in other income for the three months ended March 31, 2020 and represent a proportionate allocation of the income our Parent has incurred attributable to the changes in the calculated value of warrants it issued through various financing transactions in 2017 through 2020.

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Summary of Cash Flows

Quarter ended March 31, 2021 compared to quarter ended March 31, 2020

	Three Months Ended March 31,
	2021	2020

Net cash used in operating activities	$(1,188,000)	(893,000)
Net cash provided by (used in) investing activities	955,000	(149,000)
Net cash provided by financing activities	5,082,000	1,045,000

Cash flows from operating activities

Our largest source of operating cash is payments from customers. Our customers typically pay us from 60 to 120 days from the date we invoice them. The primary use of operating cash is to pay our media suppliers, employees and our users through point redemptions, and others for a wide range of services. Cash flows used in our operating activities decreased by $295,000 or 33% in 2021 primarily driven by an increase in cash payments for operating expenses partially offset by an increase in gross profit.

Cash flows from investing activities

Our principal recurring investing activity is the funding of our internal software development. Expenditures for software development were $0 and $149,000 for the three months ended March 31, 2021 and 2020, respectively. During the three months ended March 31, 2021, the Company generated $955,000 from business acquisition.

Cash flows from financing activities

Cash provided by financing activities represents cash receipts or payments to our Parent. For the three months ended March 31, 2021, the Company generated $4,725,000 from the issuance of series B preferred stock. Cash provided by financing activities for the three months ended March 31, 2021 increased by approximately $4,000,000 or 390%.

Liquidity and Capital Resources

Historically, our operations have participated in cash management and funding arrangements managed by SRAX. Other than those that are in BIGtoken designated legal entities, SRAX’s cash has not been assigned to us for any of the periods presented because those cash balances are not directly attributable to us. Cash and cash equivalents presented in the unaudited condensed consolidated balance sheets represent amounts pertaining to the BIGtoken legal entity only. Prior to the Share Exchange, we were dependent on SRAX for our continued support to fund our operations. Upon the close of our Share Exchange, we have raised an additional $4,725,000 through a private offering of our Series B Preferred Stock.

Our capital structure and sources of liquidity will change significantly from our historical capital structure. Following the Share Exchange, we expect to use cash flows generated from operations, together with the proceeds of $4,725,000 from the sale of series B preferred stock, as our primary sources of liquidity. Based on our current plans and market conditions, we believe that such sources of liquidity will be sufficient to satisfy our anticipated cash requirements for at least through the third quarter of 2021. We plan to invest in the sales of our existing product line to a wider audience, as well as in software modifications of our core technology to serve new customer needs in response to increased customer demand for differentiated data sets. Such opportunities will require modest software development expense as they are built on top of our existing platform. We will require additional funds to support our operating expenses and capital requirements, and will need to seek additional funds through the public or private equity or debt financing or from other sources. We cannot assure you that additional financing will be available at all, or that if available, such financing will be obtainable on terms favorable to us and would not be dilutive. Our future liquidity and cash requirements will depend on numerous factors, including the introduction of new products and potential acquisitions of related businesses or technology.

Going Concern

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues to achieved profitable operations. In addition, the Company’s operations will require significant additional financing. As of the closing of the Series B offering the Company had cash and cash equivalents of approximately $5 million which is not sufficient to fund the Company’s planned operations through one year after the date the unaudited condensed consolidated financial statements are issued, and accordingly, these factors create substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

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In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flow and cash usage forecasts, and obligations and debts. Although our Parent Company’s management has a history of capital raises, the analysis used to determine the Company’s ability to continue as a going concern does not include cash sources outside the Company’s direct control that management expects to be available within the next 12 months.

Arrangements Between SRAX and Our Company

We have entered into certain agreements that will affect the separation of our business from SRAX, provide a framework for our relationship with SRAX after the separation and provide for the allocation between us and SRAX of SRAX’s assets, employees, liabilities and obligations (including its investments, property and employee benefits assets and liabilities) attributable to periods prior to, at and after our separation from SRAX, specifically:

●	the MSA; and

●	the TSA.

The material terms of each of these agreements are summarized below. These summaries are qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits to our public filings. When used in this section, “separation date” refers to the date on which SRAX will contribute the BIGtoken business to us, which will occur prior to the completion of this Share Exchange.

The Master Separation Agreement

The MSA identifies assets, liabilities and contracts that were transferred, assumed or assigned as part of the separation

Except as may expressly be set forth in the MSA or any other transaction agreements, all assets were transferred on an “as is,” “where is” basis, and the respective transferees bear the economic and legal risks that (1) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (2) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Claims

In general, each party to the MSA assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party from any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Intercompany Accounts

The MSA provides that, subject to any provisions in the MSA or any other transaction agreement to the contrary, all intercompany accounts between SRAX and its subsidiaries, on the one hand, and BIGtoken and its subsidiaries, on the other hand, were settled.

Further Assurances

To the extent that any transfers or assignments contemplated by the MSA has not been consummated, the parties will agree to cooperate to effect such transfers as promptly as practicable. In addition, each of the parties agrees to cooperate with the other party and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the MSA and the other transaction agreements.

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Financial Covenants; Auditors and Audits; Annual Financial Statements and Accounting

We have agreed that, for so long as SRAX is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting, we will, among other things:

●	maintain disclosure controls and procedures and internal control over financial reporting that will provide reasonable assurance that, among other things, (1) our annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (2) our transactions are recorded as necessary to permit the preparation of our financial statements, (3) receipts and expenditures are authorized at the appropriate level within BIGtoken and (4) unauthorized uses and dispositions of assets that could have a material effect on our financial statements are prevented or detected in a timely manner;

●	maintain the same fiscal year as SRAX;

●	establish a disclosure committee that will review our Forms 10-Q, 10-K and other significant filings with the SEC, and permit up to three employees selected by SRAX to attend such committee’s meetings;

●	not change our independent auditors without SRAX’s prior written consent;

●	use our reasonable best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of SRAX’s financial statements;

●	provide to SRAX and its independent auditors all information required for SRAX to meet its schedule for the filing and distribution of its financial statements and to make available to SRAX and its independent auditors all documents necessary for the annual audit of our company as well as access to the responsible company personnel so that SRAX and its independent auditors may conduct their audits relating to our financial statements;

●	adhere to certain specified SRAX accounting policies and notify and consult with SRAX regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting;

●	coordinate with SRAX regarding the timing and content of our earnings releases and cooperate fully (and cause our independent auditors to cooperate fully) with SRAX in connection with any of its public filings; and

●	promptly report in reasonable detail to SRAX the following events or circumstances that we become aware of: (1) significant deficiencies and material weaknesses which are reasonably likely to adversely affect our ability to report financial information; (2) any fraud that involves management or other employees who have a significant role in our internal control over financial reporting; (3) illegal acts; and (4) any report of a material violation of law made pursuant to the SEC’s attorney conduct rules.

Indemnification

In addition, the MSA provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of SRAX’s business with SRAX. Specifically, each party has agreed to indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and their respective officers, directors, employees and agents (collectively, the “indemnified parties”) for any losses arising out of or otherwise in connection with:

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●	the liabilities that each such party assumed or retained pursuant to the MSA (which, in our case, would include the BIGtoken Liabilities and, in the case of SRAX, would include the SRAX Liabilities) and the other transaction agreements;

●	the failure of SRAX or us to pay, perform or otherwise promptly discharge any of the SRAX Liabilities or the BIGtoken Liabilities, respectively, in accordance with their terms, whether prior to, at or after the separation;

●	any breach by such party of the MSA or the other transaction agreements (other than the intellectual property rights cross-license agreement, which specifies the parties’ obligations therein); and

●	except to the extent relating to a BIGtoken Liability, in the case of SRAX, or a SRAX Liability, in our case, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of SRAX or us, respectively.

We also agreed to indemnify, defend and hold harmless the SRAX indemnified parties for any losses arising out of or otherwise in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (1) contained in any of our public filings with the SEC following the Share Exchange or (3) provided by us to SRAX specifically for inclusion in SRAX’s annual or quarterly or current reports following the Share Exchange to the extent (A) such information pertains to us or the BIGtoken business or (B) SRAX has provided prior written notice to us that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports (except, in the case of clause (B), for liabilities arising out of or resulting from, or in connection with, any action or inaction of any member of SRAX, including as a result of any misstatement or omission of any information by SRAX to us).

The MSA also specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions

The master separation agreement will also govern other matters related to the consummation of the Share Exchange, the provision and retention of records, access to information, confidentiality, cooperation with respect to governmental filings and third-party consents and insurance.

Transition Services Agreement

In connection with the Share Exchange we entered into a TSA with SRAX pursuant to which SRAX is providing us with specified services for an indefinite period of time to help ensure an orderly transition following the separation. The TSA specifies the calculation of our costs for these services. The cost of these services will be periodically reviewed by the parties to determine if an adjustment should be made.

The TSA generally provides that the applicable service recipient indemnifies the applicable service provider for liabilities that such service provider incurs arising from the provision of services other than liabilities arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the TSA, and that the applicable service provider indemnifies the applicable service recipient for liabilities that such service recipient incurs arising from such service provider’s gross negligence, bad faith or willful misconduct or material breach of the TSA.

Employees and Human Capital Resources

As of March 31, 2021, we had 59 full-time employees. 2 are engaged in executive management, 33 in information technology including those participating in our research and development efforts, 15 in sales and marketing, 8 in integration and customer support and 1 in administration. All employees are employed “at will.” We believe our relations with our employees are generally positive and we have no collective bargaining agreements with any labor unions.

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Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel, whether existing employees or new hires, through the granting of stock-based and cash-based compensation awards. We believe that this increases value to our stockholders and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As the success of our business is fundamentally connected to the well-being of our employees, we are committed to their health, safety and wellness. We provide our employees and their families with access to convenient health and wellness programs, including benefits that provide protection and security giving them peace of mind concerning events that may require time away from work or that impact their financial well-being; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, as well as the community in which we operate, and which comply with government regulations, including working in a remote environment where appropriate or required.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount in our unaudited condensed consolidated financial statements and related notes. On an ongoing basis, we evaluate estimates which are subject to significant judgment. The more critical accounting estimates include estimates related to revenue recognition. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 1 to our unaudited condensed consolidated financial statements for the quarters ended March 31, 2021 and 2020 appearing elsewhere in this report. There have been no material changes to our critical accounting policies and estimates since our Annual Report on Form 10-K for the year ended December 31, 2020.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements. In addition, you should refer to our accompanying Condensed Consolidated Balance Sheets as of March 31, 2021, and the Unaudited Condensed Consolidated Statements of Operations, Changes in Stockholders’ Equity and Cash Flows for quarters ended March 31, 2021 and 2020, and the related notes thereto, for further discussion of our accounting policies.

On an ongoing basis, we evaluate our estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities. To the extent that there are material differences between our estimates and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe the assumptions and estimates associated with the following have the greatest potential impact on our consolidated financial statements.

Use of Estimates

The Unaudited Condensed Consolidated Financial Statements have been prepared in conformity with U.S. GAAP and requires management of the Company to make estimates and assumptions in the preparation of these Unaudited Condensed Consolidated Financial Statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Unaudited Condensed Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company’s revenue recognition, provision for bad debts, BIGtoken point redemption liability, goodwill and intangible assets.

As of March 31, 2021, the impact of COVID-19 continues to unfold and as a result, certain estimates and assumptions require increased judgment and carry a higher degree of variability and volatility that could result in material changes to our estimates in future periods.

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Intangible assets

Intangible assets consist of the Company’s intellectual property of internally developed software and are stated at cost less accumulated amortization. Amortization is provided for on the straight-line basis over the estimated useful lives of the assets of five to nine years.

Costs incurred to develop computer software for internal use are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges up to three years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

During 2018, the Company began to capitalize the costs of developing internal-use computer software, including directly related payroll costs.

The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test as of December 31, 2020 using market data and discounted cash flow analysis. Based on this analysis, it was determined that the fair value exceeded the carrying value of its reporting units.

The Company had historically performed its annual goodwill and impairment assessment on December 31st of each year. This aligns the Company with other technology companies who also generally conduct this annual analysis in the fourth quarter.

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the goodwill, with its fair value, as determined by a combination of the market approach and income approach, its estimated discounted cash flows. If the carrying value of goodwill exceeds its fair value, the excess amount will be recognized as an impairment charge. We operate as one reporting unit.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

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Revenue Recognition

The Company applies Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer;

●	Step 2: Identify the performance obligations in the contract;

●	Step 3: Determine the transaction price;

●	Step 4: Allocate the transaction price to the performance obligations in the contract; and

●	Step 5: Recognize revenue when the company satisfies a performance obligation.

Under current and prior revenue guidance, revenues are recognized when control of the promised goods or services are transferred to the customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those good or services.

Recently Issued Accounting Pronouncements

For further information on recently issued accounting pronouncements, see Note 1 – Summary of Significant Accounting Policies in the accompanying notes to condensed consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data” of this Quarterly Report on Form 10-Q.

Off balance sheet arrangements

As of the date of this report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

The names of our directors and executive officers and their ages, positions, and biographies as of July 14, 2021 are set forth below. Our executive officers are appointed by, and serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers. For a description of the employment agreements and other ancillary agreements entered into between our officers and directors and the Company, please refer to the section entitled Executive Compensation below.

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Executive Officers and Directors

Name	Age	Positions	Officer / Director Since
Christopher Miglino	52	Interim Principal Executive Officer, Director	2021
George Stella	50	President, Chief Revenue Officer	2021
Michael Malone	39	Chief Financial Officer and Principal Accounting Officer	2021
Daina Middleton	55	Director	2021
Yin Woon Rani	47	Director	2021

Christopher Miglino, age 52 is the co-founder of SRAX, our parent company and has served on our board of directors since February 2021. Since April 2010, Mr. Miglino has served as SRAX’s Chief Executive Officer and a member of its board of directors. He also served as SRAX’s Chief Financial Officer and principal financial and accounting officer from April 2010 until August 2015. Mr. Miglino, who has over 15 years of experience running various advertising companies, oversees all of our affairs. Some of the companies Mr. Miglino has helped launch programs for include Diet Coke, Bank of America, Nestle, General Mills, HBO, National Geographic, Target, Aflac, and Bayer. Mr. Miglino previously served as a Board member for EVmo, Inc. (fka YaYYo, Inc) [OTC: YAYO] and served on their compensation committee until January 2020. In addition, from August 2008 until March 2010, Mr. Miglino was CEO of the Lime Ad Network, a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where his responsibilities included management of interactive and innovative advertising programs for 250 green and socially conscious websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. From 2004 until 2008, Mr. Miglino served as a board member for Golden Bridge Yoga in Los Angeles, a studio that encompasses over 20,000 square feet of yoga spaces including a restaurant. Mr. Miglino holds a bachelor’s degree from the University of Southern California. Mr. Miglino’s role as a co-founder of SRAX, his operational experience in SRAX as well as his professional experience in technology and advertising sectors were factors considered with his appointment to the BIG Token Board.

George Stella, age 50, joined the Company as chief revenue officer in February 2021. He was also appointed to serve as President of the Company on May 18, 2021. Prior to that, Mr. Stella served as executive vice president of SRAX, our parent company, since March 2018. George began his career in digital advertising spending 12 years at 24/7 Media as the data driven digital marketing space emerged. He then entered the digital shopper marketing space in its infancy with OwnerIQ and then HookLogic. Prior to joining SRAX, Mr. Stella served as vice president of sales, helping Yieldbot develop its digital shopper business.

Michael Malone, age 39, has been our principal accounting officer since January 2021. Mr. Malone has also served as SRAX’s Chief Financial Officer since December 2018. Mr. Malone has over sixteen (16) years of experience in corporate finance in public and private companies. From 2014 until December 2018, he served as Vice President Finance of Westwood One, LLC, a subsidiary of Cumulus Media, Inc. (NYSE: “CMLS”), an audio broadcast network in New York. Prior to that, from January 2013 through June 2014, he served as Finance Director / Controller for Cumulus Media Network’, audio broadcast network, until its merger with Westwood One, LLC. Prior to that from 2012 to 2013, he worked as Director of Internal Auditing of Cumulus Media. He holds a BA in accounting from Monmouth College.

Daina Middleton, age 55, is the CEO of Britelite Immersive. She also is an advisor and board member assisting companies in increasing their growth potential. From September 2017 through September 2019, she served as the Chief Executive Officer of Ansira Partners, a PE-backed marketing technology and services firm. Prior to that, from 2016 through September 2017, she served as a principal in Larsen Consulting Group, an arm of Gryphon Investors, coaching portfolio executives. Prior to joining LCG, she ran B2B Marketing for Twitter, and was the CEO of Performics, the performance marketing arm of Publicis. Earlier in her career, she worked for Hewlett-Packard for 16 years. She joined the board of directors at Marin Software (NASDAQ: MRIN) in 2014 where she serves on the Audit/ Finance and Compensation committees. She also serves on the board of PE-backed account-based marketing firm Madison Logic. She acts as an advisor for early start ups Ad Fontes Media and MarketBeam. She is also a published author, publishing “Marketing in the Participation Age: A Guide to Motivating People to Join, Share, Take Part, Connect, and Engage,” and “Grace Meets Grit: How to bring out the Remarkable Courageous Leader Within.” She holds a bachelor’s degree from Oregon State University. In evaluating Ms. Middleton’s specific experience, qualifications, attributes and skills in connection with her appointment to the Board, the Board took into account her extensive experience in raising capital, revenue growth, leadership coaching, marketing and branding, technology, and her leadership skills throughout such industries.

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Yin Woon Rani, age 47, has served as the chief executive officer of MilkPEP, a government administrated program that helps promote the consumption of fluid milk (best known for the Got Milk? campaign) since October 2019. Prior to that, from January 2014 – June 2018, she served as VP and chief customer experience officer for the Campbell Soup Company (NYSE: CPB), where she helped modernize and lead integrated communications for the company. Prior to that, from November 2011 through March 2013, she served as president (North America) of Universal MCCann, a global media and advertising agency. She graduated from Yale University, summa cum laude and earned a Masters of Business Administration from New York University Stern, where she graduated second in her class. In evaluating Ms. Rani’s specific experience, qualifications, attributes and skills in connection with her appointment to the Board, the Board took into account her extensive experience in marketing, media, technology, and her leadership skills throughout such industries.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

CORPORATE GOVERNANCE

Committees

The Board currently does not have audit, compensation or governance committees. Due to our size and limited resources and employees, the Board has determined that the functions of such committees, including the compensation committee, will be undertaken by the entire Board. Upon securing additional financing, the Board anticipates the creation of free standing committees. Executive compensation is determined by the entire board.

Stockholder Recommendation of Board Nominees

We currently do not have a formal policy on the submission of recommendations for candidates to the Board from stockholders. While the Board has not adopted a formal diversity policy or specific standards with regard to the selection of director nominees, due to the nature of our business, the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates. Additionally, although the Board has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess, when considering a potential non-incumbent candidate, the Board will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, and ability to represent the best interests of our stockholders.

The Board anticipates adopting a formal process for submission of stockholder recommendations in the future.

Code of Ethics

We are committed to maintaining the highest standards of honest and ethical conduct in running our business efficiently, serving our stockholders interests and maintaining our integrity in the marketplace. To further this commitment, we have adopted our Code of Ethics and Business Conduct, which applies to all our directors, officers and employees. A copy of our Code of Ethics and Business Conduct is attached to the Company’s Annual Report on Form 10-K as Exhibit 14.01. If you would like to receive a copy of our Code of Ethics and Business Conduct, we will provide you a copy free of charge. Please see the portion of the Registration Statement entitled “Where to Find More Information” for directions on how to request such information.

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Audit Committee

We do not have a separately designated standing audit committee or a committee performing similar functions. Our Board of Directors currently performs the functions of an audit committee.

Where to Find More Information

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. Also, our executive officers, directors and holders of more than 10% of our common stock, file reports with the SEC on Forms 3, 4 and 5 regarding their ownership of our securities. These materials are available on the SEC’s web site, http://www.sec.gov. You may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Alternatively, you may obtain copies of these filings, including exhibits, including our Code of Ethics and Business Conduct, by writing or telephoning us at:

FORCE PROTECTION VIDEO EQUIPMENT CORP.

2629 Townsgate Rd., Suite 215

Westlake Village, Ca 91361

Attn: Investor Relations

Tel: (714) 312-6844

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and stockholders owning more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of such reports. Based solely on our review of Form 3, 4 and 5’s, the following table provides information regarding any of the reports which were filed late during the fiscal year ended December 31, 2020:

None.

Limitation on Liability and Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Florida Business Corporation Act (the “FBCA”) and our Bylaws. Please see the section entitled “Indemnification of Directors and Officers” beginning on page 68 hereof.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed years ended December 31 (which was the fiscal year end of SRAX, our parent corporation upon completion of the share exchange transaction (“Share Exchange”) between the Company and SRAX that closed on February 4, 2021), for:

●	all individuals serving as our principal executive officer or acting in a similar capacity;
●	our two most highly compensated named executive officers, whose annual compensation exceeded $100,000; and
●	up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of our company, at December 31, 2020.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

George Stella	2020	175,000	23,047	-	-		-	-	14,087	(6)	212,134
Chief Revenue Officer, President (2)	2019	175,000	10,534	-	110,450	(3)	-	-	18,775	(6)	314,759

Lou Kerner	2020	-	-	-	-		-	-			-
Former Chief Executive Officer (4)	2019	-	-	-	-		-	-			-

Paul Feldman	2020	-	-	-	-		-	-
Chief Executive Officer(5)	2019	16,538	-	-	-		-	-			16,538

(1)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 12 of the notes to our Parent Company’s consolidated financial statements appearing in the 10-K for the year end December 31, 2019 for options awarded in 2019 or prior.

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(2)	All amounts paid to Mr. Stella were from SRAX, the parent company of BIG Token prior to the closing of the Share Exchange on February 4, 2021.
(3)	Mr. Stella’s stock option award consisted of 50,000 options to purchase Class A Common Stock of SRAX at $3.47 per share. The Options vest 1/3 annually beginning March 24, 2019.
(4)	Lou Kerner became our Chief Executive Officer effective February 16, 2021. Effective May 15, 2021, Mr. Kerner was terminated by the Company.
(5)	Effective January 27, 2021, Mr. Feldman resigned as chief executive officer, principal accounting officer, and as a member of our board of directors. He received no compensation for 2020. Notwithstanding, Mr. Feldman received 841,184,289 shares of Common Stock for certain past due and unpaid deferred compensation pursuant to his separation agreement entered into on January 27, 2021.
(6)	Represents benefits paid by SRAX to the applicable person.

Summary Compensation Table (Paid by SRAX, Inc.)

The amounts paid below to the listed executive officers of the Company were all paid in their entirety by SRAX, the parent corporation of BIG Token prior to the closing of the Share Exchange on February 4, 2021. No direct payments from FPVD have been made to these two officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

Michael Malone	2020	200,000	-	75,000	-		-	-	21,554	(4)	296,554
Chief Financial Officer	2019	199,242	-	75000	167,798	(2)	-	-	28,722	(4)	470,762

Christopher Miglino	2020	340,000	50,000	-	648,489	(3)	-	-	41,031	(4)	1,079,520
Principal Executive Officer	2019	340,000	-	-	-		-	-	24,455	(4)	364,455

(1)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 12 of the notes to our Parent Company’s consolidated financial statements appearing in the 10-K for the year end December 31, 2019 for options awarded in 2019 or prior.
(2)	Mr. Malone’s stock option award consisted of 100,000 options to purchase Class A Common Stock of SRAX at $2.56 per share. The Options vest quarterly over a three-year period beginning January 1, 2019.
(3)	Represents an option to purchase 300,000 shares of Class A Common Stock of SRAX at an exercise price of $2.97 per share and a term of 5 years. The options were fully vested on the grant date.
(4)	Represents benefits paid by SRAX to the applicable person.

Employment Agreement of Lou Kerner

On January 3, 2021 we entered into an at-will employment agreement with Lou Kerner to serve as chief executive officer subsequent to the completion of the Share Exchange and certain other conditions as more fully set forth in his Employment Agreement (the “Kerner Employment Agreement”). All conditions to the Kerner Employment Agreement were met or waived as of February 16, 2021, and Mr. Kerner’s employment began on February 16, 2021.

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On May 15, 2021, the Board of Directors of the Company terminated Mr. Kerner’s employment pursuant to the terms of the Kerner Employment Agreement.

Pursuant to the Kerner Employment Agreement, Mr. Kerner was entitled to receive the following compensation during his employment: (i) an annual salary of $175,000, (ii) eligibility for a target annual bonus of up to 100% of his base salary subject to meeting certain performance baselines with the year ending December 31, 2021 baseline as the Company receiving $5.5 million of gross profit for such year, (iii) eligibility to participate in and receive comparable benefits under all plans and programs of the Company offered to similarly situated executives, and (iv) the ability to accrue up to 14 days of paid vacation per year, with a maximum roll over of 10 days for a following year. Mr. Kerner also received a stock option grant that was cancelled upon Mr. Kerner’s termination.

Employment Agreement of George Stella

On February 4, 2021, the Company appointed George Stella as chief revenue officer of the Company. Mr. Stella is not a party to a written employment agreement. His compensation has been determined by the Board. Effective February 4, 2021, Mr. Stella’s annual salary was $175,000. Mr. Stella is also entitled to any additional benefits offered to all employees. Effective May 18, 2021, the Board appointed Mr. Stella as president of the Company, in addition to his role as chief revenue officer.

There were no arrangements pursuant to which Mr. Stella was appointed as chief revenue officer or president. There are no family relationships between Mr. Stella and any of the directors or officers of the Company or any of its subsidiaries.

Employment of Michael Malone

Mr. Malone began serving as our chief financial officer beginning February 4, 2021, upon completion of the Share Exchange with SRAX. He currently receives compensation pursuant to the Transition Services Agreement entered into with SRAX. There are no family relationships between Mr. Malone and any of the directors or officers of the Company or any of its subsidiaries.

Employment of Paul Feldman

Mr. Feldman resigned as chief executive officer, principal accounting officer, and as a member of our board of directors on January 27, 2021, in anticipation of the completion of the Share Exchange with SRAX. He received no compensation during 2020, although did receive 841,184,289 shares of Common Stock for certain past due and unpaid deferred compensation pursuant to a separation agreement entered into with the Company on January 27, 2021, prior to the completion of the Share Exchange.

Employment of Christopher Miglino

Mr. Miglino was appointed as interim Principal Executive Officer on May 18, 2021 subsequent to Mr. Kerner’s termination as chief executive officer that was effective on May 15, 2021. Mr. Miglino is the chief executive officer of SRAX, BIG Token’s former parent company, and is not being compensated for his interim services. There are no family relationships between Mr. Miglino and any of the directors or officers of the Company or its subsidiaries.

Outstanding Equity Awards at Year End

None as of December 31, 2020.

Our Equity Compensation Plans

On March 16, 2021, our Board of Directors approved the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan has not been approved by the Company’s stockholders, and is administered by our Board or such committee appointed by the Board. The 2021 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, performance units, performance shares, restricted stock units, and other stock-based awards to our employees, directors, and consultants. The purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants, and to promote the success of the Company’s business. Under the terms of the 2021 Plan, the Company initially reserved 15,824,493,516 shares of Common Stock, subject to an automatic increase on the first day of each calendar year such that the number of shares available for issuance under the 2021 Plan will be 10% of the outstanding shares of Common Stock of the company. The 2021 Plan further authorizes the administrator to amend the exercise price and terms of certain awards thereunder. As of the date of this registration statement, no awards have been granted under the 2021 Plan.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Plans approved by our stockholders:	—	—	—
Plans not approved by stockholders
2021 Equity Incentive Plan (1)	—	—	—

(1)	The 2021 Equity Incentive Plan was adopted on March 16, 2021. On January 1 of each year, the number of shares available for issuance under the 2021 Equity Incentive Plan will increase if necessary, to be equal to 10% of the outstanding shares of common stock of the Company.

Director Compensation

Below is a description of our compensation policy for non-employee director compensation, which is in effect beginning February 4, 2021, the date that the Share Exchange closed.

Board Compensation Policy

Beginning on February 4, 2021, each non-employee director will receive a cash payment of $7,500 per full quarter of service on the Board. All fees will be paid at the end of each respective quarter. In the event of partial service for a quarter, such Board member will receive such prorated portion of director fees for days of service in the applicable quarter.

The following table provides information concerning the compensation paid to our non-executive directors for their services as members of our board of directors for the year ended December 31, 2020. Upon completion of the Share Exchange, the Company is adopting a December 31 fiscal year end. The information in the following table excludes any reimbursement of out-of-pocket travel and lodging expenses which we may have paid.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Yin Woon Rani				—	—	—
Daina Middleton				—	—	—

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PRINCIPAL STOCKHOLDERS

Security ownership of certain beneficial owners.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase our common stock that are not exercisable within the next 60 days.

Name and Address of Beneficial Owner (1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class (2)
Directors and named executive officers
Paul Feldman (3)	841,184,289	-	841,184,289	*
Lou Kerner (4)	-	-	-	*
George Stella (5)	-	-	-	*
Michael Malone	356,477,822	-	356,477,822	*
Daina Middleton	-	-	-	*
Yin Woon Rani	-	-	-	*
Christopher Miglino	-	-	-	*
All directors and named executive officers as a group (7 individuals)	1,197,662,111	-	1,197,662,111	*

5% owners
SRAX, Inc.	149,562,566,584	-	149,562,566,584	65.94%
All directors, named executive officers, and 5% owners as a group (8 entities)	150,760,228,645	-	150,760,228,645	66.46%

*	Represents less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o FPVD, 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 226,828,797,262 shares of common stock issued and outstanding as of July 14, 2021.

(3)	Address for holder is 1249 Kildare Farm Road, Suite 2019, Cary, NC 27511. Mr. Feldman’s employment as CEO and sole member of the Board was terminated as of the close of business on January 27, 2021.

(4)	Mr. Kerner began service as CEO on February 17, 2021. On May 15, 2021, his employment was terminated with the Company.

(5)	George Stella began service as Chief Revenue Officer on February 4, 2021. Effective May 18, 2021, Mr. Stella was additionally appointed to the role of President of the Company.

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Series A Preferred Stock

The Company also has 5,000,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by SRAX. The Series A Preferred Stock votes 200 votes per share. The Series A Preferred Stock is not convertible into common stock.

Name and Address of Beneficial Owner (1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class (2)
SRAX, Inc.	5,000,000	-	5,000,000	100.00%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o FPVD, 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 5,000,000 shares of Series A Preferred Stock issued and outstanding as of July 14, 2021

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is included in the Section of this registration statement entitled “Director Compensation” and “Executive Compensation.”

Information regarding disclosure of compensation to a director is included in the Section of this registration statement entitled “Director Compensation.”

Summarized below are certain transactions and business relationships between the Company and persons who are or were an executive officer, director or holder of more than five percent of any class of our securities since January 1, 2019:

●	On January 27, 2021, Mr. Feldman’s was terminated as our chief executive officer and sole director and in consideration for past due and unpaid deferred compensation, the Company issued him 841,184,289 shares of Common Stock.

RedDiamond and its affiliates made a series of investments in the Company during the period from 2016 through 2020. The investments were made predominantly through the sale of convertible debentures. In late 2019, the Company began the process of preparing to undertake a strategic transaction. Beginning in the fourth quarter of calendar year 2019 and continuing through calendar year 2020, RedDiamond re-commenced its investments in the Company to provide ongoing working capital to the Company in furtherance of such process.

During this 2019-2020 time period, the Company used the proceeds of RedDiamond’s investments for operations and for general corporate purposes, including (but not limited to) the payment of personnel, legal and outside auditor expenses related to bringing the Company current in its SEC filings.

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As a result of RedDiamond being a significant creditor of the Company, during the period commencing in mid-2020, RedDiamond attended strategic planning meetings with our management and the management of SRAX where the parties discussed: (i) the requirements and timelines for bringing the Company current in its filings with the SEC, (ii) the terms of the Exchange Agreement, (iii) the terms of the Debt Exchange Agreement pursuant to which RedDiamond would convert its outstanding debt as required by the Exchange Agreement, and (iv) overall planning and execution of the strategy that resulted in BIG Token becoming a publicly reporting company as of January 27, 2021.

During the period from 2016 through 2021, RedDiamond made the following investments:

●	During 2016, RedDiamond invested a total of $682,500 into the Company in exchange for certain convertible promissory notes.

●	During 2017, RedDiamond invested a total of $532,625 into the Company in exchange for certain convertible promissory notes.

●	On October 11, 2019, RedDiamond invested $27,500 into the Company in exchange for a certain 5% secured promissory note. As of January 28, 2021, this promissory note accrued $1,814.24 in interest resulting in an outstanding balance of $29,314.24.

●	During the fourth quarter of 2019, RedDiamond invested a total of $170,606 into the Company in exchange for certain convertible promissory notes.

●	During the period January 2020 to July 2020, RedDiamond invested a total of $41,200 into the Company in exchange for certain convertible promissory notes.

●	During the period August 2020 to September 2020, RedDiamond invested a total of $90,679 into the Company in exchange for certain convertible promissory notes with a fixed conversion price of $0.0003. As of January 28, 2021, these convertible promissory notes accrued $2,889.30 in interest, resulting in an outstanding balance of $93,568.30.

●	On October 22, 2020, RedDiamond purchased 10,000 shares of Series B Preferred Stock for $1,000,000. The 10,000 shares of Series B Preferred Stock will be convertible into shares of Common Stock in accordance with the conversion price terms set forth in the terms of the Series B Preferred Stock.

●	On October 29, 2020 RedDiamond invested an additional $50,000 to purchase an additional 500 shares of the Series B preferred stock. The 500 shares of Series B Preferred Stock will be convertible into shares of Common Stock in accordance with the conversion price terms set forth in the terms of the Series B Preferred Stock.

On January 27, 2021, the Company and RedDiamond entered into the Debt Exchange Agreement pursuant to which the Company issued RedDiamond 7,000,000,000 unrestricted shares of Common Stock and 8,318 shares of its Series C Preferred Stock, convertible into 12,864,419,313 shares of Common Stock, in exchange for and cancellation of RedDiamond’s outstanding convertible debentures. The January 27, 2021 Exchange Agreement contains a provision that limits the amount of Company common shares that RedDiamond may sell into the public markets over the six month period following the closing January 27, 2021 closing under the Exchange Agreement.

The 7,000,000,000 shares of unrestricted Common Stock were issued in exchange for convertible notes with an outstanding principal and interest balance of $298,867.04 which relate to RedDiamond investments that were originally made between March of 2016 and August of 2017.

The 8,318 shares of Series C Preferred Stock, which are convertible into 12,864,419,313 of Common Stock, were issued in exchange for the remaining RedDiamond convertible and non-convertible notes have an outstanding principal and interest balance of $549,250.14.

Based on the closing price of the Company’s common stock of $0.0001 on August 5, 2020 (the date on which RedDiamond agreed to forebear collection efforts on the Company’s secured debt and about the time RedDiamond agreed in principle to exchange its debt) the aggregate value of the Common Stock and Series C preferred Stock, on an as converted basis and not taking into account any beneficial ownership limitation, was approximately $1.99 million.

66

The number of shares to be received by RedDiamond in exchange for such promissory notes was determined via negotiations with Paul Feldman, the Company’s former CEO, RedDiamond and SRAX. RedDiamond did not pay any additional consideration in connection with the conversion of the notes.

During the period from 2016 to 2020, RedDiamond entered into the following agreements and/or modifications:

●	On July 30, 2020, but effective as of May 1, 2019, the Company and RedDiamond entered into an amendment agreement, amending the conversion price for all outstanding promissory notes to a fixed price of $0.0003.

●	On August 1, 2020, RedDiamond and the Company entered into an exchange agreement, exchanging all previously outstanding RedDiamond convertible promissory notes as of that date into one master note with a principal amount of $697,341 with a maturity date of February 1. 2021. As of January 28, 2021 the Master Note accrued $27,893.64 in interest, resulting in an outstanding balance of $725,234.64.

●	On August 5, 2020, the Company and RedDiamond entered into an amendment agreement pursuant to which RedDiamond agreed to forebear any collection action against the Company with respect to the October 11, 2019 secured promissory note until such time as RedDiamond provided the Company written notice of its intent to commence collection activities.

●	During the third and fourth quarter of 2020, RedDiamond negotiated the terms of the Debt Exchange Agreement with the Company and SRAX. Pursuant to the Debt Exchange Agreement, in exchange for 7,000,000,000 unrestricted shares of Common Stock and 8,318 shares of its Series C Preferred Stock, convertible into 12,864,419,313 shares of Common Stock, RedDiamond agreed to exchange and cancel all of its outstanding convertible and non-convertible notes.

RedDiamond disclaims that it is a controlling person or promoter of the Company. RedDiamond’s current beneficial ownership of the Company’s outstanding common stock is less than 5%. The shares of Series B Preferred Stock and Series C Preferred Stock both contain provisions which limit conversions by RedDiamond (or any other holder) if any conversion would increase the holder’s beneficial ownership of the Company’s common stock above 4.99%.

RedDiamond has made previous investments in SRAX, our parent company. RedDiamond currently holds 38,200 SRAX common shares, a secured convertible debenture with a principal amount of $1,294,516 and warrants for 469,666 SRAX common shares. Any conversion or exercise of such SRAX convertible debentures or warrants would be limited if any conversion or exercise would increase the holder’s beneficial ownership of SRAX’s outstanding common stock above 4.99%. RedDiamond, along with the other participants in SRAX’s June 2020 private placement of $16.1 million secured convertible debentures, will be entitled to receive certain additional Company common stock warrants as an adjustment to their SRAX warrants to reflect the sale of BIG Token to the Company.

Effective February 4, 2021, SRAX became a majority shareholder of the Company and its subsidiary BIG Token. As of July 14, 2021, SRAX owns 149,562,566,584 shares of Common Stock of the Company, accounting for approximately  64% of the outstanding Common Stock. SRAX also owns 5,000,000 shares of the Company’s Series A Preferred Stock, accounting for 100% of the Series A Preferred Stock outstanding. The Series A Preferred Stock votes 200 votes per share. As a result of such ownership of securities, SRAX has unilateral control over the Company in all matters of voting, including election of directors as of the date hereof.

67

Independence of Directors

As of July 14, 2021, the Company’s directors are contained below. For purposes of determining independence, the Company has adopted the definition of independence as contained in Nasdaq Market Place Rule 5605(a)(2). Pursuant to the definition, the Company has determined that Yin Woon Rani and Daina Middleton qualify as independent.

Director	Independent
Christopher Miglino	No
Yin Woon Rani	Yes
Daina Middleton	Yes

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our Board of Directors.

68

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

As a general policy, the Company anticipates entering into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our charter documents and Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission’s position is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of RBSM, LLP, our independent registered public accounting firm for the year ended December 31, 2020, and 2019, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The Silvestre Law Group, P.C. or its various principals and/or affiliates, own 285,182,260 shares of our common stock, and warrants to purchase 188,776,940 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the SEC’s web site, www.sec.gov.

You may also read and copy any materials you file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet site is located at www.sec.gov. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

Force Protection Video Equipment Corp.

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Secretary

Tel: (714) 312-6844

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

69

FORCE PROTECTION VIDEO EQUIPMENT CORP.

F-1

RBSM LLP
Accountants & Advisors

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
SRAX, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BIGtoken, an operating segment of SRAX, Inc., (A carve-out of SRAX, Inc.), (the "Company"), as of December 31, 2020 and 2019, and the related carve-out statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the "carve-out financial statements"). In our opinion, the carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The accompanying carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the carve-out financial statements, the Company has recurring losses from operations, limited cash flow, and an accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The carve-out financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These carve-out financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of the Company's internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

F-2

RBSM LLP
Accountants & Advisors

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the carve-out financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the carve-out financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the carve-out financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

At December 31, 2020, the Company's significant intangible asset consists of goodwill with a carrying value of \$5.4 million. As discussed in Notes of the audited carve-out financial statements, the Company tests goodwill for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. An impairment loss is recognized when the fair value of goodwill is less than its carrying amount.

Auditing management's annual and interim goodwill impairment tests was complex as valuation of the reporting unit involves considerable management judgment and estimation. For goodwill, the Company estimated the fair value of the reporting unit using a combination of the discounted cash flow method, a form of the income approach, and the market multiple of revenue, a form of the market approach. The discounted cash flow method is largely dependent upon estimates made by management with respect to significant assumptions, including projected net sales, projected earnings before interest, tax, depreciation and amortization ("EBITDA"), terminal growth rates, and the cost of capital. For the market multiple method, the significant assumptions related to the selection of the appropriate guideline companies and related valuation multiples used in the analysis. These assumptions are forward-looking. Changes in market, industry and company-specific conditions could materially impact the determination of the fair value.

As part of our audit, we assessed the methodologies and significant assumptions used for the purposes of performing the impairment tests, among other procedures. We tested the significant assumptions discussed above, as well as the completeness and accuracy of the underlying data used in the valuations. The primary procedures we performed to address this critical audit matter included:

- We engaged our valuation specialists to assess the reasonableness of the cost of capital, the valuation models and significant assumptions used in the valuation of the BIGtoken operating segment
- Recalculating the mathematical accuracy of the discounted cash flow analysis and the assessment of fair value.
- Evaluating the Company's estimated cash flow forecasts and long-term revenue growth rates by comparing to historical data, current market conditions, and our knowledge of the Company's operations and the industry.

F-3

RBSM LLP
Accountants & Advisors

- Obtaining and evaluating the fair value report used to estimate fair value of goodwill which was prepared by management's third-party valuation specialist and was evaluated and approved by the Company's management team. This evaluation incorporated the use of the expertise of our fair value specialists. The work of our fair value specialist included reviews and analysis of the model and related assumptions used for the valuation of the goodwill and the appropriateness of such modeling for the type of valuation being performed.

Emphasis of Matter

As discussed in Note 1, BIGtoken is an integrated business, an operating segment, of SRAX, Inc. and is not a stand-alone entity. The carve-out financial statements of the BIGtoken reflect the assets, liabilities, revenue and expenses directly attributable to BIGtoken, as well as allocations deemed reasonable by management, to present the carve-out financial position, results of operations, changes in stockholders' equity and cash flows of BIGtoken on a stand-alone basis and do not necessarily reflect the carve-out financial position, results of operations, changes in stockholders' equity and cash flows of BIGtoken in the future or what they would have been had the BIGtoken been a separate, stand-alone entity during the periods presented. Our opinion is not modified with respect to this matter.

On February 4, 2021, Force Protection Video Equipment Corp., completed a reverse merger with "BIGtoken, Inc.", or Private BIGtoken, a wholly owned subsidiary/operating segment of SRAX, Inc., in accordance with the terms of the Amended Share Exchange Agreement and Plan of Merger and Reorganization dated as of January 27, 2021. The transaction was a reverse recapitalization. Following the completion of the BIGtoken Merger, the business conducted by Force Protection Video Equipment Corp., became the business conducted by Private BIGtoken,

We have served as the Company's auditor since 2011.

RBSM LLP

RBSM LLP
New York, NY
April 15, 2021

F-4

FORCE PROTECTION VIDEO EQUIPMENT CORP.

BIGtoken Carve-Out Balance Sheets

(A Business of SRAX, Inc.)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,000	$1,000
Accounts receivable, net	1,199,000	876,000
Prepaid expenses	6,000	189,000
Marketable securities	−	64,000
Other current assets	1,000	1,000
Total current assets	1,207,000	1,131,000

Property and equipment, net	1,000	3,000
Goodwill	5,445,000	5,445,000
Intangible assets, net	917,000	869,000
Total Assets	$7,570,000	$7,448,000

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$853,000	$1,225,000
Other current liabilities	452,000	445,000
Total current liabilities	1,305,000	1,670,000

Series A, redeemable preferred stock – related party - $0.0001, authorized 20,000,000 shares, 5,000,000 shares issued and outstanding	5,000	5,000
Series B, redeemable preferred stock – stated value $100 per share, authorized 60,000 shares authorized, no shares issued and outstanding	−	−
Total Liabilities	1,310,000	1,675,000

Commitments and contingencies (see Note 7)

Common stock, $0.00000001 par value, authorized 1,000,000,000,000 shares, 149,562,566,584 shares issued and outstanding	1,000	1,000
Additional paid-in capital	42,830,000	26,837,000
Accumulated deficit	(36,571,000)	(21,065,000)
Total Equity	6,260,000	5,773,000
Total Liabilities and Stockholders’ Equity	$7,570,000	$7,448,000

The accompanying notes are an integral part of these Carve-Out Financial Statements.

F-5

FORCE PROTECTION VIDEO EQUIPMENT CORP.

BIGtoken Carve-Out Statements of Operations

(A Business of SRAX, Inc.)

	Year ended December 31,
	2020	2019
Revenues	$2,168,000	$3,228,000
Cost of revenues	800,000	1,613,000
Gross profit	1,368,000	1,615,000

Operating expenses
Employee related costs	4,786,000	8,123,000
Marketing and selling expenses	1,167,000	2,515,000
Platform costs	1,157,000	1,251,000
Depreciation and amortization	920,000	929,000
General and administrative expenses	1,919,000	4,778,000
Total operating expenses	9,949,000	17,596,000

Loss from operations	(8,581,000)	(15,981,000)

Other income (expense)
Financing costs	(7,421,000)	(694,000)
Interest income	−	8,000
Change in fair value of derivative liabilities	196,000	1,000,000
Realized gain on marketable securities	305,000	50,000
Unrealized loss on marketable securities	−	(6,000)
Other	−	19,000
Total other income (expense)	(6,920,000)	377,000

Loss before provision for income taxes	(15,501,000)	(15,604,000)

Provision for income taxes	(5,000)	−

Net loss	$(15,506,000)	$(15,604,000)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding, basic and diluted	149,562,566,584	149,562,566,584

The accompanying notes are an integral part of these Carve-Out Financial Statements.

F-6

FORCE PROTECTION VIDEO EQUIPMENT CORP.

BIGtoken Carve-Out Statements of Changes in Stockholders’ Equity

(A Business of SRAX, Inc.)

	Common stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	149,562,566,584	$1,000	$11,666,000	$(5,461,000)	$6,206,000
Net transfer from parent	-	-	15,171,000	-	15,171,000
Net loss	-	-	-	(15,604,000)	(15,604,000)
Balance, December 31, 2019	149,562,566,584	1,000	26,837,000	(21,065,000)	5,773,000
Net transfer from parent	-	-	15,993,000	-	15,993,000
Net loss	-	-	-	(15,506,000)	(15,506,000)
Balance, December 31, 2020	149,562,566,584	$1,000	$42,830,000	$(36,571,000)	$6,260,000

The accompanying notes are an integral part of these Carve-Out Financial Statements.

F-7

FORCE PROTECTION VIDEO EQUIPMENT CORP.

BIGtoken Carve-Out Statements of Cash Flows

(A Business of SRAX, Inc.)

	Year ended December 31,
	2020		2019
Cash Flows from Operating Activities
Net loss		$(15,506,000)		$(15,604,000)
Adjustments to reconcile net loss to net cash used in operating activities
Allocations of corporate overhead		11,259,000		6,510,000
Stock-based compensation expense		237,000		467,000
Provision for bad debts		47,000		440,000
Depreciation expense		2,000		1,000
Amortization of intangibles		524,000		348,000
Realized gain on marketable securities		(305,000)		(50,000)
Unrealized loss on marketable securities		-		6,000
Changes in operating assets and liabilities
Accounts receivable		(398,000)		(526,000)
Prepaid expenses		183,000		(56,000)
Other current assets		-		(1,000)
Accounts payable and accrued expenses		(372,000)		536,000
Other current liabilities		7,000		445,000
Net Cash Used in Operating Activities		(4,322,000)		(7,484,000)

Cash Flows from Investing Activities
Proceeds from the sale of marketable securities		397,000		-
Purchase of software		(572,000)		(748,000)
Net Cash Used in Investing Activities		(175,000)		(748,000)

Cash Flows from Financing Activities
Cash transfer from parent, net		4,497,000		8,194,000
Net Cash Provided by Financing Activities		4,497,000		8,194,000

Net decrease in Cash		-		(38,000)
Cash, Beginning of Period		1,000		39,000
Cash, End of Period		$1,000		$1,000

Supplemental schedule of cash flow information
Cash paid for interest	$	−	$	−
Cash paid for taxes	$	−	$	−

Supplemental schedule of noncash investing and financing activities
	$	−	$	−

The accompanying notes are an integral part of these Carve-Out Financial Statements.

F-8

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Notes to BIGtoken Carve-Out Financial Statements

(A Business of SRAX, Inc.)

NOTE 1 – THE COMPANY, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Force Protection Video Equipment Corp., (“Company”) was incorporated on March 11, 2011, under the laws of the State of Florida. On February 4, 2021, the Company entered into a Share Exchange Agreement with SRAX, Inc. (“SRAX”). Pursuant to the Share Exchange Agreement, the Company acquired all of the outstanding capital stock of BIG Token, Inc. (“BIGtoken”) a wholly owned subsidiary and an operating segment of SRAX. See Note – 11 Subsequent Events “Reverse Merger” for further information.

BIGtoken is a data technology company offering tools and services to identify and reach consumers for the purpose of marketing and advertising communication. We are located in Westlake Village, California. Our technologies assist our clients in: (i) identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities to maximize profits associated with advertising campaigns and (ii) gaining insight into the activities of their customers. We derive our revenues from the sale of proprietary consumer data and sales of digital advertising campaigns.

BIGtoken currently operates as an operating segment of SRAX, Inc. (“SRAX”), as discussed in the Basis of Presentation, below. On October 1, 2020, SRAX entered into a share exchange agreement (the “Transaction”) with Force Protection Video Equipment Corp, a Florida corporation (“Force”). Prior to the Transactions, SRAX transferred the component of the BIGtoken operating segment, excluding the accounts receivable balance (as of the transfer date) that did not reside in BIGtoken, Inc. SRAX agreed to transfer 100% of the issued and outstanding common stock of BIGtoken, Inc, for 90% of the issued and outstanding shares of Force and 100% of the issued and outstanding shares of Force’s preferred stock.

Basis of Presentation

The Carve-Out Financial Statements of BIGtoken are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Throughout the periods covered by the Carve-Out Financial Statements, BIGtoken did not operate as a separate stand-alone entity but, rather as a business of SRAX. Consequently, stand-alone financial statements were not historically prepared for BIGtoken. The Carve-Out Financial Statements have been prepared in connection with the Transaction, and are derived from the accounting records of SRAX using the historical results of operations and the historical bases of assets and liabilities of BIGtoken, adjusted as necessary to conform to U.S. GAAP. The Carve-Out Financial Statements present the assets, liabilities, revenues, and expenses directly attributed to BIGtoken as well as certain allocations from SRAX. Intercompany balances and transactions between BIGtoken and SRAX have been presented in Net Parent investment within the Carve-Out Balance Sheets. SRAX’s debt, the related interest expense and derivative liabilities have not been allocated and reflected within the Carve-Out Financial Statements as BIGtoken is not the legal obligor of the debt and SRAX’s borrowings were not directly attributable BIGtoken’s business. The Carve-Out Financial Statements may, therefore, not reflect the results of operations, financial position or cash flows that would have resulted had BIGtoken been operated as a separate entity.

Cash management

Historically, BIGtoken received funding to cover any shortfalls on operating cash requirements through a centralized treasury function of SRAX.

F-9

Net Parent investment

As the Carve-Out Financial Statements are derived from the historical records of SRAX, the historical equity accounts are eliminated, and net parent investment is presented in lieu of shareholders’ equity on the Carve-Out Balance Sheets. The primary components of the net parent investment are intercompany balances other than related party payables and the allocation of shared costs. Balances between BIGtoken and SRAX that were not historically cash settled are included in net parent investment. Balances between BIGtoken and SRAX that would historically be cash settled are included in prepaid expenses and other current assets and accrued liabilities on the Carve-Out Balance Sheets. Net parent investment represents SRAX’s interest in the recorded assets of BIGtoken and represents the cumulative investment by SRAX in BIGtoken through the dates presented, inclusive of operating results. Upon the Reverse Merger, the Net Parent Investment has been presented as the par value and additional paid-in capital for the common stock and series A preferred stock equivalent number of shares received by SRAX from the Reverse Merger.

Cost allocation and attribution

The Carve-Out Statements of Operations include all costs directly attributable to BIGtoken, as well as costs for certain functions and services used by BIGtoken that have been allocated from SRAX. Costs were allocated to the Carve-Out Financial Statements for certain operating, selling, governance and corporate functions such as direct labor, overhead, sales and marketing, administration, legal and information technology. The costs for these services and support functions were allocated to BIGtoken using either specific identification or a pro-rata allocation using operating expenses, labor allocations and other drivers. Management believes the methodology for cost allocations is a reasonable reflection of common expenses incurred by SRAX on BIGtoken’s behalf.

Liquidity and Going Concern

BIGtoken has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its goods and services to achieved profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis.

These factors create substantial doubt about BIGtoken’s ability to continue as a going concern within one year after the date that the Carve-Out Financial Statements are issued. The Carve-Out Financial Statements do not include any adjustments that might be necessary if BIGtoken is unable to continue as a going concern. Accordingly, the Carve-Out Financial Statements have been prepared on a basis that assumes BIGtoken will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position as of December 31, 2020 our cash flow and cash usage forecasts for the period covering one-year from the issuance date of these Carve-Out Financial Statements and our current capital structure.

We anticipate raising additional capital through alternative private and public sales of our equity or debt securities, or a combination thereof. Although management believes that such capital sources will be available, there can be no assurance that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. As our operations have historically been funded through SRAX’s treasury program, BIGtoken has minimal cash and cash equivalents and minimal working capital. If we do not raise sufficient capital in a timely manner, among other things, we may be forced to scale back our operations or cease operations all together.

Upon the close of our Share Exchange, we obtained access to approximately $1,000,000 in cash on hand and have raised an additional $4,700,000 through a private offering of our Series B Preferred Stock.

Currently, we are dependent on SRAX for our continued support to fund our operations, without which we would need to curtail our operations.

Use of Estimates

The Carve-Out Financial Statements have been prepared in conformity with U.S. GAAP and requires management of BIGtoken to make estimates and assumptions in the preparation of these Carve-Out Financial Statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Carve-Out Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

F-10

The most significant areas that require management judgment and which are susceptible to possible change in the near term include BIGtoken’s revenue recognition, provision for bad debts, BIGtoken point redemption liability, stock-based compensation, income taxes, goodwill and intangible assets.

As of December 31, 2020, the impact of COVID-19 continues to unfold and as a result, certain estimates and assumptions require increased judgment and carry a higher degree of variability and volatility that could result in material changes to our estimates in future periods.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on BIGtoken’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

BIGtoken uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires BIGtoken to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data, which require BIGtoken to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include: estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. BIGtoken may also engage external advisors to assist us in determining fair value, as appropriate.

Although BIGtoken believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

BIGtoken’s financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At December 31, 2020 and 2019, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments. BIGtoken measures certain non-financial assets, liabilities, and equity issuances at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as long-lived assets and goodwill for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses BIGtoken’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. BIGtoken usually does not require collateral.

F-11

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject BIGtoken to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions within the United States. The balances maintained at these financial institutions are generally less than the Federal Deposit Insurance Corporation insurance limits.

As of December 31, 2020, BIGtoken had five customers with accounts receivable balances of approximately 19.2%, 16.5%, 11.9%, 11.9%, and 10.1% of total accounts receivable. At December 31, 2019, BIGtoken had three customers with accounts receivable balances of approximately 25.9%, 16.4% and 15.0%.

For the period ended December 31, 2020, BIGtoken had two customers that account for approximately 17.2% and 10.6% of total revenue. For the year ended December 31, 2019, BIGtoken had two customers that account for approximately 19.3% and 14.1% of total revenue.

PREPAID EXPENSES

Prepaid expenses are assets held by BIGtoken, which are expected to be realized and consumed within twelve months after the reporting period.

MARKETABLE SECURITIES

Shares received will be accounted for in accordance with ASC 320 – Investments – Debt and Equity Securities, as such the shares will be classified as available-for-sale securities and will be measured at each reporting period at fair value with the unrealized gain (loss) as a component of other income (expense). Upon the sale of the shares, BIGtoken will record the gain (loss) in the carve-out statement of operations as a component of other income (expense).

LONG-LIVED ASSETS

Management evaluates the recoverability of BIGtoken’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. Events and circumstances considered by BIGtoken in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in BIGtoken’s stock price for a sustained period of time; and changes in BIGtoken’s business strategy. In determining if impairment exists, BIGtoken estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairments have been recorded regarding its identifiable intangible assets or other long-lived assets during the years ended December 31, 2020 or 2019, respectively.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets of three to seven years.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Intangible assets

Intangible assets consist of BIGtoken’s intellectual property of internally developed software and are stated at cost less accumulated amortization. Amortization is provided for on the straight-line basis over the estimated useful lives of the assets of five to nine years.

F-12

Costs incurred to develop computer software for internal use are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges up to three years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product. For the years ended December 31, 2020, and 2019 there has been no impairment associated with internal use software. For the years ended December 31, 2020, and 2019, BIGtoken capitalized software development costs of $572,000 and $748,000, respectively.

During 2016, BIGtoken began capitalizing the costs of developing internal-use computer software, including directly related payroll costs. BIGtoken amortizes costs associated with its internally developed software over periods up to three years, beginning when the software is ready for its intended use.

BIGtoken capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. BIGtoken tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. BIGtoken performed its most recent annual goodwill impairment test as of December 31, 2020 using market data and discounted cash flow analysis. Based on this analysis, it was determined that the fair value exceeded the carrying value of its reporting units. BIGtoken concluded the fair value of the goodwill exceed the carrying value accordingly there were no indicators of impairment for the years ended December 31, 2020 and 2019.

BIGtoken had historically performed its annual goodwill and impairment assessment on December 31st of each year. This aligns BIGtoken with other advertising sales companies who also generally conduct this annual analysis in the fourth quarter.

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for BIGtoken’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of BIGtoken’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the goodwill, with its fair value, as determined by a combination of the market approach and income approach, its estimated discounted cash flows. If the carrying value of goodwill exceeds its fair value, the excess amount will be recognized as an impairment charge. We operate as one reporting unit.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

F-13

Revenue Recognition

BIGtoken applies Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). ASC Topic 606 is a comprehensive revenue recognition model that requires revenue to be recognized when control of the promised goods or services are transferred to our customers at an amount that reflects the consideration that we expect to receive. Application of ASC Topic 606 requires BIGtoken to use more judgment and make more estimates than under former guidance. Application of ASC Topic 606 requires a five-step model applicable to all product offerings revenue streams as follows:

Identification of the contract, or contracts, with a customer

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit or financial information pertaining to the customer.

Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

When a contract includes multiple promised goods or services, we apply judgment to determine whether the promised goods or services are capable of being distinct and are distinct within the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

Determination of the transaction price

The transaction price is determined based on the consideration to which we will be entitled to receive in exchange for transferring goods or services to our customer. We estimate any variable consideration included in the transaction price using the expected value method that requires the use of significant estimates for discounts, cancellation periods, refunds and returns. Variable consideration is described in detail below.

Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative Stand-Alone Selling Price (“SSP,”) basis. We determine SSP based on the price at which the performance obligation would be sold separately. If the SSP is not observable, we estimate the SSP based on available information, including market conditions and any applicable internally approved pricing guidelines.

F-14

Recognition of revenue when, or as, we satisfy a performance obligation

We recognize revenue at the point in time that the related performance obligation is satisfied by transferring the promised goods or services to our customer.

Principal versus Agent Considerations

When another party is involved in providing goods or services to our customer, we apply the principal versus agent guidance in ASC Topic 606 to determine if we are the principal or an agent to the transaction. When we control the specified goods or services before they are transferred to our customer, we report revenue gross, as principal. If we do not control the goods or services before they are transferred to our customer, revenue is reported net of the fees paid to the other party, as agent. Our evaluation to determine if we control the goods or services within ASC Topic 606 includes the following indicators:

We are primarily responsible for fulfilling the promise to provide the specified good or service.

When we are primarily responsible for providing the goods and services, such as when the other party is acting on our behalf, we have indication that we are the principal to the transaction. We consider if we may terminate our relationship with the other party at any time without penalty or without permission from our customer.

We have risk before the specified good or service have been transferred to a customer or after transfer of control to the customer.

We may commit to obtaining the services of another party with or without an existing contract with our customer. In these situations, we have risk of loss as principal for any amount due to the other party regardless of the amount(s) we earn as revenue from our customer.

The entity has discretion in establishing the price for the specified good or service.

We have discretion in establishing the price our customer pays for the specified goods or services.

Contract Liabilities

Contract liabilities consist of customer advance payments and billings in excess of revenue recognized. We may receive payments from our customers in advance of completing our performance obligations. We record contract liabilities equal to the amount of payments received in excess of revenue recognized, including payments that are refundable if the customer cancels the contract according to the contract terms. Contract liabilities have been low historically, and recorded as current liabilities on our Carve-Out Financial Statements when the time to fulfill the performance obligations under terms of our contracts is less than one year. We have no Long-term contract liabilities which would represent the amount of payments received in excess of revenue earned, including those that are refundable, when the time to fulfill the performance obligation is greater than one year.

Practical Expedients and Exemptions

We have elected certain practical expedients and policy elections as permitted under ASC Topic 606 as follows:

●	We adopted the practical expedient related to not adjusting the promised amount of consideration for the effects of a significant financing component if the period between transfer of product and customer payment is expected to be less than one year at the time of contract inception.
●	We made the accounting policy election to not assess promised goods or services as performance obligations if they are immaterial in the context of the contract with the customer.
●	We made the accounting policy election to exclude any sales and similar taxes from the transaction price; and
●	We adopted the practical expedient not to disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

F-15

Cost of Revenue

Cost of revenue consists of payments to media providers that are directly related to a revenue-generating event and project and application design costs. BIGtoken becomes obligated to make payments related to media providers in the period the media is provided to us. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying Carve-Out Statements of Operations.

Stock-Based Compensation

BIGtoken’s employees have historically participated in SRAX’s stock-based compensation plans. Stock-based compensation expense has been allocated to BIGtoken based on the awards and terms previously granted to BIGtoken’s employees as well as an allocation of SRAX’s corporate and shared functional employee expenses.

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Income taxes

BIGtoken’s operations have historically been included in SRAX’s combined U.S. income tax returns. Income tax expense included in the Carve-Out Financial Statements has been calculated following the separate return method, as if BIGtoken was a stand-alone enterprise and a separate taxpayer for the periods presented. The calculation of income taxes on a separate return basis requires considerable judgment and the use of both estimates and allocations that affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and the Carve-Out Financial Statement recognition of revenues and expenses. As a result, BIGtoken’s deferred income tax rate and deferred tax balances may differ from those in SRAX’s historical results.

The provision for income taxes is determined using the asset and liability approach. Deferred taxes represent the future tax consequences expected when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the Carve-Out Financial Statement and tax bases of BIGtoken’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In evaluating BIGtoken’s ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of operations. Any tax carryforwards reflected in the Carve-Out Financial Statements have also been determined using the separate return method. Tax carryforwards include net operating losses.

The complexity of tax regulations requires assessments of uncertainties in estimating taxes BIGtoken will ultimately pay. BIGtoken recognizes liabilities for anticipated tax audit uncertainties based on its estimate of whether, and the extent to which additional taxes would be due on a separate return basis. Tax liabilities are presented net of any related tax loss carryforwards.

F-16

Earnings Per Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. We compute basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Recent Accounting Updates Not Yet Effective

BIGtoken considers the applicability and impact of all Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board. ASU’s not listed below were assessed and determined to be either not applicable or expected to have minimal impact on BIGtoken’s consolidated financial results.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 (with amendments issued in 2018), which changes the accounting for leases and requires expanded disclosures about leasing activities. This new guidance also requires lessees to recognize a ROU asset and a lease liability at the commencement date for all leases with terms greater than twelve months. Accounting by lessors is largely unchanged. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018. We adopted ASU 2016-02 on January 1, 2019, as BIGtoken is not an obligator on any lease agreements this standard did not have a material impact on our Carve-Out Financials Statements.

In September 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This guidance updates existing guidance for measuring and recording credit losses on financial assets measured at amortized cost by replacing the “incurred loss” model with an “expected loss” model. Accordingly, these financial assets will be presented at the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The adoption of ASU 2016-13 did not have a material impact on our Carve-Out Financials Statements.

In September 2018, the FASB issued ASU 2018-07, “Improvements to Non-employee Share-Based Payment Accounting.” This guidance expands the scope of Topic 718 “Compensation - Stock Compensation” to include share-based payment transactions for acquiring goods and services from non-employees, but excludes awards granted in conjunction with selling goods or services to a customer as part of a contract accounted for under ASC 606, “Revenue from Contracts with Customers.” The adoption of ASU 2018-07 did not have a material impact on our Carve-Out Financials Statements.

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” which amends ASC 350-40, “Intangibles - Goodwill and Other - Internal-Use Software.” The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and requires the capitalized implementation costs to be expensed over the term of the hosting arrangement. The accounting for the service element of a hosting arrangement that is a service contract is not affected. ASU 2018-15 is effective for fiscal periods beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of ASU 2018-15, effective January 1, 2019, did not have a material impact on our Carve-Out Financials Statements.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment.” This guidance simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for fiscal periods beginning after December 31, 2019. Early adoption is permitted. We adopted ASU 2017-04 and it did not have a material impact on our Carve-Out Financials Statements.

Recent Accounting Updates Not Yet Effective

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. We are currently evaluating the impact of this guidance.

F-17

NOTE 2 – ACCOUNTS RECEIVABLE

	2020	2019
Gross accounts receivable	$1,675,000	$1,333,000
Allowance for bad debts	(476,000)	(457,000)
Accounts receivable, net	$1,199,000	$876,000

The carve-out statements of operations include both provision for bad debts directly identifiable as BIGtoken’s and allocated provision for bad debts from SRAX, Inc. The following table summarizes BIGtoken’s provision for bad debts for the periods indicated:

	2020	2019
Directly identifiable as BIGtoken’s	$47,000	$440,000
Allocated from SRAX, Inc.	−	10,000
Provision for bad debts	$47,000	$450,000

NOTE 3 – PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	2020	2019
Computer Equipment	$4,000	$4,000
Accumulated depreciation	(3,000)	(1,000)
Property and equipment, net	$1,000	$3,000

The carve-out statements of operations include both depreciation expense directly identifiable as BIGtoken’s and allocated depreciation expense from SRAX, Inc. The following table summarizes BIGtoken’s depreciation expense for the periods indicated:

	2020	2019
Directly identifiable as BIGtoken’s	$2,000	$1,000
Allocated from SRAX, Inc.	43,000	70,000
Depreciation expense	$45,000	$71,000

F-18

NOTE 4 – INTANGIBLE ASSETS

The components of intangible assets are as follows:

	2020	2019
Software	$1,980,000	$1,408,000
Accumulated amortization	(1,063,000)	(539,000)
Intangible assets, net	$917,000	$869,000

The carve-out statements of operations include both amortization expense directly identifiable as BIGtoken’s and allocated amortization expense from SRAX, Inc. The following table summarizes BIGtoken’s amortization expense for the periods indicated:

	2020	2019
Directly identifiable as BIGtoken’s	$524,000	$348,000
Allocated from SRAX, Inc.	349,000	510,000
Amortization expense	$873,000	$858,000

As of December 31, 2020 estimated amortization expense related to finite-lived intangibles for future years was as follows:

2021	518,000
2022	312,000
2023	87,000
Total estimated amortization expense	$917,000

As of December 31, 2020 and 2019, goodwill was $5,445,000 and there were no additions or impairments during the years ended December 31, 2020 and 2019.

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are comprised of the following:

	2020	2019
Accounts payable, trade	$731,000	$911,000
Accrued expenses	−	20,000
Accrued bonus	6,000	3,000
Accrued commissions	48,000	125,000
Other accruals	68,000	166,000
Accounts payable and accrued liabilities	$853,000	$1,225,000

F-19

NOTE 6 – OTHER CURRENT LIABILITIES

BIGtoken Point liability

In 2019, BIGtoken launched the BIGtoken consumer data management platform, where registered users are rewarded for undertaking actions and sharing data within the platform. The business is currently based on a platform of registered users, developed as a direct to consumer data marketplace where users are paid for their data.

During the year ended December 31, 2019 BIGtoken instituted a policy that allows BIGtoken users to redeem outstanding BIGtoken points for cash if their account and point balances meet certain criteria. As of December 31, 2020 and 2019, BIGtoken has estimated the future liability for point redemptions to be $452,000 and $445,000, respectively, recorded as other current liabilities. BIGtoken considered the total number of points outstanding, the conversion rate in which points are redeemable for cash, and each user’s redemption eligibility.

BIGtoken utilizes an account scoring system that evaluates a number of factors in determining an account’s redemption eligibility. These factors include an evaluation of the following: the infrastructure utilized by the user when engaging with BIGtoken’s systems, the user’s geographical associations, consistency, and verifiability of the user’s data.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Other Commitments

In the ordinary course of business, BIGtoken may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of BIGtoken’s breach of such agreements, services to be provided by BIGtoken, or from intellectual property infringement claims made by third parties. In addition, BIGtoken has entered indemnification agreements with its directors and certain of its officers and employees that will require BIGtoken to, among other things, indemnify them against certain liabilities that may arise due to their status or service as directors, officers or employees. BIGtoken has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. BIGtoken maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Employment agreements

BIGtoken has entered into employment agreements with key employees. These agreements may include provisions for base salary, guaranteed and discretionary bonuses and option grants. The agreements may contain severance provisions if the employees are terminated without cause, as defined in the agreements.

Litigation

From time to time, BIGtoken may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, BIGtoken may receive letters alleging infringement of patent or other intellectual property rights. BIGtoken is not currently a party to any material legal proceedings, nor is BIGtoken aware of any pending or threatened litigation that would have a material adverse effect on BIGtoken’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

F-20

Business Interruption

BIGtoken may be impacted by public health crises beyond its control. This could disrupt its operations and negatively impact sales of its products. BIGtoken’s customer and, suppliers may experience similar disruption. In December 2019, a novel strain of the Coronavirus, COVID-19, was reported to have surfaced in Wuhan, China, which has evolved into a pandemic. This situation and preventative or protective actions that governments have taken to counter the effects of the pandemic have resulted in a period of business disruption, including delays in shipments of products and raw materials. COVID-19 has spread to over 175 countries, including the United States, and efforts to contain the spread of COVID-19 have intensified. To the extent the impact of COVID-19 continues or worsens, the demand for BIGtoken’s products may be negatively impacted. COVID-19 has also impacted BIGtoken’s sales efforts as its ability to make sales calls is constrained. BIGtoken’s ability to promote sales through promotional activities has also been constrained. Trade shows and sales conferences, major events used to introduce and sell BIGtoken’s products, have been postponed indefinitely. The length and severity of the pandemic could also affect BIGtoken’s regular sales, which could in turn result in reduced sales and a lower gross margin.

NOTE 8 – STOCK OPTIONS AND AWARDS

BIGtoken’s employees have historically participated in SRAX’s various stock-based plans, which are described below. All references to shares in the tables below refer to shares of SRAX’s common stock and all references to stock prices in the tables below refer to the price of a share of SRAX’s common stock.

In January 2012, SRAX’s board of directors and stockholders authorized the 2012 Equity Compensation Plan, which SRAX refer to as the 2012 Plan, covering 600,000 shares of SRAX’s Class A common stock. On November 5, 2014, SRAX’s board of directors approved the adoption of SRAX 2014 Equity Compensation Plan (the “2014 Plan”) and reserved 600,000 shares of SRAX’s Class A common stock for grants under this plan.

On February 23, 2016, SRAX’s board of directors approved the adoption of SRAX 2016 Equity Compensation Plan (the “2016 Plan”) and reserved 600,000 shares of SRAX’s Class A common stock for grants under this plan.

The purpose of the 2012, 2014 and 2016 Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to SRAX’s employees, directors and consultants and to promote the success of SRAX’s business. The 2012, 2014 and 2016 Plans are administered by SRAX’s board of directors. Plan options may either be:

●	incentive stock options (ISOs)
●	non-qualified options (NSOs),
●	awards of our common stock,
●	stock appreciation rights (SARs),
●	restricted stock units (RSUs),
●	performance units,
●	performance shares, and
●	other stock-based awards.

Any option granted under the 2012, 2014 and 2016 Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of SRAX’s outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2012, 2014 or 2016 Plans is determined by SRAX’s board of directors at the time of grant but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by SRAX’s board of directors or SRAX’s compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of grants of any other type of award under the 2012, 2014 or 2016 Plans is determined by SRAX’s board of directors at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

F-21

Stock option and common stock award activities specifically identifiable or allocated to BIGtoken’s employees for the years ended December 31, 2020 and 2019, respectively, were summarized as follows:

In March 2019, 388,500 common stock options for SRAX’s common stock having an exercise price of $3.42 per share with an option value as of the grant date of $858,000 calculated using the Black-Scholes option pricing model were granted to several employees and members of SRAX’s management team. The options were valued using the Black Scholes option pricing model at a total of $858,000 based on the three-year term, implied volatility of 102% and a risk-free equivalent yield of 4.50%, and a stock price of $3.42. The expense associated with this option award will be recognized in operating expenses ratably over the vesting period.

In April 2019, SRAX issued 5,626 options to purchase SRAX’s common stock at a price of $5.49 to SRAX’s non-executive directors. Each of SRAX’s four non-executive directors received 1,407 options that vest 1/4th quarterly over the next year with an expiration date of April 15, 2026. The options were valued using the Black Scholes option pricing model at a total of $30,000 based on the seven-year term, implied volatility of 102% and a risk-free equivalent yield of 2.46%, stock price of $5.49.

On May 13, 2019 SRAX entered into a consulting agreement with a contractor for services related to BIGtoken. The agreement provides for 300,000 warrants with vesting conditions based on BIGtoken’s user growth in Asia. The warrants were valued using the Black Scholes option pricing model at a total of $1,138,000 based on the five-year term, implied volatility of 101%, a risk-free equivalent yield of 1.8% and stock price of $4.99.

In April 2020, BIGtoken issued 4,522 common stock options to each of our independent directors for their services. The options have a strike price of $1.95 and vest one year from their issue date or April 16, 2021. The options have a term of seven years from their issue date.

In November 2020, 150,000 common stock options having an exercise price of $2.97 per share with an option value as of the grant date of $325,000 calculated using the Black-Scholes option pricing model were granted to an employee. The expense associated with this option award will be recognized in operating expenses at date of grant.

During the year ended December 31, 2020, 36,454 common stock options were terminated, and a total of 119,200 common stock options were issued to its employees. The options have a strike price of $2.70 and vest five years from their issue date or August 18, 2025. The options have a term of five years from their issue date.

	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value		Weighted Average Grant Date Fair Value

Outstanding — December 31, 2018	348,105	5.94	2.39		−	−
Granted	694,126	4.01	3.38		−	1.14
Exercised	−	−	−		−	−
Forfeited	(28,951)	6.60	−		−	2.79
Outstanding — December 31, 2019	1,013,280	4.60	2.63		−
Vested and exercisable — December 31, 2019	229,162	6.32	1.68		−	3.96
Unvested and non-exercisable - December 31, 2019	784,118	4.10	2.98		−	2.79

Outstanding — December 31, 2019	1,013,280	4.60	2.63		−	−
Granted	287,286	2.79	4.84		−	1.24
Exercised	−	−	−		−	−
Forfeited	(36,454)	5.85	−		−	4.60
Outstanding — December 31, 2020	1,264,112	4.15	2.20		−	−
Vested and exercisable — December 31, 2020	553,250	4.54	2.04		−	2.95
Unvested and non-exercisable - December 31, 2020	710,862	$3.85	2.79	$	−	$2.88

The table above includes $300,000 warrants issued on May 13, 2019 to a contractor for services related to BIGtoken.

F-22

The following table sets forth the weighted-average assumptions used to estimate the fair value of option granted and warrants granted for the years ended December 31, 2020 and 2019:

	2020	2019
Expected life (in years)	5.1	3.8
Risk-free interest rate	0.4% - 0.6%	1.3%
Expected volatility	98% - 100%	102%
Dividend yield	0%	0%

The following table sets forth stock-based compensation expense for employees specifically identifiable to BIGtoken and allocated charges deemed attributable to BIGtoken’s operations resulting to stock options and purchase warrant awards included in the employee related cost in BIGtoken’s Carve-Out Statements of Operations for the years ended December 31, 2020 and 2019:

	2020	2019
Directly identifiable as BIGtoken’s	$237,000	$467,000
Allocated from SRAX, Inc.	1,091,000	516,000
Stock-based compensation expense	$1,328,000	$983,000

As of December 31, 2020 compensation cost related to the unvested options not yet recognized was approximately $2,047,000. The weighted average period over which the $2,047,000 will vest is estimated to be 2.8 years.

NOTE 9 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their respective fair values due to the short-term nature of such instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

BIGtoken evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made. BIGtoken had the following financial assets as of December 31, 2020 and 2019:

	Balance as of December 31, 2020		Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)

Marketable securities		−		−		−		−
Total assets	$	−	$	−	$	−	$	−

	Balance as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)

Marketable securities	64,000	64,000		−		−
Total assets	$64,000	$64,000	$	−	$	−

F-23

NOTE 10 – INCOME TAXES

Prior to the legal reorganization on February 4, 2021, certain Carve-out entities did not file separate tax returns as they were included in the consolidated tax reporting of other Parent entities, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out financial statements was calculated using a method consistent with a separate return basis, as if the Carve-out business had been a separate taxpayer. As of December 31, 2020, all amounts related to BIGtoken’s tax positions are recognized on the Carve Out Balance Sheet. Income taxes are accounted for under the asset and liability method.

In the jurisdictions where the Carve-out business entities were included in the consolidated tax reporting of other Parent entities, the current tax payable or tax receivable of the Carve-out business represents the income tax to be paid or to be received from the Parent Group. For the purpose of these carve out financial statements, it was assumed that only the current year was outstanding. For the years ended December 31, 2020, and 2019, the income tax benefit for the Carve-out business is $0.

Income tax benefit consists of the following components for the years ended December 31:

	2020		2019
Current tax benefit
The Federal	$	−	$	−
State		5,000		−
Total		5,000		−

Deferred tax benefit
The Federal		−		−
State		−		−
Total		−		−
Total provision for income taxes		$5,000	$	−

The following table summarizes the principal components of deferred tax assets and liabilities of BIGtoken at December 31:

	2020		2019
Deferred income tax assets
Allowance for bad debts		$132,000		$126,000
Stock-based compensation expense		773,000		773,000
Interest expense limitation carryover		182,000		75,000
Contribution carryover		5,000		3,000
Accrued expenses		144,000		204,000
Net operating loss carry forwards		10,122,000		7,657,000
Total		11,358,000		8,838,000

Deferred income tax liabilities
Property and equipment		(19,000)		(49,000)
Intangible assets		(405,000)		(478,000)
Total		(424,000)		(527,000)

Net deferred income tax assets		10,934,000		8,311,000
Valuation allowance		(10,934,000)		(8,311,000)
Total income tax benefit	$	−	$	−

A reconciliation of income tax benefit computed using The Federal statutory tax rate to BIGtoken’s income tax benefit is as follows for the years ended December 31:

	2020	2019
Income tax benefit calculated at The Federal statutory rate	21%	21%
Fair market adjustment derivatives	0%	1%
Amortization of debt discount	(7)%	0%
Current state income tax expense (net of federal benefit)	0%	0%
Change in valuation allowance	(13)%	(21)%
Other	(1)%	(1)%
Total income tax benefit	(0)%	0%

All percentages are calculated as a percentage of pretax income for each respective year.

F-24

NOTE 11 – SUBSEQUENT EVENTS

Share Exchange Agreement (Reverse Merger)

On February 4, 2021, we completed a share exchange (“Share Exchange”) with SRAX, Inc. initially disclosed on the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on October 5, 2020. Pursuant to the Share Exchange, SRAX divested its ownership in BIGtoken, its wholly owned subsidiary. As a result of the Share Exchange, BIGtoken became our wholly owned subsidiary and we adopted BIGtoken’s business plan.

The transaction was accounted for as a reverse merger; therefore, the Company has accounted for the transaction as if BIGtoken, the legal acquiree, acquired all of the assets and liabilities of the Company, the legal acquiror. BIGtoken is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, due to the Share Exchange, BIGtoken’s net assets are included in the balance sheets at their historical book values and BIGtoken’s results of operations are presented for the comparative prior periods.

As consideration for the Share Exchange, the Company issued 149,562,566,584 shares of common stock and the holder of 5,000,000 shares of Series A Preferred Stock transferred all such shares to SRAX, in exchange for 100% of the of the issued and outstanding common stock of BIGtoken. Additionally, we assumed the obligation to issue an aggregate of 25,568,064,465 Common Stock purchase warrants (the “FPVD Warrants”) to certain SRAX debenture and warrant holders as consideration for as a condition to the divestiture of BIGtoken and amending their outstanding warrants to remove certain fundament transaction adjustments. The FPVD Warrants have a term of three (3) years, an exercise price of $0.00005844216 per share, and contain adjustments in the event of stock dividends and splits, subsequent rights offerings, pro rata distributions, and certain fundamental transactions as more fully described in the FPVD Warrants. The FPVD Warrant provide for cashless exercise at any time after six (6) months of the issuance date in the event that the shares underlying the FPVD Warrants are not subject to an effective registration statement.

BIGtoken’s statement of changes in stockholders’ equity, as presented in these financial statements, were restated to reflect the 149,562,566,584 common stock and 5,000,000 shares of Series A Preferred Stock received by SRAX as a result of the Share Exchange.

Amendment to Share Exchange Agreement

The Company entered into an Amendment to the Exchange Agreement on January 27, 2021. The Exchange Amendment amended the amount of securities each party thereto would receive in the Share Exchange and included anti-dilution protection for SRAX should we sell equity securities at a pre-money valuation of less than $10,000,000 resulting in SRAX owning less than 70% of our voting power.

Transition Services Agreement

On January 27, 2021 we entered into the TSA with SRAX. Pursuant to the TSA, SRAX agreed to provide us with certain operational and administrative services as needed for certain agreed upon fees.

Master Separation Agreement

On January 27, 2021, we entered into the MSA with SRAX. The MSA describes our separation from SRAX.

Employment Agreement of Lou Kerner

On January 3, 2021 we entered into an at-will employment agreement with Lou Kerner to serve as chief executive officer, subject to the fulfillment of certain conditions. On February 16, 2021, the conditions contained in the employment agreement were either met or waived, and Mr. Kerner commenced his employment as chief executive officer.

On February 16, 2021, as required pursuant to his employment agreement, we issued Mr. Kerner, a Common Stock purchase option to purchase up 15,824,493,516 shares of Common Stock. The option has a term of ten (10) years from issuance and exercise prices of: (i) 33.33% of the Option will have an exercise price of $0.00005435, (ii) 33.33% of the Option will have an exercise price of $0.00006340 and (iii) all remaining amounts of the Option will have an exercise price $0.00007246. The option vests as follows: (i) 33.33% on the one-year anniversary of issuance and (ii) the remaining portion in equal quarterly amounts over a two (2) year period after the initial vesting occurs. As discussed in Note 1 – The Company, Basis of Presentation and Summary of Significant Accounting Policies, the Company currently use the Black-Scholes option-pricing model to value stock options granted to employees. Based upon the inputs and assumptions used by the Company in connection with the Black-Scholes option pricing model, the Company estimates that the non-cash option expense could exceed $400,000,000. The Company has retained a valuation firm to advise with regard to the inputs used in the valuation of the option. The company is also exploring the cancellation, amendment, reissuance, or exchange of the option, subject to Mr. Kerner’s approval, with the goal of reducing the overall option expense. There can be no assurances that we will be able to reduce such expense or that such expense does not exceed our estimates.

Series B Offering

On March 12, 2021, we entered into a Securities Purchase Agreements (“SPA”) and Registration Rights Agreements (“RRA”) with accredited investors pursuant to which investors purchased 47,248.27 shares of Series B preferred Stock for an aggregate of $4,725,000 or $100 per share (the “Offering”). The Offering closed on March 12, 2021. We had previously closed on 10,500 shares of Series B Preferred stock or $1,050,000 in October of 2020. As a result, on March 12, 2021, there were 57,748.27 shares of Series B Stock outstanding.

Pursuant to the terms of the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (“COD”), (i) each share of Series B Stock has a stated value of $100, (ii) the Series B Stock accrues a 5% dividend beginning one year after the original issue date and thereafter on a quarterly basis, (iii) the Series B Stock has no voting rights, except as required by law, and (iv) the Series B Stock has no liquidation preference over the Company’s Common Stock. Additionally, the Series B Stock converts into Common Stock (i) at the election of the holder at any time at a price equal to $15,000,000 divided by the fully diluted outstanding securities of the Company at the time of conversion (“Standard Conversion Price”) or (ii) automatically upon the completion of an offering of $5,000,000 or more (“Qualified Offering”) at the lower of (a) the Standard Conversion Price or (b) eighty percent (80%) of the lowest per share purchase price of Common Stock in such Qualified Offering (“Qualified Offering Conversion Price”). The Offering meets the definition of a Qualified Offering as described in the COD and accordingly, all of the outstanding shares of Series B Stock will convert into Common Stock at eighty percent (80%) of the Standard Conversion Price. The Company has filed an amendment to its articles of incorporation decreasing the par value of its Common Stock in order to effect the conversion of all such Series B Stock into Common Stock.

In accordance with the foregoing, upon full conversion of the Series B Stock, and not taking into account nay beneficial ownership limitations, the Company will issue an additional 82,343,910,014 shares of Common Stock.

Series C Offering

On January 27, 2021, prior to the completion of the Share Exchange, Force Protection Video Equipment Corp. (“FPVD”) entered into a debt exchange agreement with Red Diamond Partners, LLC, whereby FPVD issued 8,318 shares of Series C Convertible Preferred Stock. Each share of Series C Preferred Stock is convertible into 1,546,576 shares of FPVD common stock. The aggregate number of shares issuable upon conversion of all Series C Preferred Stock outstanding is approximately 12,864,419,313 common shares, subject to beneficial ownership limitations contained therein.

Amendments to the Articles of Incorporation

On April 15, 2021, the Company filed an amendment to its articles of incorporation with the Secretary of State of Florida to change the par value of the Company’s common stock from $0.0001 to $0.00000001. As of the date hereof, the amendment is not yet effective. The change of par value is reflected in BIGtoken’s statements of changes in stockholders’ equity.

F-25

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Condensed Consolidated Balance Sheets

	As of March 31,2021	As of December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,850,000	$1,000
Accounts receivable, net	911,000	1,199,000
Prepaid expenses and other current assets	82,000	7,000
Due from parent company - SRAX	52,000	−
Total current assets	5,895,000	1,207,000

Property and equipment, net	1,000	1,000
Intangible assets, net	775,000	917,000
Goodwill	5,445,000	5,445,000
Total Assets	$12,116,000	$7,570,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$1,091,000	$853,000
Other current liabilities	313,000	452,000
Total liabilities	1,404,000	1,305,000

Stockholders’ equity
Series A, redeemable preferred stock – related party - $0.0001, authorized 20,000,000 shares, 5,000,000 shares issued and outstanding	5,000	5,000
Series B, redeemable preferred stock - stated value $100 per share, authorized 60,000 shares, 57,748 shares and none issued and outstanding, respectively	5,775,000	−
Series C, redeemable preferred stock - stated value $100 per share, authorized 8,318 shares, 8,318 shares and none issued and outstanding, respectively	832,000	−
Common stock, $0.00000001 par value, authorized 1,000,000,000,000 shares, 158,244,931,162 and 149,562,566,584 shares issued and outstanding, respectively	1,000	1,000
Additional paid-in capital	47,966,000	42,830,000
Accumulated deficit	(43,867,000)	(36,571,000)
Total stockholders’ equity	10,712,000	6,265,000
Total Liabilities and Stockholders’ Equity	$12,116,000	$7,570,000

See accompanying notes to these Unaudited Condensed Consolidated Financial Statements.

F-26

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31,

	2021	2020

Revenues	$855,000	$193,000
Cost of revenues	273,000	98,000
Gross profit	582,000	95,000

Operating expenses
Employee related costs	565,000	1,714,000
Marketing and selling expenses	166,000	267,000
Platform Costs	287,000	293,000
Depreciation and amortization	142,000	269,000
General and administrative	943,000	603,000
Total operating expenses	2,103,000	3,146,000

Loss from operations	(1,521,000)	(3,051,000)

Other income (expense)
Financing costs	-	(315,000)
Loss from marketable securities	-	(71,000)
Interest expense	-	(15,000)
Change in fair value of derivative liabilities	-	1,190,000
Total other income (loss)	-	789,000

Loss before provision for income taxes	(1,521,000)	(2,262,000)

Provision for income taxes	-	-

Net loss	(1,521,000)	(2,262,000)

Deemed dividend on series B convertible preferred stock	(5,775,000)	-

Loss attributable to common stockholders	$(7,296,000)	$(2,262,000)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	154,868,458,493	149,562,566,584

See accompanying notes to these Unaudited Condensed Consolidated Financial Statements.

F-27

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2021 and 2020

	Preferred Stock Series A		Preferred Stock Series B			Preferred Stock Series C			Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount		Shares	Amount		Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2020	5,000,000	$5,000	−	$	−	−	$	−	149,562,566,584	$1,000	$42,830,000	$(36,571,000)	$6,265,000
Issuance of Series B preferred stock for cash	−	−	47,248		4,725,000	−		−	−	−	−	−	4,725,000
Series B preferred stock transferred to equity	−	−	10,500		1,050,000	−		−	−	−	−	−	1,050,000
Shares issued for the acquisition	−	−	−		−	8,318		832,000	8,682,364,578	−	(927,000)	−	(95,000)
Beneficial conversion feature of series B convertible preferred stock	−	−	−		−	−		−	−	−	5,775,000	−	5,775,000
Deemed dividend on series B convertible preferred stock	−	−	−		−	−		−	−	−	−	(5,775,000)	(5,775,000)
Warrants issued to Parent	−	−	−		−	−		−	−	−	885,000	−	885,000
Assets Retained by Parent											(597,000)		(597,000)
Net loss	−	−	−		−	−		−	−	−	-	(1,521,000)	(1,521,000)
Balance, March 31, 2021	5,000,000	$5,000	57,748		$5,775,000	8,318		$832,000	158,244,931,162	$1,000	$47,966,000	$(43,867,000)	$10,712,000

	Preferred Stock Series A		Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	5,000,000	$5,000	149,562,566,584	$1,000	$26,837,000	$(21,065,000)	$5,778,000
Net transfer from Parent	−	−	−	−	2,179,000	−	2,179,000
Net loss	−	−	−	−	−	(2,262,000)	(2,262,000)
Balance, March 31, 2020	5,000,000	$5,000	149,562,566,584	$1,000	$29,016,000	$(23,327,000)	$5,695,000

See accompanying notes to these Unaudited Condensed Consolidated Financial Statements.

F-28

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31,

	2021	2020
Cash Flows from Operating Activities
Net loss	$(1,521,000)	$(2,262,000)
Adjustments to reconcile net loss to net cash used in operating activities
Allocations of corporate overhead	-	1,264,000
Provision for bad debts	68,000	79,000
Amortization of intangibles	142,000	123,000
Depreciation expense	-	1,000
Loss on marketable securities	-	43,000
Changes in operating assets and liabilities
Accounts receivable	99,000	390,000
Prepaid expenses	(75,000)	(59,000)
Accounts payable and accrued expenses	238,000	(473,000)
Other current liabilities	(139,000)	1,000
Net Cash Used in Operating Activities	(1,188,000)	(893,000)

Cash Flows from Investing Activities
Net cash received from acquisition	955,000	-
Purchase of software	-	(149,000)
Net Cash Provided by (Used in) Investing Activities	955,000	(149,000)

Cash Flows from Financing Activities
Proceeds from issuance of series B preferred stock	4,725,000	-
Intercompany Due To (From) SRAX, Inc.	357,000	1,045,000
Net Cash Provided by Financing Activities	5,082,000	1,045,000

Net increase in Cash	4,849,000	3,000
Cash, Beginning of Period	1,000	1,000
Cash, End of Period	$4,850,000	$4,000

Supplemental schedule of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental schedule of noncash investing and financing activities
Deemed dividend on series B convertible preferred stock	$5,775,000	$-
Fair value of warrants issued to SRAX, Inc. debenture holders	$885,000	$-
Assets Retained by Parent	$597,000
Shares issued for the acquisition	$832,000	$-

See accompanying notes to these Unaudited Condensed Consolidated Financial Statements.

F-29

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2021

NOTE 1 – The Company and Basis Of Presentation

The Company

Force Protection Video Equipment Corp., (“Company”) was incorporated on March 11, 2011, under the laws of the State of Florida. On February 4, 2021, the Company entered into a Share Exchange Agreement with SRAX, Inc. (“SRAX”). Pursuant to the Share Exchange Agreement, the Company acquired all of the outstanding capital stock of BIG Token, Inc. (“BIGtoken”) a wholly owned subsidiary and an operating segment of SRAX. See Note 2 – Acquisition for further information.

BIGtoken is a data technology company offering tools and services to identify and reach consumers for the purpose of marketing and advertising communication. BIGtoken is located in Westlake Village, California. BIGtoken’s technologies assist its clients in: (i) identifying their core consumers and such consumers’ characteristics across various channels in order to discover new and measurable opportunities to maximize profits associated with advertising campaigns and (ii) gaining insight into the activities of their customers. BIGtoken derives its revenues from the sale of proprietary consumer data and sales of digital advertising campaigns.

Reporting Entity Presentation

The balance sheet as of December 31, 2020 and the condensed consolidated statement of operations for the three months ended March 31, 2020 have been derived and carved out from the consolidated financial statements and accounting records of SRAX as if BIGtoken had operated on a standalone basis within the periods presented. In connection with the Share Exchange, certain assets and liabilities presented have been transferred to FPVD at carry-over (historical cost) basis. Balances contributed by SRAX on or before the completion of the Share Exchange were based on the master separation agreement between the Company and SRAX and related documents governing the contribution. SRAX’s initial net assets contributed were approximately $6,000,000 excluding accounts receivable of approximately $600,000 as of February 1, 2021. The net adjustment to the Company’s historical records was reflected as a net investment from parent. Following the completion of the Share Exchange, the condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All periods presented have been accounted for in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements and notes thereto are unaudited. The interim Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in the Company’s annual financial statements have been condensed or omitted. The December 31, 2020 Condensed Consolidated Balance Sheet data was derived from the Company’s audited condensed consolidated financial statements but does not include all disclosures required by GAAP. These interim unaudited condensed consolidated financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim three-month periods ended March 31, 2021 and 2020. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or for any future period.

These Unaudited Condensed Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 2020, included in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021.

F-30

Liquidity and Going Concern

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its goods and services to achieved profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis.

These factors create substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the Unaudited Condensed Consolidated Financial Statements are issued. The Unaudited Condensed Consolidated Financial Statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the Unaudited Condensed Consolidated Financial Statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

In making this assessment the Company performed a comprehensive analysis of its current circumstances including: its financial position as of March 31, 2021, its cash flow and cash usage forecasts for the period covering one-year from the issuance date of these Unaudited Condensed Consolidated Financial Statements and its current capital structure.

The Company anticipate raising additional capital through the private and public sales of its equity or debt securities, or a combination thereof. Although management believes that such capital sources will be available, there can be no assurance that financing will be available to the Company when needed in order to allow us to continue our operations, or if available, on terms acceptable to the Company. In the event the Company is not able to raise additional capital, its operations may be materially impacted, and the Company will need to curtail operations.

Covid-19

The ultimate impact of the COVID-19 pandemic on the operations of the Company continues to be unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments or the Company may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may have a material impact on the Company’s business, financial condition and results of operations.

The management of the Company continue to monitor the business environment for any significant changes that could impact their respective operations. The Company have taken proactive steps to manage costs and discretionary spending, such as remote working and reducing facility related expenses.

Net Loss per Share

We use Accounting Standards Codification (“ASC”) 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. We compute basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Reclassification of Prior Year Presentation

Certain prior year accounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Recent Accounting Pronouncements

Changes to accounting principles are established by the Financial Accounting Standards Board’s (“FASB”) in the form of Accounting Standards Update (“ASU”) to the FASB’s Codification. We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

In May 2021, the FASB issued ASU 2021-04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The FASB is issuing this Update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. ASU 2021-04 is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. We are currently evaluating the impact of this guidance.

NOTE 2 – Acquisition

On February 4, 2021 (“Acquisition Date”), the Company completed a series of transaction as provided for in the share exchange agreement (“Exchange Agreement”) with SRAX (“Reverse Merger”). Pursuant to the Exchange Agreement, SRAX exchanged 100% of the issued and outstanding shares of BIGtoken for 149,562,566,584 shares of the Company’s common stock and 5,000,000 shares of the Company’s series A preferred stock. The transaction has been accounted for as a reverse merger / reverse capitalization wherein the Company is the legal acquirer, but BIGtoken is the accounting acquirer. As such, for reporting purpose, as of December 31, 2020, the Company’s total shares outstanding were restated to reflect the 149,562,566,584 shares of common stock and 5,000,000 shares of series A preferred stock.

F-31

On the Acquisition date, the assets, liabilities, and net book value of FPVD were as follows:

Assets
Cash	$955,000

Liabilities

Series B preferred stock	$1,050,000

Net book value

Series C preferred stock	832,000
Paid in capital	(927,000)
Net book value	$(95,000)

The Company was authorized to issue up to 20,000,000 shares of series A preferred stock (“Series A Preferred”), $0.0001 par value, which was redeemable at the option of the holder, with no fixed redemption date. As of the Acquisition Date there were 5,000,000 shares issued and outstanding, all of which were owned by SRAX as the result of the merger.

The Company was authorized to issue up to 8,318 shares of series C preferred stock (“Series C Preferred”) with a stated value of $100. The Series C Preferred are convertible into 1,546,576 shares of common stock for each share of Series C Preferred or an aggregate of 12,864,419,313 shares of common stock. As of the Acquisition Date and March 31, 2021 there were 8,318 shares issued and outstanding.

The Company was authorized to issue up to 1,000,000,000,000 shares of common stock with a $0.00000001 par value. As of the acquisition date and March 31, 2021 there were 158,244,931,162 issued and outstanding.

NOTE 3 – Other Current Liabilities

BIGtoken Point liability

In 2019, BIGtoken launched the BIGtoken consumer data management platform, where registered users are rewarded for undertaking actions and sharing data within the platform. The business is currently based on a platform of registered users, developed as a direct-to-consumer data marketplace where users are paid for their data.

During the year ended December 31, 2019 BIGtoken instituted a policy that allows BIGtoken users to redeem outstanding BIGtoken points for cash if their account and point balances meet certain criteria. As of March 31, 2021 and December 31, 2020, BIGtoken has estimated the future liability for point redemptions to be $313,000 and $452,000, respectively. BIGtoken considered the total number of points outstanding, the conversion rate in which points are redeemable for cash, and each user’s redemption eligibility.

BIGtoken utilizes an account scoring system that evaluates a number of factors in determining an account’s redemption eligibility. These factors include an evaluation of the following: the infrastructure utilized by the user when engaging with BIGtoken’s systems, the user’s geographical associations, consistency, and verifiability of the user’s data.

NOTE 4 – Stockholders’ Equity

Series B Preferred Stock

On March 12, 2021 (“Closing Date’), the Company entered into a Securities Purchase Agreements (“SPA”) and Registration Rights Agreements (“RRA”) with accredited investors pursuant to which investors purchased 47,248 shares of Series B preferred Stock (“Series B Stock”) for an aggregate of $4,725,000 or $100 per share (the “Offering”). The Company had previously closed on 10,500 shares of Series B Preferred stock or $1,050,000 in October of 2020. As a result, on March 12, 2021, there were 57,748 shares of Series B Stock outstanding.

F-32

Pursuant to the terms of the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (“COD”), (i) each share of Series B Stock has a stated value of $100, (ii) the Series B Stock accrues a 5% dividend beginning one year after the original issue date and thereafter on a quarterly basis, (iii) the Series B Stock has no voting rights, except as required by law, and (iv) the Series B Stock has no liquidation preference over the Company’s Common Stock. Additionally, the Series B Stock converts into Common Stock (i) at the election of the holder at any time at a price equal to $15,000,000 divided by the fully diluted outstanding securities of the Company at the time of conversion (“Standard Conversion Price”) or (ii) automatically upon the completion of an offering of $5,000,000 or more (“Qualified Offering”) at the lower of (a) the Standard Conversion Price or (b) eighty percent (80%) of the lowest per share purchase price of Common Stock in such Qualified Offering (“Qualified Offering Conversion Price”).

As a result of being oversubscribed, the Offering met the conditions of a Qualified Financing and as a result the Company issued a total of 67,371,841,498 shares of the Company’s common stock upon automatic conversion of the Series B Stock. The Company calculated the value of the beneficial conversion feature as $5,775,000 which was fully amortized and recorded as a deemed dividend. In accordance with ASC 480 – Distinguish Liabilities from Equity, the Series B Stock would be classified as equity on the Closing Date, because they are convertible into a fixed number of shares at a fixed dollar amount. On the Closing Date both the 57,748 and 10,500 shares of series B preferred stock were classified as equity. As of March 31, 2021, none of the Series B Preferred Stock had been converted into common Stock.

Common Stock Warrants

As part of SRAX’s convertible debenture offering in June 2020, SRAX negotiated the ability to release the BIGtoken business as collateral for the repayment of the debentures. As consideration for the release, SRAX agreed to require the Company to issue warrants in the new entity. The warrants were to represent 13% of the new entity’s issued and outstanding shares on a fully diluted basis upon closing. As disclosed in Note 2– Acquisition, SRAX entered into an agreement to merge BIGtoken with the Company on February 4, 2021, which required the issuance of 25,568,064,465 warrants. Based on a valuation from an independent third-party, the fair-market value of the warrants required to be issued was determined to be $885,000 based on implied 3-year volatility of 92.30%, a risk-free equivalent yield of 18% and stock price of $0.00006552.

NOTE 5 – Subsequent Events

Series B preferred shares issuance

On April 12, 2021, the Company closed on an additional issuance of 850 shares of Series B Preferred for an aggregate of $85,000 or $100 per share.

Amendment of Articles of Incorporation

Effective April 15, 2021, the Company further amended its articles of incorporation to reduce the par value of the Company’s common stock from $0.0001 to $0.00000001 per share. As, such the par value of common stock as of December 31, 2020 and 2019 were restated to reflect the new par value.

Series B preferred shares conversion

On May 11, 2021, 48,098 shares of the Company series B preferred stock were converted into 68,583,866,100 shares of Common stock, which does not include the conversion of the 10,500 shares of Series B Preferred acquired in the Company acquisition, with conversion price of $0.0000007013.

FPVD CEO Termination

On May 15, 2021, the employment of the Company’s CEO was terminated. As a result of the termination, (i) all previously issued stock-based equity awards have been cancelled   and (ii) and no further compensation is due and payable to the CEO.

F-33

FORCE PROTECTION VIDEO EQUIPMENT CORP.

242,280,263,789

Shares of Common Stock

Prospectus

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than placement agent fees. All expenses incurred will be paid by the Company. All of the amounts shown are estimates other than the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$112,339.62
Legal fees and expenses	$75,000
Accounting fees and expenses	$15,000
Printing and engraving expenses	$1,000
Transfer agent’s fees	$500
Miscellaneous fees and expenses	$1,000
Total	$204,839.62

Item 14. Indemnification of Directors and Officers.

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

As a general policy, the Company anticipates entering into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our charter documents and Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission’s position is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act and the rules promulgated thereunder.

●	During the three months ended January 31, 2018, the Company issued 1) 34,802,500 shares of Common Stock to RDW Capital, LLC upon the conversion of debt totaling $56,529; and 2) 100,000 shares in exchange for services valued at $600.

●	During the six months ended October 31, 2018, the Company issued 570,451,868 shares of Common Stock pursuant to convertible note conversions of debt totaling $110,710.

●	During the nine months ended January 31, 2019, the Company issued 646,768,535 shares of Common Stock pursuant to convertible note conversions of debt totaling $115,290.

●	During the three months ended July 31, 2020, the Company sold $36,050 in 8%, convertible notes, under similar terms as its previous convertible note financings; and an additional $66,859 was sold during August and September 2020.

●	During the six months ended October 31, 2020, the Company sold $126,729 in 8%, convertible notes.

●	On October 22, 2020, the Company sold 10,500 shares of Series B Preferred Stock, with each share having a stated value of $100 for gross proceeds of $1,050,000. The Series B Preferred Stock is convertible into Common Stock at any time by the holder at conversion prices subject to certain adjustments as more fully described in the Company’s Designation of Preferences Rights and Limitations of Series B Preferred Stock. As of the date hereof, the Series B Preferred Shares are convertible into an aggregate of 13,636,906,500 shares of Common Stock.

II-1

●	At the closing of the Share Exchange, we issued (i) 841,184,289 shares of Common Stock to Paul Feldman, our former CEO, (ii) 149,562,566,584 shares of Common Stock to SRAX, (iii) 7,000,000,000 shares of unrestricted Common Stock to RedDiamond, (iv) 8,318 shares of Series C Preferred Stock convertible into approximately 12,864,419,313 shares of Common Stock to RedDiamond, and (v) FPVD Warrants to purchase 25,568,064,453 shares of Common Stock at an exercise price per share of $0.00005844216 per share.

●	On March 12, 2021, we closed on the private placement of 47,248.27 shares of Series B preferred Stock for an aggregate of $4,724,827 or $100 per share. The shares of Series B Preferred Stock issued hereunder have all been converted into Common Stock.

●	On April 12, 2021, we closed on an additional the private placement of 850 shares of Series B preferred Stock for an aggregate of $85,000 or $100 per share. The shares of Series B Preferred Stock issued hereunder have all been converted into Common Stock.

Item 16. Exhibits.

See Exhibit Index beginning on page II-5 of this registration statement.

Item 17. Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

II-2

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 3, 2021.

Signature	Title	Date

/S/ CHRISTOPHER MIGLINO	Principal Executive Officer and Director	August 3, 2021
Christopher Miglino	(Principal Executive Officer)

*	Chief Financial Officer	August 3, 2021
Michael Malone	(Principal Financial and Accounting Officer)

*	Chief Revenue Officer	August 3, 2021
George Stella

*	Director	August 3, 2021
Daina Middleton

*	Director	August 3, 2021
Yin Woon Rani

* /s/ Christopher Miglino
Attorney – in - Fact

II-4

INDEX TO EXHIBITS

		Filed/	Incorporated by Reference
Exhibit		Furnished		Exhibit		Filing
No.	Description	Herewith	Form	No.	File No.	Date

3.01(i)	Amendment to Articles of Incorporation effective January 25, 2021		8-K	3.02(i)	000-55519	2/16/21
3.02(i)	Articles of Amendment to Articles of Incorporation (Rights and Limitations Regarding Series C Preferred Stock		8-K	3.01(1)	000-55519	2/16/21
3.03(i)	Certificate of Designation of Series B Preferred Stock		8-K	3.01(i)	000-55519	3/19/21
3.04(ii)	Bylaws		8-K	3.01(ii)	000-555191	7/27/21
3.05(i)	Amendment to Articles of Incorporation effective April 15, 2021		8-K	3.01(i)	000-55519	4/21/21
4.01	Form of FPVD Warrant issued to SRAX Debenture holders		8-K	4.01	000-55519	2/16/21
4.02	Form of Series B Preferred Stock Certificate		8-K	4.01	000-55519	3/19/21
4.03**	2021 Equity Incentive Plan		10-K	4.03	000-55519	4/30/21
4.04**	Form of Option Grant from 2021 Equity Incentive Plan		10-K	4.04	000-55519	4/30/21
4.05**	Form of Restricted Stock Grant from 2021 Equity Incentive Plan		10-K	4.05	000-55519	4/30/21
4.06**	Form of Restricted Stock Unit Agreement from 2021 Equity Incentive Plan		10-K	4.06	000-55519	4/30/21
5.01	Opinion of Silvestre Law Group, P.C.	*
10.01	Share Exchange Agreement dated September 30, 2020		8-K	10.1	000-55519	10/5/20
10.02	Form of Amendment to Share Exchange Agreement dated January 27, 2021		8-K	10.01	000-55519	2/16/21
10.03	Form of Transition Services Agreement dated January 27, 2021		8-K	10.02	000-55519	2/16/21
10.04	Form of Master Separation Agreement dated January 27, 2021		8-K	10.03	000-55519	2/16/21
10.05	Form of Debt Exchange Agreement with RedDiamond Partners, LLC		8-K	10.05	000-55519	2/16/21
10.06**	Form of Lou Kerner Employment Agreement		8-K	10.06	000-55519	2/16/21
10.07	Form of Confidential Information and Invention Assignment Agreement		8-K	10.07	000-55519	2/16/21
10.08	Form of Indemnification Agreement		8-K	10.08	000-55519	2/16/21
10.09	Form of Registration Rights Agreement with SRAX, Inc.		8-K	10.09	000-55519	2/16/21
10.11	Form of Securities Purchase Agreement for Series B Preferred Stock		8-K	10.021	000-55519	3/19/21
10.12	Registration Rights Agreement with Series B Investors		8-K	10.02	000-55519	3/19/21
14.01	Code of Ethics and Business Conduct		10-K	14.01	000-55519	4/30/21
16.01	Assurance Dimension’s Letter		8-K	16.1	000-55519	2/16/21
21.01	Subsidiaries of Registrant		8-K	21.01	000-55519	2/16/21
23.01	Consent of Independent Registered Certified Public Accountant	*
23.02	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this Registration Statement)	*
101.INS	XBRL Instance Document	*
101.SCH	XBRL Taxonomy Extension Schema	*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase	*
101.DEF	XBRL Taxonomy Extension Definition Linkbase	*
101.LAB	XBRL Taxonomy Extension Label Linkbase	*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase	*

* Filed herein

** Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

II-5